UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Accenture Ltd
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Joe W. Forehand
Chairman & CEO

June 4, 2002

Dear Fellow Shareholder:

The board of directors of Accenture Ltd is pleased to announce that the 2002 Annual General Meeting of Shareholders (the “Annual Meeting”) will be held at 10:00 a.m., local time, on July 11, 2002 at The Fairmont Hamilton Princess Hotel, 76 Pitt’s Bay Road, Pembroke HM 08, Bermuda.

At this year’s meeting you will vote on the appointment of five directors, the re-appointment of four additional directors and the appointment of KPMG LLP as our independent auditors. The audited, consolidated financial statements of Accenture Ltd and its subsidiaries for the fiscal year ended August 31, 2001 will be received at the Annual Meeting.

We have included with this letter a Notice of the Annual Meeting and a proxy statement that describes the meeting and the items being voted upon at the meeting. In addition, we have included additional information about our business, including our financial statements and other information.

Your vote is very important to us. Please let us know whether you plan to attend the Annual Meeting by marking the appropriate box on your proxy card. If you do not plan to attend the meeting, we encourage you to read the enclosed proxy statement and submit your completed proxy prior to the Annual Meeting so that your shares will be represented and voted. You may submit your proxy either by returning the enclosed proxy card or by submitting your proxy over the telephone or the Internet. If you plan to attend the Annual Meeting, you can submit your proxy before the meeting and still vote in person at the meeting.

We are pleased to offer our shareholders the opportunity to receive shareholder communications electronically. You can find more information on receiving these communications electronically in the “Electronic Delivery of Shareholder Communications” section on page 19 of the proxy statement. By choosing to receive these materials electronically, you help support us in controlling our printing and postage costs, and we hope that you find this service convenient and useful.

You will be able to access a written transcript of the Annual Meeting on our website at www.accenture.com, which will be posted shortly after the meeting.

Thank you for your continued support.

JOE W. FOREHAND
Chairman & CEO

____________

NOTICE OF 2002 ANNUAL GENERAL MEETING OF SHAREHOLDERS

____________

The 2002 Annual General Meeting of Shareholders of Accenture Ltd will be held at The Fairmont Hamilton Princess Hotel, 76 Pitt’s Bay Road, Pembroke HM 08, Bermuda, on July 11, 2002 at 10:00 a.m., local time, for the following purposes:

To receive the report of our independent auditors and the financial statements for our fiscal year ended August 31, 2001, and to vote upon the following items:

1.
to appoint Joe W. Forehand, Joel P. Friedman, Blythe J. McGarvie, Sir Mark Moody-Stuart and Masakatsu Mori as Class I directors for terms expiring at the 2005 Annual General Meeting of Shareholders; and to re-appoint Steven A. Ballmer and Dina Dublon as Class II directors for terms expiring at the 2003 Annual General Meeting of Shareholders and Robert I. Lipp and Wulf von Schimmelmann as Class III directors for terms expiring at the 2004 Annual General Meeting of Shareholders;

2.
to appoint KPMG LLP as independent auditors of Accenture Ltd for a term expiring at the 2003 Annual General Meeting of Shareholders and to authorize the board of directors to determine their remuneration; and

3.	to transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

The board of directors has set May 24, 2002 as the record date for the Annual Meeting. This means that only those persons who were registered holders of Accenture Ltd’s Class A common shares and Class X common shares at the close of business on that date will be entitled to receive notice of the meeting and to attend and vote at the meeting.

By order of the board of directors,

DOUGLAS G. SCRIVNER
General Counsel and Secretary

June 4, 2002

PLEASE SUBMIT A COMPLETED PROXY BY MARKING, SIGNING, DATING AND RETURNING YOUR PROXY IN THE ENCLOSED ENVELOPE OR BY SUBMITTING YOUR PROXY BY TELEPHONE OR THE INTERNET

i

PROXY STATEMENT

GENERAL INFORMATION

The board of directors of Accenture Ltd (“Accenture”) is soliciting your proxy for use at the 2002 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held on July 11, 2002. These proxy materials are being sent to shareholders beginning on or about June 7, 2002. Accenture maintains a registered office in Bermuda at Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda. Accenture’s telephone number is +1  441  296  8262. We also have major offices in the world’s leading business centers, including New York, Chicago, Dallas, Los Angeles, San Francisco, London, Frankfurt, Madrid, Milan, Paris, Sydney and Tokyo. You may visit us at our website located at www.accenture.com. Information contained on our website is not a part of this proxy statement.

Date, Time and Place

We will hold the Annual Meeting at The Fairmont Hamilton Princess Hotel, 76 Pitt’s Bay Road, Pembroke HM 08, Bermuda, on July 11, 2002, at 10:00 a.m., local time, subject to any adjournments or postponements.

Who Can Vote; Votes Per Share

All persons who are registered holders of Accenture’s Class A common shares or Class X common shares at the close of business on May 24, 2002 are shareholders of record for the purposes of the Annual Meeting and will be entitled to vote at the Annual Meeting. As of the close of business on that date there were outstanding 419,048,200 Class A common shares, held by 1,222 shareholders of record, and 527,973,399 Class X common shares, held by 1,468 shareholders of record. These shareholders of record will be entitled to one vote per Class A common share and one vote per Class X common share on all matters submitted to a vote of shareholders, so long as those votes are represented at the Annual Meeting in person or by proxy. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a proxy.

How to Vote; Submitting Your Proxy

If you are identified on Accenture’s shareholder register as a shareholder of record, you may vote your shares either by voting in person at the Annual Meeting or by submitting a completed proxy. By completing and submitting the enclosed proxy, you are legally designating another person to vote your shares. The enclosed proxy designates Joe W. Forehand, Harry L. You and Douglas G. Scrivner to vote your shares in accordance with the votes you have indicated on the proxy.

If your shares are held not in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then the nominee will be entitled to vote your shares. If you hold shares in street name, then your name will not appear in Accenture’s register of shareholders. In order to be admitted to the Annual Meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Even if you attend the Annual Meeting, you will not be able to vote the shares that you hold in street name. Rather, you should instruct your nominee how to vote those shares on your behalf.

If you appoint Joe W. Forehand, Harry L. You and Douglas G. Scrivner as your proxies but do not indicate how your shares are to be voted, your shares will be voted by these individuals in accordance with the Board of Directors’ recommendations, which are contained in this proxy statement. In addition, if any matters other than the proposals contained in this proxy statement are properly brought up at the Annual Meeting, Joe W. Forehand, Harry L. You or Douglas G. Scrivner, as your designated proxies, will have the discretionary authority to vote your shares on those matters in accordance with their discretion and judgment. The Board of Directors currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this proxy statement.

You may submit your proxy by mailing the enclosed proxy card or by telephone at the number set forth on the enclosed proxy card or via the Internet at www.proxyvote.com. In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive your mailed proxy by 5:00 p.m., Eastern Daylight Time, on July 10, 2002. If you submit your proxy by telephone or via the Internet, then you may submit your voting instructions up until 11:59 p.m., Eastern Daylight Time, on July 10, 2002.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting, either by (1) sending a written notice, which must be received by one hour prior to the beginning of the Annual Meeting on July 11, 2002, to our Secretary at the address of our registered office in Bermuda; (2) signing, dating and submitting a new and different proxy card, which we must receive by 5:00 p.m., Eastern Daylight Time, on July 10, 2002; or (3) voting your shares in person at the meeting. Attending the Annual Meeting alone will not revoke your proxy.

Proxy Solicitation

We will bear the costs of soliciting proxies from the holders of our Class A common shares and Class X common shares. We are initially soliciting these proxies by mail and e-mail, but our directors, officers and selected other Accenture employees also may solicit proxies by personal interview, telephone or e-mail. These persons who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. A representative of ADP-ICS has agreed to act as our Inspector of Election at the Annual Meeting and to assist us in tabulating the proxies.

Quorum and Voting Requirements

In order to establish a quorum at the Annual Meeting, there must be at least two shareholders represented at the meeting, either in person or by proxy, who have the right to attend and vote at the meeting, and who hold shares representing more than 50 percent of the votes that may be cast by all shareholders of record. For purposes of determining a quorum, abstentions and broker “non-votes” are counted as represented. A “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

In order to be approved, each proposal being considered requires the affirmative vote of a majority of the votes cast. Abstentions and broker “non-votes” will not affect the voting results.

2001 Audited Financial Statements

At the Annual Meeting, we will present the audited consolidated financial statements for our fiscal year ended August 31, 2001. Copies of these financial statements and other financial information are attached to this proxy statement in Annex A. Annex A contains information about Accenture derived from Accenture’s prior filings with the Securities and Exchange Commission.

Voting Agreement; Preliminary Vote

Accenture and each of our partners who owns Accenture Class A common shares or Class X common shares have entered into a voting agreement, and each person who becomes a partner will be required to enter into the voting agreement. Those persons who are parties to the voting agreement, other than Accenture, are referred to as “covered persons.” The shares covered by the voting agreement generally include (1) any Accenture Class X common shares that are held by a partner, (2) any Accenture Class A common shares beneficially owned by a partner at the time in question and also as of or prior to the initial public offering of the Accenture Class A common shares and (3) any Accenture Class A common shares if they are received from us while our employee, a partner or in connection with becoming a partner or otherwise acquired if the acquisition is required by us. We refer to the shares covered by the voting agreement as “covered shares.” Under the voting agreement, prior to any vote to be submitted to the shareholders of Accenture, the covered persons who are employees of Accenture will take a separate, preliminary vote on the matter to be voted on. When the vote is submitted to the shareholders, all of the covered shares will be voted in the shareholder vote in accordance with the majority of the votes cast in the preliminary vote. The vote will be made by the persons designated under the voting agreement as the partners representatives, who also were designated as the proxies for all of the covered persons. For a shareholder vote concerning the appointment of directors, all of the covered shares will be voted to elect the person receiving the highest number of votes cast in the preliminary vote. See “Certain Transactions and Relationships—Voting Agreement” in Annex B for a description of the voting agreement.

At the Annual Meeting, an aggregate of 185,467,378 Class A common shares and an aggregate of 494,100,869 Class X common shares, or approximately 71.8% of all of the shares entitled to vote at the Annual Meeting, will be voted in accordance with the preliminary vote. The preliminary vote will be concluded on or about June 28, 2002.

We use the term “partner” to refer to the partners and shareholders of the series of related partnerships and corporations through which Accenture operated its business prior to its transition to a corporate structure. These individuals became executive employees of Accenture following its transition to a corporate structure but retain the “partner” title. Where the context permits, the term also refers to Accenture’s employees and others who have been or are in the future named as “partners” in this executive sense.

PROPOSAL NO. 1—APPOINTMENT OF DIRECTORS

Accenture’s board of directors (the “Board”) currently has 14 members who are classified into three classes. At each Annual General Meeting of Shareholders, one class of Board membership expires, and the shareholders vote at that meeting to appoint the new directors for that expiring class to hold office for a three-year term.

Class I Directors

At this year’s Annual Meeting, all of the Class I directorships expire. The Board is nominating five individuals for appointment as Class I directors, each for a term expiring at the 2005 Annual General Meeting of Shareholders. All of the nominated individuals are current Board members:

Joe W. Forehand

Joel P. Friedman

Blythe J. McGarvie

Sir Mark Moody-Stuart

Masakatsu Mori

Accenture and each of our partners have entered into a partner matters agreement that establishes procedures for the continued involvement of our partners in the governance of Accenture. The partner matters agreement sets forth, among other things, a procedure by which the partners will select certain nominees who will be recommended by the Board for appointment as directors. The Class I director nominees who were selected pursuant to these procedures are Joel P. Friedman and Masakatsu Mori.

Re-appointment of Current Directors

Since the initial public offering of our Class A common shares in July 2001, the Board has appointed six additional individuals to serve as directors on the Board. Two of these individuals, Blythe J. McGarvie and Sir Mark Moody-Stuart, were appointed as Class I directors. Accenture’s bye-laws require that directors appointed by the Board hold office only until the next annual general meeting of shareholders. The Board is therefore recommending the other four individuals for re-appointment by Accenture’s shareholders, to serve out the remainder of their terms as Class II and Class III directors.

Two of these individuals are being recommended for re-appointment as Class II directors, each for a term expiring at the 2003 Annual General Meeting of Shareholders. These individuals are:

Steven A. Ballmer

Dina Dublon

The other two individuals are being recommended by the Board for re-appointment as Class III directors, each for a term expiring at the 2004 Annual General Meeting of Shareholders. These individuals are:

Robert I. Lipp

Wulf von Schimmelmann

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF THE NINE (9) NOMINEES.

If you submit the enclosed proxy designating Joe W. Forehand, Harry L. You and Douglas G. Scrivner as your proxies but you do not indicate how your shares should be voted, then your shares will be voted in favor of the appointment of all of the nominees. If any nominee is unwilling or unable to serve as a director, then the Board will propose another person in place of that original nominee, and the individuals designated as your proxies will vote to appoint that proposed person, unless the Board decides to reduce the number of directors constituting the full Board. It is currently anticipated that all of the nominees are willing and able to serve as directors.

Director Biographies

Set forth below are the biographies of our directors and director nominees.

Class I Director Nominees

Joe W. Forehand 54 years old Chairman of the Board Nominee for Class I Director
Joe W. Forehand has been Chairman of the Board since February 2001 and has been our Chief Executive Officer since November 1999. He currently serves as Chairman of our Management Committee, our Executive Committee and our Global Leadership Council. From June 1998 to November 1999, Mr. Forehand was responsible for our Communications & High Tech operating group. From September 1997 to June 1998, he was responsible for our Products operating group. From September 1994 to September 1997, Mr. Forehand was responsible for our Products group in the Americas.

Joel P. Friedman 54 years old Member, Nominating Committee Nominee for Class I Director
Joel P. Friedman has been a director since June 2001, Managing General Partner—Accenture Technology Ventures since March 2002 and Managing General Partner—Accenture Technology Ventures, Americas since May 2001. Mr. Friedman currently serves as a director on the board of Calico Commerce Inc., a publicly traded Accenture portfolio company. From 1997 to 2000, he was responsible for our Banking industry group globally.

Blythe J. McGarvie 45 years old Chair, Audit Committee Nominee for Class I Director
Blythe J. McGarvie has been a director since October 2001. She is executive vice president and chief financial officer of BIC Group, one of the world’s leading manufacturers of writing instruments, correction fluids, disposable lighters and shavers. The company also manufactures sailboards. Ms. McGarvie is also a member of the board of directors of The Pepsi Bottling Group, Inc. Prior to joining BIC, she was senior vice president and CFO of Hannaford Bros. Co., a supermarket retailer, for five years. She has also held senior financial positions at Sara Lee Corp. and Kraft General Foods.

Sir Mark Moody-Stuart 61 years old Chair, Compensation Committee Member, Nominating Committee Nominee for Class I Director
Sir Mark Moody-Stuart has been a director since October 2001. He is former chairman of The Shell Transport and Trading Company and chairman of the Committee of Managing Directors of the Royal Dutch/Shell Group of Companies. He was managing director of Shell Transport and a managing director of Royal Dutch/Shell Group, the world’s second-largest oil and gas enterprise, from 1991 to 2001. Mr. Moody-Stuart is a director of HSBC Holdings PLC and of Shell Transport & Trading PLC.

Masakatsu Mori 55 years old Member, Nominating Committee Nominee for Class I Director	Masakatsu Mori has been a director since June 2001. He has been the Country Managing Director of our Japan practice since 1989.

Class II Director Nominees for Re-appointment

Steven A. Ballmer 46 years old Member, Nominating Committee Nominee for Class II Director
Steven A. Ballmer has been a director since October 2001. He is chief executive officer and a director of Microsoft Corp., the world’s leading manufacturer of software for personal and business computing. Since joining Microsoft in 1980, Mr. Ballmer has headed several Microsoft divisions, including operations, operating systems development, and sales and support. He was promoted to president in July 1998 and was named CEO in January 2000, assuming full management responsibility for the company.

Dina Dublon 48 years old Member, Compensation Committee Nominee for Class II Director
Dina Dublon has been a director since October 2001. She is executive vice president and chief financial officer of J.P. Morgan Chase & Co., a leading global financial services firm created by the merger of Chase Manhattan and J.P. Morgan & Co. Ms. Dublon is also a director and member of the compensation committee of the board of directors of The Hartford Financial Services Group, Inc. She spent most of her professional career with J.P. Morgan Chase & Co. and its predecessor merging firms, starting as a trader. Prior to being named CFO, she held numerous other positions, including senior vice president and corporate treasurer; managing director of the Financial Institutions Division; and senior vice president of corporate finance.

Class III Director Nominees for Re-appointment

Robert I. Lipp 64 years old Member, Audit Committee Lead Outside Director Nominee for Class III Director
Robert I. Lipp has been a director since October 2001. He is chairman and chief executive officer of Travelers Property Casualty Corp. Until December 2000 he was Vice Chairman and Member of the Office of the Chairman of Citigroup Inc., a leading global financial services company, and CEO of Citigroup’s Global Consumer Business. He joined Travelers Group in 1986 and held a number of senior positions there, including the CEO and chairman title from 1993 to 2000.

Wulf von Schimmelmann 55 years old Chair, Nominating Committee Member, Audit Committee Nominee for Class III Director
Wulf von Schimmelmann has been a director since October 2001. He is chief executive officer of Postbank, Germany’s largest independent retail bank and among the largest commercial banks in the German market. He is also a member of the board of directors of Deutsche Post World Net Group.

Other Current Directors

William D. Green 48 years old Class II Director Member, Compensation Committee
William D. Green has been a director since June 2001 and our Group Chief Executive—Communications & High Tech Operating Group since December 1999 and the Country Managing Director of our United States practice since August 2000. From September 1997 to December 1999, Mr. Green was responsible for our Resources operating group. From September 1996 to September 1997, he was responsible for our manufacturing group in the Americas.

Stephan A. James 55 years old Class II Director
Stephan A. James has been a director since February 2001 and our Chief Operating Officer since July 2000. From November 1999 to June 2000, he was responsible for our Resources operating group. From September 1996 to October 1999, Mr. James was responsible for our Financial Services operating group. From September 1994 to August 1996, he was responsible for our Financial Services group in the Americas.

Diego Visconti 52 years old Class II Director
Diego Visconti has been a director since June 2001. He has been responsible for our Communications & High Tech operating unit in Europe and Latin America since 1995. Mr. Visconti was the Country Managing Director of our Italy practice from 1997 until May 2002.

Karl-Heinz Flöther 49 years old Class III Director
Karl-Heinz Flöther has been a director since June 2001 and our Group Chief Executive—Financial Services Operating Group since December 1999. From June 1998 to February 2000, he was the Country Managing Partner of our Germany practice. From September 1997 to December 1999, he was responsible for our banking practice in continental Europe. From September 1996 to August 1997, Mr. Flöther was responsible for our practice services in Western Europe.

Jackson L. Wilson, Jr. 54 years old Class III Director
Jackson L. Wilson, Jr. has been a director and our Corporate Development Officer since February 2001. He was the Managing General Partner—Accenture Technology Ventures, our venture capital business, from November 1999 to March 2002. From June 1997 to November 1999, he was responsible for our operating groups. From June 1995 to June 1997, Mr. Wilson was responsible for industry markets strategies and market and technology solutions.

Board Meetings and Committees

The Board held one meeting from the closing of our initial public offering on July 24, 2001 through the end of our fiscal year on August 31, 2001 (“fiscal 2001”). None of the directors who served during fiscal 2001 attended less than 75 percent of the aggregate of all Board meetings and meetings of any Board committee on which he or she served during fiscal 2001, except for Diego Visconti, who was unable to attend the first Board meeting.

The Board maintains an Audit Committee, a Compensation Committee and a Nominating Committee. These committees are described in the following paragraphs.

Audit Committee

The Audit Committee consists of three of our outside directors. These individuals are Blythe J. McGarvie, who chairs the committee, Robert I. Lipp and Wulf von Schimmelmann. Each of these committee members meets the independence and experience requirements of the New York Stock Exchange. The Audit Committee was formed in October 2001 and did not hold any meetings during fiscal 2001. The Audit Committee did meet, however, in fiscal 2002 to review the fiscal 2001 financial statements. The Audit Committee’s primary duties and responsibilities are to:

•	review the performance of our independent accountants and make recommendations to the Board regarding the appointment or termination of our independent accountants;

•	oversee that management has maintained the reliability and integrity of our accounting policies and financial reporting and disclosure practices;

•	oversee that management has established and maintained procedures designed to support a functioning and adequate system of internal controls; and

•	oversee that management has established and maintained procedures designed to facilitate our compliance with applicable laws, regulations and corporate policy.

In fulfilling these purposes, the Audit Committee operates pursuant to an Audit Committee Charter which was adopted by the Board on November 27, 2001. A copy of the current charter is attached to this proxy statement as Annex C.

The Report of the Audit Committee for fiscal 2001 can be found on page 10.

Compensation Committee

The Compensation Committee consists of three of our directors. These individuals are Sir Mark Moody-Stuart, who chairs the committee, Dina Dublon and William D. Green. The Compensation Committee was formed in October 2001 and did not hold any meetings during fiscal 2001.

The Compensation Committee’s primary duties and responsibilities are to:

•	oversee our equity-based benefits plans;

•	review and approve salaries and other matters relating to the compensation of our executive officers, based in part on the recommendation of a committee of our partners; and

•	review and make recommendations to the full Board regarding Board compensation.

Because Accenture’s 2001 fiscal year ended on August 31, 2001, the Compensation Committee did not have these responsibilities during fiscal 2001. The Report of the Compensation Committee on Executive Compensation can be found on page 13.

Nominating Committee

The Nominating Committee consists of five of our directors. These individuals are Wolf von Schimmelmann, who chairs the committee, Steven A. Ballmer, Joel P. Friedman, Sir Mark Moody-Stuart and Masakatsu Mori. The Nominating Committee was formed in October 2001 and did not hold any meetings during fiscal 2001.

The Nominating Committee’s primary duties and responsibilities are to:

•	make recommendations to the Board regarding the size and composition of the Board;

•	work with a committee of our partners to discuss desired characteristics in prospective partner nominees for director positions on the Board;

•	establish procedures for nominating directors who are not affiliated with us;

•	recommend candidates for appointment to the Board; and

•	nominate officers for appointment by the Board.

The Nominating Committee has not adopted formal procedures for submissions of shareholder recommendations for nominees for Board membership. If you would like to recommend a nominee for Board membership, you can submit a written recommendation with the name and other pertinent information of the nominee to: Mr. Wulf von Schimmelmann, Chairman of the Nominating Committee, c/o Accenture, 1661 Page Mill Road, Palo Alto, California, 94304, USA, Attention: General Counsel and Secretary.

Report of the Audit Committee

Accenture became a public company following its initial public offering in July 2001. In May 2001, Accenture completed its transition from a partnership structure to a corporate structure following a vote of the partners in April 2001. The Audit Committee was constituted in October 2001 as required by NYSE listing requirements and held its first meeting in November 2001 in order to issue this report.

Accenture management is responsible for preparing and presenting Accenture’s financial statements, and Accenture’s independent auditors are responsible for performing an independent audit of these financial statements in accordance with generally accepted auditing standards. In connection with the preparation of the financial statements as of and for the year ended August 31, 2001, the Audit Committee performed the following tasks:

(1)	reviewed and discussed the audited financial statements with management;

(2)
discussed with the auditors the matters required to be discussed under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (as amended by Statement on Auditing Standards No. 90);

(3)
received the written disclosures and the letter from the auditors as required by Independence Standards Board Standard No. 1, and discussed with the auditors the independence of the auditors from management and from Accenture; and

(4)	considered the compatibility of non-audit services with the auditors’ independence.

Based upon these reviews and discussions, the Audit Committee recommended, and the Board approved, that Accenture’s audited financial statements be included in Accenture’s Annual Report on Form 10-K for the fiscal year ended August 31, 2001, for filing with the Securities and Exchange Commission.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to the issue of auditor independence. The members of the Audit Committee rely on the information provided to them and on the representations made by management and the independent auditors and do not independently verify this information. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine whether management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions in this report do not assure that the audit of Accenture’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PricewaterhouseCoopers LLP was in fact independent.

THE AUDIT COMMITTEE

Blythe J. McGarvie, Chair
Robert I. Lipp
Wulf von Schimmelmann

INDEPENDENT AUDITORS’ FEES AND OTHER MATTERS

Principal Accounting Firm Fees

The following table presents the fees for audit and other services by our former principal accounting firm, PricewaterhouseCoopers LLP, for fiscal 2001:

(Dollars in millions)	2001
Audit fees	$2.9
Financial information systems design and implementation fees	$—
All other fees
Audit-related fees(1)	$5.8
Other non-audit service fees(2)	$24.6

Total all other fees	$30.4

(1)	Audit-related fees consisted principally of audits of the financial statements as of and for the three years ended August 31, 2000, review of registration statements and the issuance of consents.
(2)	Includes fees for tax planning, compliance and other services primarily relating to our transition to a corporate structure.

Change In Independent Public Accountants

At the request of the Audit Committee, PricewaterhouseCoopers LLP resigned as our independent accountants effective as of November 27, 2001. We did not make this request due to concerns about the quality of PricewaterhouseCoopers’ work or due to any disagreements with PricewaterhouseCoopers. Rather, we requested PricewaterhouseCoopers’ resignation due to the continued competitive situation between our practice and PricewaterhouseCoopers’ consulting practice, which was not eliminated as we had expected. We engaged KPMG LLP as our independent accountants effective as of November 27, 2001.

The reports of PricewaterhouseCoopers on the financial statements for the past two fiscal years did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audit referred to above and through PricewaterhouseCoopers’ resignation, there were no: (1) disagreements between Accenture and PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused them to make reference to the subject matter of the disagreement or disagreements in their report on the financial statements for that fiscal year; or (2) reportable events involving PricewaterhouseCoopers that would have required disclosure under Item 304(a)(1)(v) of Regulation S-K.

PROPOSAL NO. 2—APPOINTMENT OF INDEPENDENT AUDITORS

Under Section 89 of the Companies Act 1981 of Bermuda, our shareholders have the authority to appoint Accenture’s independent auditors and to authorize the Board to determine the auditors’ remuneration. Upon the recommendation of the Audit Committee, the Board appointed KPMG LLP as the independent auditors to audit Accenture’s consolidated financial statements for the fiscal year ending August 31, 2002. The Board is asking our shareholders to approve the appointment of KPMG LLP as auditors to hold office until the 2003 Annual General Meeting of Shareholders and to approve the Board’s authority to determine the auditors’ remuneration.

Representatives of both KPMG LLP (our current independent auditors) and PricewaterhouseCoopers LLP (our former auditors) are expected to be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if they desire, and are expected to be available to respond to any questions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF KPMG LLP AND THE BOARD’S AUTHORITY TO DETERMINE KPMG LLP’S REMUNERATION.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Report of the Compensation Committee

Accenture became a public company following its initial public offering in July 2001. In preparation for the initial public offering, in May 2001 Accenture completed its transition from a partnership structure to a corporate structure. The Compensation Committee was constituted in October 2001 and accordingly had no role in the determination of compensation for fiscal 2001, which ended on August 31, 2001.

Prior to Accenture’s transition to a corporate structure, partner compensation, including for Accenture’s chief executive officer and other executive officers, was comprised of distributions of current earnings on a relative, or “unit,” basis. A partners’ income committee consisting of Accenture’s chief executive officer and more than 50 partners he appointed, reviewed evaluations and recommendations concerning the performance of partners to determine each partner’s relative level of compensation, or unit allocation. This determination was then submitted to all partners for approval.

Following Accenture’s transition to a corporate structure, Accenture’s partners, including the chief executive officer and other executive officers, continue to be compensated on a unit basis. Under the terms of an agreement among the partners, the partners’ income committee continues to determine unit allocation on an annual basis. The allocation is then submitted to the partners for approval. If approved, the unit allocation is submitted to the Compensation Committee as a recommendation with respect to the unit allocation among our executive officers and, unless Accenture’s board of directors determines otherwise, becomes binding with respect to the unit allocation among all partners other than Accenture’s executive officers (subject to the impact on overall unit allocation of determinations by the Compensation Committee of the unit allocation for the executive officers). The purpose and design of this structure is to recognize and reward those partners making the greatest relative contribution to Accenture’s performance. Partner contribution is assessed in the context of client and marketplace value creation, long-term Accenture strategic positioning, financial contributions and people development. Mr. Forehand’s unit allocation reflects the scope and impact of his role, with a particular emphasis on his ability to articulate and implement a strategic business model that achieves share owner value over time.

Since Accenture’s transition to a corporate structure, as part of its budgeting process, Accenture’s board of directors sets budgeted amounts for Accenture’s results and cash compensation to its partners, with each partner receiving his or her portion based on his or her unit allocation. Accenture pays a portion of the total budgeted compensation to partners as a fixed component of compensation and may pay the remainder of the budgeted amount, or more, as a bonus based on actual operating results compared to budgeted amounts. No such bonuses were paid in fiscal 2001.

Section 162(m) of the Internal Revenue Code of 1986 places a limit on the tax deduction for compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally the corporation’s chief executive officer and its next four most highly compensated executive officers in the year that the compensation is paid). Pursuant to a transition rule that applies to companies that become subject to section 162(m) by reason of becoming publicly held, such as Accenture, the deductibility of Accenture’s compensation payments is not currently subject to the limitations of section 162(m).

THE COMPENSATION COMMITTEE

Sir Mark Moody-Stuart, Chair
Dina Dublon
William D. Green

Summary Compensation Table

The following table sets forth, for fiscal 2000 and 2001, the compensation for such periods for our chief executive officer and for each of our four most highly compensated executive officers, other than the chief executive officer, serving as executive officers at the end of fiscal 2001. We refer to these five persons, collectively, as the “Named Executive Officers.”

	Annual Compensation				Long-Term Compensation Awards
	Year	Salary(1) ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Share Unit Award(s) ($)	Securities Underlying Options (#)	All Other Compensation ($)
Joe W. Forehand	2001	5,294,095	—	—	—	—	—
Chief Executive Officer and Chairman of the Board of Directors	2000	4,000,000	—	—	—	—	—
Jackson L. Wilson, Jr.	2001	4,395,697	—	—	—	—	—
Corporate Development Officer	2000	4,600,000	—	—	—	—	—
Stephan A. James	2001	4,476,101	—	—	—	—	—
Chief Operating Officer	2000	4,200,000	—	—	—	—	—
Michael G. McGrath	2001	4,309,092	—	—	—	—	—
Chief Risk Officer	2000	3,900,000	—	—	—	—	—
William D. Green	2001	3,317,096	—	—	—	—	—
Group Chief Executive—Communications & High Tech Operating Group	2000	3,500,000	—	—	—	—	—

(1)
Amounts in the table with respect to periods prior to the consummation of Accenture’s transition to a corporate structure on May 31, 2001 consist of distributions of partnership income, including realized gains on investments and return on capital at risk. These amounts are not comparable to executive compensation in the customary sense. With respect to periods subsequent to May 31, 2001, amounts in this table reflect the salary actually paid to the Named Executive Officers.

Compensation Committee Interlocks and Insider Participation

Our board of directors did not have a compensation committee during fiscal 2001. In fiscal 2001, each partner’s compensation, including the compensation of our executive officers, was determined based on his or her “unit” level. “Units” is an internal term we have used historically to quantify the relative level of participation our individual partners had in our income. At the beginning of fiscal 2001, a partners’ income committee consisting of our chief executive officer and more than 50 partners that he appointed, reviewed evaluations and recommendations concerning the performance of partners and determined relative levels of income participation, or unit allocation. Based on its review, the partners’ income committee prepared a partners’ income plan, which was then submitted to the partners for their approval.

Compensation of Outside Directors

Each director who is not an employee of Accenture or its subsidiaries receives the following compensation:

•	an initial, one-time grant of an option to purchase 25,000 Class A common shares upon appointment to the Board;

•	an annual retainer of $50,000, either in the form of cash, fully-vested restricted share units or a combination of cash and restricted share units; and

•	an annual grant of an option to purchase 10,000 Class A common shares.

Each option grant vests fully after one year (or sooner upon death, disability or involuntary termination or removal from the Board) and generally expires after 10 years. Robert I. Lipp receives an additional annual retainer of $75,000 for his service as Lead Outside Director (payable in cash, fully vested restricted share units or a combination of cash and restricted share units), and Steven A. Ballmer has elected not to receive director compensation.

PERFORMANCE GRAPH

The performance graph below shows the cumulative total shareholder return on the Class A common shares for the period starting on July 19, 2001, which was the initial trading date of the Class A common shares, to August 31, 2001, which was the end of fiscal 2001. This is compared with the cumulative total returns over the same period of the S&P 500 Index and a peer group index consisting of Cap Gemini SA, Computer Sciences Corporation, Electronic Data Systems Corporation, Hewlett-Packard Company, International Business Machines Corporation and KPMG Consulting, Inc. The graph assumes that on July 19, 2001, $100 was invested in our Class A common shares and $100 was invested in each of the other two indices, with dividends reinvested on the date of payment without payment of any commissions. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

*
The graph is based on an initial price per share of $14.50 for the Class A common shares, which was the initial public offering price on July 19, 2001. The last sale price on that date on the New York Stock Exchange was $15.17.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding the beneficial ownership of Accenture’s Class A common shares and Class X common shares on May 24, 2002 by: (1) each director, director nominee and Named Executive Officer; and (2) all of our directors, director nominees and executive officers as a group. To our knowledge, unless it is otherwise stated in the footnotes, each person listed below has sole voting and investment power with respect to his or her shares beneficially owned. For purposes of the tables below, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after May 24, 2002. For purposes of computing the percentage of outstanding Class A common shares and/or Class X common shares held by each person or group of persons, any shares that such person or persons has the right to acquire within 60 days after May 24, 2002 are deemed to be outstanding but are not included as outstanding for the purpose of computing the percentage ownership of any other person.

	Accenture Ltd Class A common shares			Accenture Ltd Class X common shares			Percentage of the total number of Class A and Class X common shares beneficially owned
Name	shares beneficially owned	% of shares beneficially owned		shares beneficially owned	% of shares beneficially owned
Directors, director nominees and named executive officers:
Joe W. Forehand (1)(2)	1,000	*	%	1,406,889	**	%	***	%
Stephan A. James (1)(3)	—	*		1,148,676	**		***
Steven A. Ballmer	—	*		—	**		***
Dina Dublon	—	*		—	**		***
Karl-Heinz Flöther (1)	926,347	*		—	**		***
Joel P. Friedman (1)(4)	—	*		810,257	**		***
William D. Green (1)(5)	—	*		1,000,947	**		***
Robert I. Lipp	125,000	*		—	**		***
Blythe J. McGarvie	—	*		—	**		***
Mark Moody-Stuart	—	*		—	**		***
Masakatsu Mori (1)	892,495	*		—	**		***
Wulf von Schimmelmann	—	*		—	**		***
Diego Visconti (1)(6)	—	*		—	**		***
Jackson L. Wilson, Jr. (1)(7)	—	*		1,127,063	**		***
Michael G. McGrath (1)(8)	—	*		1,057,938
All directors, director nominees and executive officers as a group (27 persons)	3,489,874	0.8%		12,221,400	2.3%		1.7%

*	Less than 1% of Accenture’s Class A common shares outstanding.
**	Less than 1% of Accenture’s Class X common shares outstanding.
***	Less than 1% of the total number of Accenture’s Class A common shares and Class X common shares outstanding.
(1)
c/o Accenture, 1661 Page Mill Road, Palo Alto, California 94304 USA. Excludes the common shares subject to the voting agreement referred to below that are owned by other parties to the voting agreement. Each of Joe W. Forehand, Stephan A. James, Karl-Heinz Flöther, Joel P. Friedman, William D. Green, Masakatsu Mori, Diego Visconti, Jackson L. Wilson, Jr. and Michael G. McGrath is a party to the Voting Agreement. Each of these individuals, however, disclaims beneficial ownership of the common shares subject to the voting agreement other than those specified above for him individually. See “Certain Transactions and Relationships—Voting Agreement” in Annex B.

(2)
Joe W. Forehand owns 1,406,889 Class I common shares of Accenture SCA. Subject to contractual transfer restrictions, Accenture SCA is obligated, at the option of the holder of its shares and at any time, to redeem any outstanding Accenture SCA Class I common shares held by the holder. The redemption price per share generally is equal to the market price of an Accenture Class A common share at the time of the redemption. Accenture SCA has the option to pay this redemption price with cash or by delivering Accenture Class A common shares on a one-for-one basis. Each time an Accenture SCA Class I common share is redeemed from a holder, Accenture has the option, and intends to, redeem an Accenture Class X common share from that holder, for a redemption price equal to the par value of the Accenture Class X common share, or $.0000225.

(3)	Stephan A. James owns 1,148,676 Class I common shares of Accenture SCA. See note (2) above regarding Accenture SCA.
(4)	Joel P. Friedman owns 810,257 Class I common shares of Accenture SCA. See note (2) above regarding Accenture SCA.
(5)	William D. Green owns 1,000,947 Class I common shares of Accenture SCA. See note (2) above regarding Accenture SCA.
(6)	Diego Visconti owns 870,582 Class I common shares of Accenture SCA. See note (2) above regarding Accenture SCA.
(7)	Jackson L. Wilson, Jr. owns 1,127,063 Class I common shares of Accenture SCA. See note (2) above regarding Accenture SCA.
(8)	Michael G. McGrath owns 1,057,938 Class I common shares of Accenture SCA. See note (2) above regarding Accenture SCA.

BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT

The following table sets forth information as of May 24, 2002 about persons whom we know to be beneficial owners of more than 5 percent of Accenture’s issued and outstanding Class A common shares or Class X common shares.

	Accenture Ltd Class A common shares		Accenture Ltd Class X common shares		Percentage of the total number of Class A and Class X common shares beneficially owned
Name and Address of Beneficial Owner	shares beneficially owned	% of shares beneficially owned	shares beneficially owned	% of shares beneficially owned
Parties to the voting provisions of the Voting Agreement
c/o Accenture Ltd
Cedar House, 41 Cedar Avenue
Hamilton HM12, Bermuda (1)	185,467,378	44.3%	421,008,575	79.7%	64.0%
Stichting Naritaweg I
Naritaweg 155
1043 BW Amsterdam
The Netherlands	—	—	34,737,706	6.6%	3.7%
Stichting Naritaweg II
Naritaweg 155
1043 BW Amsterdam
The Netherlands	—	—	38,354,588	7.3%	4.1%

(1)
Each party to the voting agreement disclaims beneficial ownership of the shares subject to the voting agreement that are owned by each other party to the agreement. See “Certain Transactions and Relationships—Voting Agreement” in Annex B.

Two Dutch foundations, Stichting Naritaweg I and Stichting Naritaweg II, hold Class X common shares that otherwise would have been held by some of our partners. The shares held by these foundations will be voted at the Annual Meeting in accordance with the preliminary vote to be taken by our partners under the voting agreement and our partners will accordingly control the votes of these shares, although the foundations will not participate in the preliminary vote. See “Certain Transactions and Relationships—Voting Agreement” in Annex B.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors, executive officers and 10% shareholders are required to report to the Securities and Exchange Commission transactions and holdings in our
Class A common shares and Class X common shares. Based on our review of the forms filed with the Securities and Exchange Commission and on written representations from certain reporting persons that no annual corrective filings were required for those persons, we believe that during fiscal year 2001, all of the filing requirements were timely satisfied. Mary Tolan, an executive officer, failed to report a purchase of 1,900 shares on November 21, 2002. This failure was inadvertent, and the purchase was subsequently reported on an amended Form 4 filed on April 9, 2002.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Please refer to Annex B for a description of certain transactions that have occurred during our last fiscal year and certain relationships.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

Accenture’s 2003 Annual General Meeting of Shareholders is expected to occur in February 2003. In accordance with the rules established by the Securities and Exchange Commission, any shareholder proposal submitted pursuant to Rule 14a-8 to be included in the proxy statement for that meeting must be received by Accenture a reasonable time before we begin to print and mail the proxy materials relating to that meeting. If you would like to submit a shareholder proposal to be included in those proxy materials, you should send your proposal to Accenture’s General Counsel and Secretary at 1661 Page Mill Road, Palo Alto, California, 94304, USA. In order for your proposal to be included in the proxy statement, the proposal must comply with the requirements established by the Securities and Exchange Commission.

Bermuda law provides that Accenture shareholders who collectively hold at least 5 percent of the total voting rights of Accenture’s outstanding Class A common shares and Class X common shares, or any group comprised of at least 100 or more registered Accenture shareholders, may require a proposal to be submitted to an annual general meeting of shareholders. Generally, notice of the proposal must be deposited at Accenture’s registered office in Bermuda at least six weeks before the date of the meeting. Under Securities and Exchange Commission Rule 14a-4, proxies may be voted on matters properly brought before the 2003 Annual General Meeting under this procedure in the discretion of management without additional proxy statement disclosure about the matter unless Accenture is notified about the matter a reasonable time before it mails its proxy materials.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by Accenture under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Report of the Compensation Committee,” “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) and “Performance Graph,” as well as the information in Annex A and the Audit Committee Charter attached as Annex C, will not be deemed incorporated, unless specifically provided otherwise in that other filing.

SUBMITTING YOUR PROXY BY TELEPHONE OR VIA THE INTERNET

You may submit your proxy either by mail, by telephone or via the Internet. Please see the proxy card that accompanies this proxy statement for specific instructions on how to submit your proxy through any of these methods.

If you submit your proxy by telephone or via the Internet, then in order for your vote to be counted, your proxy must be received by 11:59 p.m., Eastern Daylight Time, on July 10, 2002. Even if you submit your proxy by telephone or via the Internet, you can still vote your shares in person if you decide to attend the Annual Meeting.

The telephone and Internet proxy submission procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet proxy submission procedures that have been made available to you are consistent with the requirements of applicable law. If you submit your proxy via the Internet, then you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which you must bear.

ELECTRONIC DELIVERY OF SHAREHOLDER COMMUNICATIONS

Our shareholder communications are available electronically. You may elect to receive or access future copies of these materials electronically as an alternative to receiving printed copies by mail. By signing up for electronic delivery, you can receive shareholder communications as soon as they are available without waiting for them to arrive in the mail. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs. If you are an employee shareholder, then you will receive these materials electronically but will have the right to receive printed copies by mail.
To sign up for electronic delivery, please submit your proxy via the Internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

HOUSEHOLDING OF SHAREHOLDER DOCUMENTS

We may send a single set of shareholder documents to any household at which two or more shareholders reside. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps us to reduce our costs. Your materials may be househeld based on your prior express or implied consent. If your materials have been househeld and you wish to receive separate copies of these documents, you may write or call our Investor Relations Group at the following address or phone number: Accenture, 1345 Avenue of the Americas, New York, New York 10105 USA, or you may make a request through our website at www.accenture.com.

June 4, 2002

Annex A

BUSINESS

Overview

Accenture is the world’s leading management consulting and technology services organization. We had approximately $11.6 billion of revenues before reimbursements for the 12 months ended February 28, 2002. As of April 30, 2002, we had more than 75,000 employees based in over 110 offices in 47 countries delivering to our clients a wide range of consulting, technology and outsourcing services. We operate globally with one common brand and business model designed to enable us to serve our clients on a consistent basis around the world. We work with clients of all sizes and have extensive relationships with the world’s leading companies and governments.

Our leading position in the management consulting and technology services markets results from the fact that we have more consulting professionals than any other consulting firm, with nearly 54,000 professionals working within our operating groups, complemented by nearly 8,000 professionals dedicated full time to our service lines. In addition, we have deep industry knowledge in 18 distinct industry groups and broad service offering expertise through our service lines and solution units. Based on our knowledge of our business and the business of our competitors, we believe that no other consulting firm provides as broad a range of management consulting and technology services and solutions to as many industry groups in as many geographic markets as we do.

Management Consulting and Technology Services and Solutions

Our management consulting and technology services and solutions business is structured around five operating groups (formerly referred to as global market units), which together comprise 18 industry groups. Two capability groups, each comprising service lines and solution units, support the operating groups and provide access to the full spectrum of business and information technology solutions. In addition to the solution units within the capability groups, which provide solutions to clients across all industries, we have solution units that are dedicated to specific industries; these solution units reside within the respective operating groups.

Client engagement teams typically consist of industry experts, service line specialists and consultants with local market knowledge. Our client teams are complemented by our delivery centers, part of our strategic delivery capability, which allow us to capture replicable components of methodologies and technologies and use these to create tailored solutions for clients quickly and cost-effectively.

Operating Groups

The following table shows the organization of our five operating groups and their 18 industry groups.

Operating Groups

Communications & High Tech	Financial Services	Products	Resources	Government
• Communications • Electronics & High Tech • Media & Entertainment	• Banking • Health Services • Insurance	• Automotive • Consumer Goods & Services • Industrial Equipment • Pharmaceuticals & Medical Products • Retail • Transportation & Travel Services	• Chemicals • Energy • Forest Products • Metals & Mining • Utilities	• Government

Communications & High Tech

We are a leading provider of management and technology consulting, business transformation outsourcing and market-making services and solutions to the communications, high technology and media and entertainment industries. We offer services that help our clients exploit and stay ahead of major technology and industry trends, including mobile technology, advanced communications networks, digital content services, customer care, and learning services, and we help our clients exploit the opportunities presented by the convergence of new technologies. In addition, we have established mobile commerce labs in Europe and the United States. At these research and development facilities we demonstrate how new mobile technologies can be integrated with existing legacy and Internet systems and applied in new and innovative ways.

Our Communications & High Tech operating group comprises the following industry groups:

•
Communications.    Our Communications industry group serves many of the world’s leading wireline, wireless, cable and satellite communications companies. We provide a wide range of services designed to help our communications clients increase margins and market share, improve customer retention, increase revenues, reduce overall costs and accelerate sales cycles.

•
Electronics & High Tech.    Our Electronics & High Tech industry group serves the aerospace, defense, electronics, high technology and network communications industries. This industry group provides services in areas such as electronic commerce and strategy and supply chain management.

•
Media & Entertainment.    Our Media & Entertainment industry group serves entertainment, print and publishing companies, as well as innovative new ventures and Internet companies. Our Media & Entertainment industry group provides an array of services ranging from customer relationship management to digital content infrastructure and electronic business solutions.

Financial Services

Our Financial Services operating group focuses on the growth opportunities created by our clients’ need to adapt to changing market conditions, including increased cost pressures, industry consolidation, regulatory changes, the creation of common industry standards and protocols, and the move to a more seamless and interconnected industry model. We help clients meet these challenges through a variety of offerings, including outsourcing strategies to increase cost efficiency and transform businesses, and customer-relationship-management initiatives that enable them to acquire new customers, retain profitable customers and improve their cross-selling capabilities.

Our Financial Services operating group comprises the following industry groups:

•
Banking.    Our Banking industry group works with commercial and savings banks, diversified financials and securities companies. We also work with a variety of new entrants and innovators, such as online banks and brokerages. We help these organizations develop and execute strategies to target, acquire and retain customers more effectively, expand product and service offerings, and leverage new technologies and distribution channels.

•
Health Services.    Our Health Services industry group serves integrated health care providers, health insurers, managed care organizations, biotech and life sciences companies and policy-making authorities. We are helping our clients in the health plan and health insurance area in North America accelerate their business by connecting consumers, physicians and other stakeholders through electronic commerce. In Europe, we are helping create new connections between governments, physicians and insurers.

•
Insurance.    Our Insurance industry group helps property and casualty insurers, life insurers, reinsurance firms and insurance brokers improve business processes, develop Internet insurance businesses and improve the quality and consistency of risk selection decisions. Our Insurance industry group has also developed a claims management capability that enables insurers to provide better customer service while optimizing claims costs.

Products

Our Products operating group comprises six industry groups: Automotive, Consumer Goods & Services, Industrial Equipment, Pharmaceuticals & Medical Products, Retail, and Transportation & Travel Services.

•
Automotive.    Our Automotive industry group works with auto manufacturers, suppliers, dealers, retailers and service providers. Our automotive industry professionals work with clients to develop and implement solutions focused on customer service and retention, channel strategy and management, branding, buyer-driven business models, cost reduction, customer relationship management and integrated supplier partnerships.

•
Consumer Goods & Services.    Our Consumer Goods & Services industry group helps food, beverage, tobacco, household products, cosmetics and apparel companies move beyond incremental cost cutting to establish bolder innovation and growth agendas. This industry group adds value to companies through innovative service offerings that address, among other things, new ways of reaching the retail trade and consumers through precision consumer marketing, maximizing brand synergies and cost reductions in mergers and acquisitions, improving supply chain efficiencies through collaborative commerce business models, and enhancing the efficiency of their internal operations.

•
Industrial Equipment.    Our Industrial Equipment industry group serves the industrial and electrical equipment, construction, consumer durable and heavy equipment industries. We help our clients increase operating and supply chain efficiency by improving processes and leveraging technology. We also work with clients to generate value from strategic mergers and acquisitions. Our Industrial Equipment industry group also develops and deploys innovative solutions in the areas of channel management, collaborative product design, remote field maintenance, enterprise application integration and outsourcing.

•
Pharmaceuticals & Medical Products.    Our Pharmaceuticals & Medical Products industry group serves pharmaceuticals, biotechnology, medical products and other industry-related companies. With knowledge in discovery, development, manufacturing, supply chain, and sales and marketing issues, we help companies identify and exploit opportunities for value creation, such as reducing the time it takes to develop and deliver new drugs to market through process improvements and implementation of technology. Our Pharmaceuticals & Medical Products industry group also helps clients integrate new discovery technologies, realize the potential of genomics and biotechnology, become more patient-centric and create new business models that deliver medical breakthroughs more rapidly.

•
Retail.    Our Retail industry group serves a wide spectrum of retailers ranging from convenience stores to destination stores, including supermarkets, specialty premium retailers and large mass-merchandise discounters. Our Retail industry group professionals work with retailers worldwide to create sustainable value measured by improved profitability and customer satisfaction, revenue growth, decreased costs and, where relevant, shareholder value.

•
Transportation & Travel Services.    Our Transportation & Travel Services industry group serves clients in the airline, freight transportation, third-party logistics, hospitality, gaming, car rental, passenger rail and travel distribution industries. We help clients develop and implement strategies and solutions to improve customer relationship management capabilities, operate more-efficient networks, integrate supply chains, develop procurement and electronic business marketplace strategies and more effectively manage maintenance, repair and overhaul processes and expenses.

Resources

Our Resources operating group serves the energy, chemicals, utilities, metals, mining, forest products and related industries. With market conditions driving energy companies to seek new ways of creating value for shareholders, deregulation fundamentally reforming the utilities industry and yielding cross-border opportunities, and an intensive focus on productivity and portfolio management in the chemicals industry, we are working with clients to create innovative solutions that are designed to help them differentiate themselves in the marketplace and gain competitive advantage.

Our Resources operating group comprises the following industry groups:

•
Chemicals.    Our Chemicals industry group has significant resources in Europe, Asia, Japan and the Americas and works with a wide cross-section of industry segments, including specialty chemicals, industrial chemicals, polymers and plastics, gases and life science companies. We also have long-term operations contracts with many of the industry leaders.

•
Energy.    Our Energy industry group serves a wide range of companies in the oil and gas industry, including upstream, downstream and oil services companies. We help clients create cross-industry synergies and operational efficiencies through our multi-client outsourcing centers, forge alliances to advance integrated industry solutions, build and enhance trading and risk management operations, and exploit new business technologies.

•
Forest Products.    The Forest Products industry group helps our clients in the pulp and paper business achieve improvements in business performance. We also help our Forest Products clients use electronic commerce and the Internet to drive incremental value.

•
Metals & Mining.    Our Metals & Mining industry group serves metals industry companies located in the world’s key mining regions, including North America, Latin America, South Africa, Australia and South East Asia, working with clients in areas such as electronic commerce, including procurement, supply-chain management and customer service.

•
Utilities.    Our Utilities industry group works with electric, gas and water utilities around the world to respond to an evolving and highly competitive marketplace. Our work includes helping utilities transform themselves from state-owned, regulated local entities to global deregulated corporations, as well as developing diverse products and service offerings to help our clients deliver higher levels of convenience and service to their customers. These offerings include trading and risk management, supply chain optimization and customer relationship management.

Government

As the world’s largest employers, governments face the challenge of improving the efficiency of their service delivery by creating new citizen-centric business models that harness the power of new technologies. Our Government operating group works with government agencies in 23 countries, helping them transform to meet the demands of citizens and businesses. We typically work with defense, revenue, human services, justice, postal, education and electoral authorities, whose budgets often account for a substantial majority of a country’s overall government expenditures.

Our Government clients typically are national, provincial or state-level government organizations, and to a lesser extent, cities and other local governments. We advise on, implement and in some cases operate government services, enabling our clients to use their resources more efficiently and to deliver citizen-centric services. And, as governments are pressed to do more with less, Accenture is introducing innovative contract models from the private sector that are becoming increasingly popular with governments. We are also working with clients to transform their back-office operations, build Web interfaces and enable services to be delivered over the Internet.

Capability Groups

Our two capability groups, Business Consulting and Technology & Outsourcing, are the innovation engines through which we develop and deliver a full spectrum of services and solutions that address business opportunities and challenges common across industries. Together, our two capability groups comprise eight service lines and three solution units. Our service lines are responsible for developing our knowledge capital, world-class skills and innovative capabilities. As of April 30, 2002, more than 8,000 Accenture professionals were dedicated full-time to specific service lines, helping to develop knowledge and assets for clients across all of the industries we serve. These subject matter experts complement the nearly 54,000 professionals working within our operating groups who apply their knowledge of specific service lines to clients within specific industry groups.

Through our solution units we develop asset-based scalable solutions that can be offered to multiple clients, often incorporating the capabilities of our service lines, alliance partners and affiliates. Our solution units, which are either Accenture affiliate companies or separate groups within Accenture, are responsible for creating, acquiring and managing key assets that are central to our delivery of innovative solutions to clients. The three solution units within the capability groups serve clients across multiple industries. We also have solution units that are dedicated to specific industries; these are managed through the respective operating groups.

Business Consulting Capability Group

Our Business Consulting capability group comprises five service lines and two solution units. The five Business Consulting service lines are Strategy & Business Architecture, Customer Relationship Management, Supply Chain Management, Human Performance and Finance & Performance Management. Our two Business Consulting solution units are e-peopleserve and Accenture Learning.

Strategy & Business Architecture Service Line

The professionals within our Strategy & Business Architecture service line work with individuals at the highest levels of our clients’ organizations on their most crucial strategy and information technology issues. To help clients unlock new sources of value, we provide a wide array of strategic planning and design services and advise clients on significant decisions relating to corporate governance, post-merger and acquisition integration, information technology organization and governance, marketing strategy and other transformational issues. In addition, our professionals analyze current and emerging market trends to help clients identify new business opportunities.

Customer Relationship Management Service Line

Professionals in our Customer Relationship Management service line help companies increase the value of their customer relationships and enhance the economic value of their brands to acquire new customers and retain existing ones. We offer a full range of capabilities that have positioned us as a pioneer in the reinvention of marketing and customer relationship management. These include proprietary approaches to improving the return on marketing investments, innovative methods for uncovering insight into customers’ purchasing preferences and habits and tailoring products and services based on that insight, and sophisticated techniques for integrating information so that it is available to customers at any point of interaction. Together with our alliance partners, we bring in-depth skills to our clients, helping them create superior customer experiences and enhance the value of their customer relationships.

Supply Chain Management Service Line

We help clients gain competitive advantage by working with them to optimize their supply chains and build networks to facilitate collaboration with suppliers and business partners. Professionals in our Supply Chain Management service line are dedicated to developing innovative approaches to solve supply chain problems across a broad range of industries. This includes designing more-efficient procurement processes, optimizing product planning, strengthening supplier relationships, and streamlining product development cycles. In addition, our Supply Chain Management service line uses its expertise in areas such as strategic sourcing, manufacturing strategy and operations, and logistics to provide strategic advice and technology solutions that leverage the Web for procurement, fulfillment and product design.

Human Performance Service Line

The professionals in our Human Performance service line help our clients solve human performance issues that are crucial to their operational success, including recruiting and motivating key employees and management. Our integrated approach provides human resources, knowledge management, learning and performance management solutions that increase the efficiency and effectiveness of our clients’ employees and operations, while reducing recruiting and training costs. Professionals in our Human Performance service line also work closely with our Accenture Learning solution unit to help companies and governments reduce employees’ time to competency, increase knowledge retention, lower the costs of administering complex training content, and manage multiple learning delivery vehicles and vendors.

Finance & Performance Management Service Line

The professionals in our Finance & Performance Management service line work with our clients’ key financial managers, including chief financial officers, treasurers and controllers, to support management of and reporting by finance departments. Among the services we provide are strategic consulting with regard to the design and structure of the finance function, particularly post-merger or acquisition, and the establishment of shared service centers for streamlining transaction processing. Our professionals work with financial executives to develop and implement solutions that help them align their companies’ investments with their business objectives, use the Internet to manage the treasury functions, and establish security around the exchange of information to reporting institutions. Our services also address pricing and yield management, billing, credit, lending and debt recovery.

e-peopleserve Solution Unit

Launched in August 2000 as an Accenture affiliate, our e-peopleserve solution unit is a provider of outsourced human resources services, which it delivers through self-service tools such as Web-based technology, e-peopleserve’s network of resources service centers, and counseling from skilled caseworkers. Offering efficient, secure, integrated human resources services across the employee lifecycle, from recruitment and payroll to pensions, e-peopleserve provides large organizations with a more efficient and effective human resources management system.

Accenture Learning Solution Unit

Our Accenture Learning solution unit draws on Accenture’s extensive experience with enterprise-wide workforce performance transformation; the strength of our business processing outsourcing capabilities; our internal training and knowledge management solution, myLearning; and the expertise of our Indeliq affiliate, which develops scalable performance simulation electronic learning applications. Our Accenture Learning professionals work with companies and governments to provide outsourced transformational learning solutions that reduce employees’ time to competency, increase knowledge retention, lower the costs of administering complex training content and manage multiple learning delivery vehicles and vendors.

Technology & Outsourcing Capability Group

Our Technology & Outsourcing capability group comprises three service lines and one solution unit and also manages our more than 100 alliances with technology companies. The three Technology & Outsourcing service lines are Technology Research & Innovation, Solutions Engineering and Solutions Operations. Our Technology & Outsourcing solution unit is Avanade.

Technology Research & Innovation Service Line

Professionals in our Technology Research & Innovation service line research, invent and commercialize cutting-edge business solutions using new and emerging technologies. We continually identify and dedicate significant resources to the new technologies that we believe will be drivers of our clients’ growth and sources of first-mover advantage by enabling clients to be first to market with a unique capability or service offering. The Technology Research & Innovation service line includes Accenture Technology Labs, a dedicated technology R&D organization within Accenture.

Solutions Engineering Service Line

Professionals in our Solutions Engineering service line design, build and deploy complex industry-specific, reusable and scalable solutions that typically integrate business processes, technology and human performance components. Among other things, they maintain and enhance our methods and practices for building technology-based solutions in an efficient and predictable manner. We have expertise and capabilities in a wide range of areas, including electronic commerce infrastructure, security, enterprise resource planning, enterprise application integration, data warehousing and pre-packaged business solution delivery.

Solutions Operations Service Line

Our Solutions Operations service line provides a range of outsourcing solutions for managing technology infrastructure, applications and business processes and is our primary source of strategy and capability for executing initiatives in business transformation outsourcing. We are differentiated in our delivery of outsourcing services through our creation of solutions that help transform the way industries work and our ability to combine industry, technology and functional expertise with outsourcing capabilities. In addition, we are expanding our outsourcing capabilities through a variety of shared-service solutions, including customer information, billing systems, information technology services, supply chain management and human resources administration.

Avanade Solution Unit

Our Avanade solution unit, which is also an Accenture affiliate, focuses on large-scale technology integration surrounding Microsoft’s enterprise platform. Combining Microsoft’s understanding of operating platforms and technologies with our experience in delivering solutions to our clients, Avanade capitalizes on the advanced capabilities of the Microsoft Windows and .NET platforms to build customized, scalable solutions for complex electronic business and enterprise infrastructure. With development centers in Europe, Asia-Pacific and the Americas, Avanade delivers secure, reliable, scalable Microsoft-based solutions to help large global companies optimize their technology investments.

Alliances

Alliances are central to our strategy, our client service business, and the way we deliver value to our clients. We have more than 100 alliances with established and early-stage technology companies whose capabilities complement our own, either by enhancing a service offering, delivering a new technology, or helping us extend our services to new geographies. By combining our alliance partners’ products and services together with our own capabilities and expertise, we create innovative, high-value business solutions for our clients.

Due to the highly focused nature of these business relationships, some alliances are specifically aligned with one of our eight service lines, adding skills, technology and insights that are applicable across many of the industries we serve. Other alliances extend and enhance our offerings specific to a single industry group. Our alliances help us to deliver innovative solutions far faster than we – or any other company – could do alone.

Almost all of our alliances are non-exclusive and generally have terms of three to five years (subject to early termination in most cases). While individually none of our alliances is material to our business, overall our alliance relationships generate revenue for us, primarily in the form of consulting services to implement the alliance-based business solutions.

Strategic Delivery Capability

Our global strategic delivery approach emphasizes quality, reduced risk, speed to market and predictability. Our ultimate goal is to deliver to clients price-competitive solutions and services that create value. One of our key strengths is our ability to create and capture replicable components of methodologies and technologies, which we can customize to create tailored solutions for our clients in a cost-effective manner and under demanding time constraints. Our global network of delivery centers – facilities where teams of Accenture professionals use proven methodologies and existing assets to create business solutions for clients – enhances our ability to capitalize on our vast array of methodologies, tools and technology to deliver value to our clients. Client teams use these centers to complete comprehensive, effective and customized implementations in less time than would be required to develop solutions from the ground up. Our delivery centers improve the efficiency of our engagement teams as they are able to reuse solution designs, team-member experience, infrastructure and software. Reuse also increases solution longevity and reduces technology risks and application maintenance.

Affiliates

If a capability that we do not already possess is of strategic importance and value to us and our clients, we may form a new business, sometimes with one or more third parties, to develop that capability. We call these businesses affiliates. If an affiliate provides a service or solution across many industries, it serves as a solution unit or part of a solution unit within one of our capability groups. If an affiliate provides a service or solution specific to only one industry, it may serve as a solution unit within one of our operating groups. These entities can rapidly advance a particular opportunity by building upon our global platform of clients, professionals and business expertise. Our affiliates include Avanade, e-peopleserve, Imagine Broadband, Indeliq and Navitaire. Avanade focuses on large-scale technology integration surrounding Microsoft’s enterprise platform. e-peopleserve is a provider of outsourced human resources services that we created with British Telecommunications. Imagine Broadband provides interactive broadband solutions and platform implementation to cable, satellite and telecommunications network operators worldwide. Indeliq develops scalable performance simulation electronic learning applications based on our patents and technology, which we contributed to the company. Navitaire provides airlines with reservations, ticketing and revenue management services.

Avanade, e-peopleserve, Imagine Broadband, Indeliq and Navitaire are consolidated in our financial statements. Individually none of our affiliates is material to our business.

Research and Innovation

We are committed to developing leading-edge ideas. We believe that research and innovation have been major factors in our success and will help us continue to grow in the future. We use our investment in research to help create, commercialize and disseminate innovative business strategies and technology. Our research and innovation program is designed to generate early insights into how knowledge can be harnessed to create innovative business solutions for our clients and to develop business strategies with significant value. We spent $256 million, $252 million and $271 million on research and development in fiscal years 1999, 2000 and 2001, respectively, primarily through our operating groups and our capability groups to develop market-ready solutions for our clients. We also promote the creation of knowledge capital and thought leadership through the Accenture Technology Labs and the Accenture Institute for Strategic Change.

Accenture Organizational Structure

Accenture Ltd is a Bermuda holding company with no material assets other than Class I and Class II common shares in our subsidiary, Accenture SCA, a Luxembourg partnership limited by shares. Accenture Ltd’s only business is to hold these shares and to act as the sole general partner of Accenture SCA. As the general partner of Accenture SCA and as a result of Accenture Ltd’s majority voting interest in Accenture SCA, Accenture Ltd controls Accenture SCA’s management and operations and consolidates Accenture SCA’s results in its financial statements. We operate our business through subsidiaries of Accenture SCA. Accenture SCA reimburses Accenture Ltd for its expenses but does not pay Accenture Ltd any fees.

Prior to our transition to a corporate structure in fiscal 2001, we operated as a series of related partnerships and corporations under the control of our partners. In connection with our transition to a corporate structure, our partners generally exchanged all of their interests in these partnerships and corporations for Accenture Ltd Class A common shares or, in the case of partners in certain countries, Accenture SCA Class I common shares or exchangeable shares issued by Accenture Canada Holdings Inc., an indirect subsidiary of Accenture SCA. Generally, partners who received Accenture SCA Class I common shares or Accenture Canada Holdings exchangeable shares also received a corresponding number of Accenture Ltd Class X common shares which entitle their holders to vote at Accenture Ltd shareholders’ meetings but do not carry any economic rights.

Each Class A common share and each Class X common share of Accenture Ltd entitles its holder to one vote on all matters submitted to a vote of shareholders of Accenture Ltd. The holder of a Class X common share is not, however, entitled to receive dividends or to receive payments upon a liquidation of Accenture Ltd.

Each Class I common share and each Class II common share of Accenture SCA entitles its holder to one vote on all matters submitted to a vote of shareholders of Accenture SCA. Each Accenture SCA Class II common share entitles Accenture Ltd to receive a dividend or liquidation payment equal to 10% of any dividend or liquidation payment to which an Accenture SCA Class I common share entitles its holder. Accenture Ltd holds all of the Class II common shares of Accenture SCA.

Subject to contractual transfer restrictions, Accenture SCA is obligated, at the option of the holder, to redeem any outstanding Accenture SCA Class I common share at any time at a redemption price per share generally equal to the market price of an Accenture Ltd Class A common share at the time of the redemption. Accenture SCA may, at its option, pay this redemption price with cash or by delivering Accenture Ltd Class A common shares on a one-for-one basis. In addition, each of our partners in the United States, Australia and Norway has agreed that we may cause that partner to exchange that partner’s Accenture SCA Class I common shares for Accenture Ltd Class A common shares on a one-for-one basis if Accenture Ltd holds more than 40% of the issued share capital of Accenture SCA and we receive a satisfactory opinion from counsel or a professional tax advisor that such exchange should be without tax cost to that partner. This one-for-one redemption price and exchange ratio will be adjusted if Accenture Ltd holds more than a de minimis amount of assets (other than its interest in Accenture SCA and assets it holds only transiently prior to contributing them to Accenture SCA) or incurs more than a de minimis amount of liabilities (other than liabilities for which Accenture SCA has a corresponding liability to Accenture Ltd). Accenture Ltd does not intend to hold any material assets other than its interest in Accenture SCA or to incur any material liabilities such that this one-for-one redemption price and exchange ratio would require adjustment. In order to maintain Accenture Ltd’s economic interest in Accenture SCA, Accenture Ltd will acquire additional Accenture SCA common shares each time it issues additional Accenture Ltd Class A common shares.

Holders of Accenture Canada Holdings exchangeable shares may exchange their shares for Accenture Ltd Class A common shares at any time on a one-for-one basis. Accenture may, at its option, satisfy this exchange with cash at a price per share generally equal to the market price of an Accenture Ltd Class A common share at the time of the exchange. Each exchangeable share of Accenture Canada Holdings entitles its holder to receive distributions equal to any distributions to which an Accenture Ltd Class A common share entitles its holder.

Accenture Ltd may, at its option, redeem any Class X common share for a redemption price equal to the par value of the Class X common share, or $0.0000225 per share. Accenture Ltd may not, however, redeem any Class X common share of a holder if such redemption would reduce the number of Class X common shares held by that holder to a number that is less than the number of Accenture SCA Class I common shares or Accenture Canada Holdings exchangeable shares held by that holder, as the case may be. Accenture Ltd will redeem Accenture Ltd Class X common shares upon redemption or exchange of Accenture SCA Class I common shares and Accenture Canada Holdings exchangeable shares so that the aggregate number of Class X common shares outstanding at any time does not exceed the aggregate number of Accenture SCA Class I common shares and Accenture Canada Holdings exchangeable shares outstanding.

We use the term “partner” to refer to the partners and shareholders of the series of related partnerships and corporations through which Accenture operated its business prior to its transition to a corporate structure. These individuals became executive employees of Accenture following its transition to a corporate structure but retain the “partner” title. Where the context permits, the term also refers to Accenture’s employees and others who have been or are in the future named as “partners” in this executive sense.

Employees

Our most important asset is our people. We are deeply committed to the long-term development of our employees. Each professional receives extensive and focused technical and managerial skills development training throughout his or her career with us. We seek to reinforce our employees’ commitment to our clients, culture and values through a comprehensive performance review system and a competitive compensation philosophy that reward individual performance and teamwork. We strive to maintain a work environment that reinforces our partnership culture and the collaboration, motivation, alignment of interests and sense of ownership and reward that our partnership culture has sustained.

As of February 28, 2002, we had more than 75,000 employees worldwide, of whom more than 2,700 were partners. These numbers do not include employees of our affiliates.

Competition

We operate in a highly competitive and rapidly changing global market and compete with a variety of organizations that offer services similar to those that we offer. Our clients typically retain us on a non-exclusive basis. In addition, a client may choose to use its own resources rather than engage an outside firm for the types of services we provide. Our competitors include information technology outsourcing and services companies, major accounting and consulting firms, management and strategy consulting firms and information technology product and service vendors.

Our revenues are derived primarily from Fortune Global 500 and Fortune 1000 companies, medium-sized companies, governmental organizations and other large enterprises. There is an increasing number of professional services firms seeking consulting engagements with these organizations. We believe that the principal competitive factors in the consulting industry in which we operate include:

•	skills and capabilities of people;

•	reputation and client references;

•	price;

•	scope of services;

•	service delivery approach;

•	technical and industry expertise;

•	perceived ability to add value;

•	quality of services and solutions;

•	focus on achieving results on a timely basis;

•	availability of appropriate resources; and

•	global reach and scale.

Intellectual Property

Our success has resulted in part from our proprietary methodologies, software, reusable knowledge capital and other intellectual property rights. We rely upon a combination of nondisclosure and other contractual arrangements as well as upon trade secret, copyright, patent and trademark laws to protect our intellectual property rights and rights of third parties from whom we license intellectual property. We have promulgated policies related to confidentiality and ownership and to the use and protection of Accenture’s and third parties’ intellectual property, and we also enter into agreements with our employees as appropriate.

We recognize the value of intellectual property in the new marketplace and vigorously create, harvest and protect our intellectual property. We have filed more than 1,000 patent applications in the United States and other jurisdictions to date and have been issued more than 50 U.S. patents. We will continue to vigorously identify, harvest and protect our intellectual property.

Legal Matters and Insurance

We are involved in a number of judicial and arbitration proceedings concerning matters arising in the ordinary course of our business. We do not expect that any of these matters, individually or in the aggregate, will have a material impact on our results of operations or financial condition.

In 1998, the bankruptcy trustee of FoxMeyer Corporation filed a lawsuit against us in the District Court of Harris County (Houston), Texas. FoxMeyer, a pharmaceutical wholesaler, filed for bankruptcy protection in 1996, and since that time, the bankruptcy trustee has instituted legal proceedings against a number of companies in connection with the bankruptcy. The bankruptcy trustee seeks compensatory and punitive damages and has alleged that we breached contracts, warranties and alleged fiduciary duties, made misrepresentations about our experience and expertise, were negligent in performing various tasks, that our conduct was tortious or in violation of certain statutory provisions and that the foregoing were a substantial factor contributing to FoxMeyer’s bankruptcy. There are no counterclaims. The lawsuit arises out of our contract with FoxMeyer regarding the assistance we provided in connection with an enterprise resource planning project to install SAP R/3, a software package developed by SAP AG, a German company. Discovery in this proceeding is ongoing, and a trial is scheduled to commence on June 24, 2002. While the ultimate outcome of this matter cannot be determined with any certainty, we are vigorously defending against the claims, and we believe that this action is not likely to have a material adverse effect on our business, financial position, results of operation or cash flows.

We have entered into agreements with the lead plaintiffs in two purported class actions in federal court in Houston, Texas, involving, among other things, audits and other services provided by Arthur Andersen firms to Enron Corporation, in which we have agreed that any statute of limitations or similar deadline by which they must add us as a party to the actions or file complaints against us is suspended from April 2002 to April 2003 unless the agreement is earlier terminated by either of us upon 30 days’ written notice. We have also entered into a similar agreement with a plaintiff in a lawsuit involving Sunbeam Corporation, another former client of Arthur Andersen firms. Attorneys for the plaintiffs in these actions had told us that they intended to add us as a defendant in those actions because of the possibility, among other things, that statute of limitations periods would expire if they did not do so, and we have entered into these tolling agreements so that we may have time to inform the plaintiffs that adding us as a defendant in such actions would be misdirected and without merit. Such actions, if commenced against us, would be based on misconceptions about the nature of our past relationship with Arthur Andersen LLP and the other Arthur Andersen firms. We have been legally separate and distinct from Arthur Andersen LLP and the other Arthur Andersen firms at all times since 1989. We believe that because of the facts of our past relationship with Arthur Andersen LLP and the other Arthur Andersen firms, any potential lawsuit against us in this regard would be misdirected and without merit.

We maintain the types and amounts of insurance customary in the industries and countries in which we operate, including coverage for professional liability, general liability and management liability. We consider our insurance coverage to be adequate both as to the risks and amounts for the businesses we conduct.

Properties

We have major offices in the world’s leading business centers, including New York, Chicago, Dallas, Los Angeles, San Francisco, London, Frankfurt, Madrid, Milan, Paris, Sydney and Tokyo. In total, we have over 110 offices in 47 countries around the world. We do not own any material real property. Substantially all of our office space is leased under long-term leases with varying expiration dates. We believe that our facilities are adequate to meet our needs in the near future.

MANAGEMENT

Directors and Executive Officers

The following table presents information regarding the directors and executive officers of Accenture Ltd.

Name	Age	Years with Accenture	Position
Joe W. Forehand	54	29	Chief Executive Officer and Chairman of the Board of Directors
Stephan A. James	55	34	Chief Operating Officer and Director
Steven A. Ballmer	46	—	Director
Dina Dublon	48	—	Director
Karl-Heinz Flöther	49	23	Group Chief Executive—Financial Services Operating Group and Director
Joel P. Friedman	54	30	Director
William D. Green	48	24	Group Chief Executive—Communications & High Tech Operating Group and Director
Robert I. Lipp	64	—	Director
Blythe J. McGarvie	45	—	Director
Mark Moody-Stuart	61	—	Director
Masakatsu Mori	55	33	Director
Diego Visconti	52	26	Director
Wulf von Schimmelmann	55	—	Director
Jackson L. Wilson, Jr.	54	26	Corporate Development Officer and Director
Arnaud André	47	23	Managing Partner—People Matters & Enablement
R. Timothy S. Breene	53	6	Chief Strategy Officer and Group Chief Executive—Business Consulting Capability Group
Pamela J. Craig	45	22	Managing Partner—Global Business Operations
Mark Foster	42	18	Group Chief Executive—Products Operating Group
Gregg G. Hartemayer	49	25	Group Chief Executive—Technology & Outsourcing Capability Group
David R. Hunter	51	29	Group Chief Executive—Government Operating Group and Managing Partner—Asia Pacific
Jose Luis Manzanares	49	27	Managing Partner—Global Technology Solutions and Alliances
Michael G. McGrath	56	29	Chief Risk Officer
Gill Rider	47	22	Chief Leadership Officer
Douglas G. Scrivner	51	22	General Counsel and Secretary
Mary A. Tolan	41	20	Group Chief Executive—Resources Operating Group
Carlos Vidal	48	27	Managing Partner—Financial Services, South Europe; Country Managing Director, Spain; and Chairman, Partner Income Committee
Harry L. You	43	—	Chief Financial Officer

Joe W. Forehand has been Chairman of the Board of Directors since February 2001 and has been our Chief Executive Officer since November 1999. He currently serves as Chairman of our Management Committee, our Executive Committee and our Global Leadership Council. From June 1998 to November 1999, Mr. Forehand was responsible for our Communications & High Tech operating group. From September 1997 to June 1998, he was responsible for our Products operating group. From September 1994 to September 1997, Mr. Forehand was responsible for our Products group in the Americas.

Stephan A. James has been a Director since February 2001 and our Chief Operating Officer since July 2000. From November 1999 to June 2000, he was responsible for our Resources operating group. From September 1996 to October 1999, Mr. James was responsible for our Financial Services operating group. From September 1994 to August 1996, he was responsible for our Financial Services group in the Americas.

Steven A. Ballmer has been a Director since October 2001. He is chief executive officer and a director of Microsoft Corp., the world’s leading manufacturer of software for personal and business computing. Since joining Microsoft in 1980, Mr. Ballmer has headed several Microsoft divisions, including operations, operating systems development, and sales and support. He was promoted to president in July 1998 and was named CEO in January 2000, assuming full management responsibility for the company. Mr. Ballmer serves on the Nominating Committee of the Board of Directors.

Dina Dublon has been a Director since October 2001. She is executive vice president and chief financial officer of J.P. Morgan Chase & Co., a leading global financial services firm created by the merger of Chase Manhattan and J.P. Morgan & Co. Ms. Dublon is also a director and member of the compensation committee of the board of directors of The Hartford Financial Services Group, Inc. She spent most of her professional career with J.P. Morgan Chase & Co. and its predecessor merging firms, starting as a trader. Prior to being named CFO, she held numerous other positions, including senior vice president and corporate treasurer; managing director of the Financial Institutions Division; and senior vice president of corporate finance. Ms. Dublon serves on the Compensation Committee of the Board of Directors.

Karl-Heinz Flöther has been a Director since June 2001 and our Group Chief Executive—Financial Services Operating Group since December 1999. From June 1998 to February 2000, he was the Country Managing Partner of our Germany practice. From September 1997 to December 1999, he was responsible for our banking practice in continental Europe. From September 1996 to August 1997, Mr. Flöther was responsible for our practice services in Western Europe.

Joel P. Friedman has been a Director since June 2001, Managing General Partner—Accenture Technology Ventures since March 2002 and Managing General Partner—Accenture Technology Ventures, Americas since May 2001. Mr. Friedman currently serves as a director on the board of Calico Commerce Inc., a publicly traded Accenture portfolio company. From 1997 to 2000, he was responsible for our Banking industry group globally. Mr. Friedman serves on the Nominating Committee of the Board of Directors.

William D. Green has been a Director since June 2001 and our Group Chief Executive—Communications & High Tech Operating Group since December 1999 and the Country Managing Director of our United States practice since August 2000. From September 1997 to December 1999, Mr. Green was responsible for our Resources operating group. From September 1996 to September 1997, he was responsible for our manufacturing group in the Americas. Mr. Green serves on the Compensation Committee of the Board of Directors.

Robert I. Lipp has been a Director since October 2001. He is chairman and chief executive officer of Travelers Property Casualty Corp., a unit of Citigroup Inc., and is currently a director of Citigroup, a leading global financial services company. Until December 2000 he was Vice Chairman and Member of the Office of the Chairman of Citigroup and CEO of Citigroup’s Global Consumer Business. He joined Travelers Group in 1986 and held a number of senior positions there, including the CEO and chairman title from 1993 to 2000. Mr. Lipp serves on the Audit Committee of the Board of Directors and as Lead Outside Director.

Blythe J. McGarvie has been a Director since October 2001. She is executive vice president and chief financial officer of BIC Group, one of the world’s leading manufacturers of writing instruments, correction fluids, disposable lighters and shavers. The company also manufactures sailboards. Ms. McGarvie is also a member of the board of directors of The Pepsi Bottling Group, Inc. Prior to joining BIC, she was senior vice president and CFO of Hannaford Bros. Co., a supermarket retailer, for five years. She has also held senior financial positions at Sara Lee Corp. and Kraft General Foods. Ms. McGarvie serves as the Chair of the Audit Committee of the Board of Directors.

Mark Moody-Stuart has been a Director since October 2001. He is former chairman of The Shell Transport and Trading Company and chairman of the Committee of Managing Directors of the Royal Dutch/Shell Group of Companies. He was managing director of Shell Transport and a managing director of Royal Dutch/Shell Group, the world’s second-largest oil and gas enterprise, from 1991 to 2001. Mr. Moody-Stuart is a director of HSBC Holdings PLC and of Shell Transport & Trading PLC. Mr. Moody-Stuart serves as the Chairman of the Compensation Committee and on the Nominating Committee of the Board of Directors.

Masakatsu Mori has been a Director since June 2001. He has been the Country Managing Director of our Japan practice since 1989. Mr. Mori serves on the Nominating Committee of the Board of Directors.

Diego Visconti has been responsible for our Communications & High Tech operating unit in Europe and Latin America since 1995 and has been a Director since June 2001. From 1997 until May 2002, he was also the Country Managing Director of our Italy practice.

Wulf von Schimmelmann has been a Director since October 2001. He is chief executive officer of Postbank, Germany’s largest independent retail bank and among the largest commercial banks in the German market. He is also a member of the board of directors of Deutsche Post World Net Group. Mr. von Schimmelmann serves as the Chairman of the Nominating Committee and on the Audit Committee of the Board of Directors.

Jackson L. Wilson, Jr. has been a Director and our Corporate Development Officer since February 2001. He was the Managing General Partner—Accenture Technology Ventures, our venture capital business, from November 1999 to March 2002. From June 1997 to November 1999, he was responsible for our operating groups. From June 1995 to June 1997, Mr. Wilson was responsible for industry markets strategies and market and technology solutions.

Arnaud André has been our Managing Partner—People Matters & Enablement since September 2000. From September 1997 to August 2000, he was responsible for the development of our health services market in continental Europe. Prior to August 1997, Mr. André led our change management competency in France and the Benelux countries.

R. Timothy S. Breene has been our Chief Strategy Officer and Group Chief Executive—Business Consulting Capability Group since March 2002. From August 2000 to March 2002 he was Managing Partner—Global Service Lines. From December 1999 to August 2000, he was responsible for our capabilities development organization. From May 1998 to January 2000, Mr. Breene was responsible for our strategic services practice worldwide. From October 1997 to May 1998, he was responsible for our strategic services practice in our Products operating group. From June 1995 to October 1997, Mr. Breene was a client partner.

Pamela J. Craig has been our Managing Partner—Global Business Operations since June 2001. From February 2000 to June 2001, she was responsible for our Media & Entertainment industry group globally and was also a general partner in Accenture Technology Ventures Japan. From August 1998 to November 2000, Ms. Craig was responsible for our Media & Entertainment global operating unit. From 1996 to August 1998, she was responsible for our Media & Entertainment group in North America.

Mark Foster has been our Group Chief Executive—Products Operating Group since March 2002. From September 2000 to March 2002 he was responsible for our Products operating group in Europe. From August 1999 to September 2000 Mr. Foster was global managing partner of our Automotive, Industrial and Travel & Transportation industry groups. From May 1999 to August 1999 he was the head of our Pharmaceuticals & Medical Products client group in Europe. From September 1997 to May 1999 Mr. Foster was the managing partner of our Change Management competency in our Pharmaceuticals & Medical Products industry group. From 1994 to September 1997 he was a client partner with responsibility for clients in the pharmaceuticals, food manufacturing, consumer goods and retail industries.

Gregg G. Hartemayer has been our Group Chief Executive—Technology & Outsourcing Capability Group since March 2002. He was our Group Chief Executive—Products Operating Group from July 1998 to March 2002. From September 1997 to July 1998, Mr. Hartemayer was responsible for the consumer industry group within our Products operating group. He currently serves as a director on the board of Click Commerce Inc., a publicly traded Accenture portfolio company. From May 1996 to September 1997, he was responsible for the consumer industry group for the Americas.

David R. Hunter has been our Group Chief Executive—Government Operating Group since September 1997 and our Managing Partner—Asia Pacific since April 2002. From 1994 to 1997, he was responsible for our Government industry group.

Jose Luis Manzanares has been our Managing Partner—Global Technology Solutions and Alliances since April 2002. He was our Managing Partner—Geographic Serivces & CIO Organization from December 1999 to April 2002. December 1999. From September 1997 to December 1999, he was responsible for competency-related operations across Europe, the Middle East, Africa and India. From 1990 to 1997, Mr. Manzanares was the chief executive officer of Coritel, S.A., an information technology services company and wholly owned subsidiary of Accenture.

Michael G. McGrath has been our Chief Risk Officer since March 2002. He was our Capital Risk Officer from November 2001 to March 2002. He was our Treasurer from June 2001 to November 2001. From September 1997 to June 2001, Mr. McGrath was our Chief Financial Officer. From 1992 to 1997, he was responsible for quality and practice methodologies.

Gill Rider has been our Chief Leadership Officer since March 2002. From July 2000 to March 2002, Ms. Rider had responsibility for our Resources operating unit in Europe, the Middle East, Africa and Latin America. From 1999 to 2000 she was chairman of our UK and Ireland geographic unit. From 1996 to 1999 she had operational responsibility for our Utilities practice in Europe and South Africa.

Douglas G. Scrivner has been our General Counsel and Secretary since January 1996.

Mary A. Tolan has been our Group Chief Executive—Resources Operating Group since August 2000. From December 1999 to August 2000, she was responsible for our firmwide strategy. From August 1998 to December 1999, Ms. Tolan was responsible for our Retail industry group globally and for an operating unit within the Products operating group. From April 1996 to August 1998, she was responsible for our Retail industry group in North America.

Carlos Vidal has been our Managing Partner—Financial Services, South Europe since October 1997, responsible for the operating unit in South Europe and Latin America. He has also been responsible for the Financial Services operating unit in Central Europe, the Middle East and South Africa since January 2000. In addition, Mr. Vidal has been our Country Managing Director, Spain since 1998 and Chairman of the Partner Income Committee since December 2001. From September 1995 to October 1997 he was responsible for our consulting services across all industries in Spain, Portugal and Italy.

Harry L. You has been our Chief Financial Officer since June 2001. From March 1996 to June 2001, he was a Principal in the General Industrial Group and then a Managing Director at Morgan Stanley, responsible for the Computer and Business Services Group in the Investment Banking Division.

DIVIDEND POLICY

We currently do not anticipate that Accenture Ltd or Accenture SCA will pay dividends.

We may from time to time enter into financing agreements that contain financial covenants and restrictions, some of which may limit the ability of Accenture Ltd and Accenture SCA to pay dividends.

Future dividends on the Class A common shares of Accenture Ltd, if any, will be at the discretion of its board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

PRICE RANGE OF THE CLASS A COMMON SHARES

Trading in the Accenture Ltd Class A common shares commenced on the New York Stock Exchange on July 19, 2001 under the symbol “ACN.” The table below sets forth, on a per share basis for the periods indicated, the high and low sale prices for the Class A common shares as reported by the New York Stock Exchange.

	Price Range
	High	Low
Calendar Year 2001
Third Quarter (commencing July 19, 2001)	$15.65	$11.61
Fourth Quarter	$28.00	$12.12

Calendar Year 2002
First Quarter	$30.50	$23.13
Second Quarter (through May 24, 2002)	$26.70	$19.50

The closing sale price of Class A common shares as reported by the New York Stock Exchange on May 24, 2002 was $20.82. As of May 24, 2002, there were 1,222 holders of record of the Class A common shares.

There is no trading market for the Accenture Ltd Class X common shares. As of May 24, 2002, there were 1,468 holders of record of the Class X common shares.

SELECTED FINANCIAL DATA

The following selected financial data have been presented on a historical cost basis for all periods presented. The data as of August 31, 2000 and 2001 and for the years ended August 31, 1999, 2000 and 2001 are derived from the audited historical financial statements and related notes which are included elsewhere in this report. The data as of February 28, 2002 and for the six months ended February 28, 2001 and 2002 are derived from the historical unaudited financial statements and related notes which are included elsewhere in this report. The data as of August 31, 1999 and for the year ended August 31, 1998 are derived from audited historical financial statements and related notes which are not included in this report. The data as of August 31, 1997 and 1998 and for the year ended August 31, 1997 are derived from unaudited historical financial statements and related notes which are not included in this report. The selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this report.

	Year ended August 31,					Six months ended February 28,
	1997	1998	1999	2000	2001	2001	2002
	(in millions, except share and per share data)
Income Statement Data:
Revenues:
Revenues before reimbursements	$6,275	$8,215	$9,550	$9,752	$11,444	$5,713	$5,902
Reimbursements	1,172	1,425	1,529	1,788	1,904	909	917

Revenues	7,447	9,640	11,079	11,540	13,348	6,622	6,819
Operating expenses:
Cost of services:*
Cost of services before reimbursable expenses*	3,470	4,700	5,457	5,486	6,200	2,943	3,514
Reimbursable expenses	1,172	1,425	1,529	1,788	1,904	909	917

Cost of services*	4,642	6,125	6,986	7,274	8,104	3,852	4,431
Sales and marketing*	611	696	790	883	1,217	453	759
General and administrative costs*	819	1,036	1,271	1,297	1,516	765	826
Reorganization and rebranding costs	—	—	—	—	848	189	—
Restricted share unit-based compensation	—	—	—	—	967	—	—

Total operating expenses*	6,072	7,857	9,047	9,454	12,652	5,259	6,016

Operating income*	1,375	1,783	2,032	2,086	696	1,363	803
Gain (loss) on investments, net	—	—	92	573	107	189	(306)
Interest income	—	—	60	67	80	42	24
Interest expense	(19)	(17)	(27)	(24)	(44)	(11)	(24)
Other income (expense)	4	(6)	(5)	51	17	24	2
Equity in losses of affiliates	—	(1)	(6)	(46)	(61)	(41)	(6)

Income before taxes*	1,360	1,759	2,146	2,707	795	1,566	493
Provision for taxes (1)	118	74	123	243	503	136	268

Income before minority interest and accounting change*	1,242	1,685	2,023	2,464	292	1,430	225
Minority interest	—	—	—	—	577	—	(133)

Income before accounting change*	1,242	1,685	2,023	2,464	869	1,430	92
Cumulative effect of accounting change	—	—	—	—	188	188	—

Partnership income before partner distributions* (2)	$1,242	$1,685	$2,023	$2,464		$1,618

Net income*					$1,057		$92

*	Excludes payments for partner distributions in respect of periods ended on or prior to May 31, 2001.
(1)
For periods ended on or prior to May 31, 2001, we operated through partnerships in many countries. Therefore, we generally were not subject to income taxes in those countries. Taxes related to income earned by our partnerships were the responsibility of the individual partners. In other countries, we operated through corporations, and in these circumstances we were subject to income taxes.

(2)
Partnership income before partner distributions is not comparable to net income of a corporation similarly determined. Partnership income in respect of periods ended on or prior to May 31, 2001 is not executive compensation in the customary sense because partnership income is comprised of distributions of current earnings. Accordingly, compensation and benefits for services rendered by partners have not been reflected as an expense in our historical financial statements for periods prior to May 31, 2001.

	Year ended August 31,					Six months ended February 28,
	1997	1998	1999	2000	2001	2001	2002
Earnings Per Share Data:
Earnings per share:
—basic							$0.23

—diluted							$0.22

Weighted average shares:
—basic							410,027,002

—diluted							1,027,557,818

	As of August 31,					As of February 28,
	1997	1998	1999	2000	2001	2002
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$325	$736	$1,111	$1,271	$1,880	$1,131
Working capital	175	531	913	1,015	401	852
Total assets	2,550	3,704	4,615	5,451	6,061	5,199
Long-term debt	192	157	127	99	1	4
Total partners’ capital	761	1,507	2,208	2,368	—	—
Shareholders’ equity	—	—	—	—	282	262

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL  CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our historical financial statements and related notes included elsewhere in this report.

All references to years, unless otherwise noted, refer to our fiscal year, which ends on August 31. For example, a reference to “2001” or “fiscal year 2001” means the 12-month period that ended on August 31, 2001. All references to quarters, unless otherwise noted, refer to the quarters of our fiscal year.

Overview

The results of our operations are affected by the level of economic activity and change in the industries we serve. Our business is also driven, in part, by the pace of technological change and the type and level of technology spending by our clients. The ability to identify and capitalize on these technological and market changes early in their cycles is a key driver of our performance. Our cost management strategy is to anticipate changes in demand for our services and to identify cost-management initiatives in order to manage costs as a percentage of revenues.

Prior to May 31, 2001, we operated as a series of related partnerships and corporations under the control of our partners. We now operate in a corporate structure. As a business, whether in partnership form or in a corporate structure, our profitability is driven by many of the same factors. Revenues are driven by our partners’ and senior executives’ ability to secure contracts for new engagements and to deliver solutions and services that add value to our clients. Our ability to add value to clients and therefore drive revenues depends in part on our ability to offer market-leading service offerings and to deploy skilled teams of professionals quickly and on a global basis. While current economic conditions have caused some clients to reduce or defer their expenditures for consulting services, we are positioning ourselves to achieve revenue growth through our business transformation outsourcing solutions, among other areas. While new contract bookings were strong in the first half of fiscal 2002, such bookings include an increasing proportion of business transformation outsourcing contracts which have slower impacts on short-term revenue growth. We are unable to predict the level of impact that the current economic environment will have on our ability to secure contracts for new engagements.

Cost of services is primarily driven by the cost of client service personnel, which consists primarily of compensation and other personnel costs. Cost of services as a percentage of revenues is driven by the productivity of our client service workforce. Chargeability, or utilization, represents the percentage of our professionals’ time spent on billable work. We plan and manage our headcount to meet the anticipated demand for our services. For example, in 2001, we announced initiatives to reduce our staff in certain parts of the world, in certain skill groups and in some support positions. Selling and marketing expense is driven primarily by development of new service offerings, the level of concentration of clients in a particular industry or market, client targeting, image development and brand-recognition activities. General and administrative costs generally correlate with changes in headcount and activity levels in our business.

Presentation

As a result of a restructuring in 1989, we and our “member firms,” which are now our subsidiaries, became legally separate and distinct from the Arthur Andersen firms. Thereafter, until August 7, 2000, we had contractual relationships with an administrative entity, Andersen Worldwide, and indirectly with the separate Arthur Andersen firms. Under these contracts, called member firm agreements, we and our member firms, on the one hand, and the Arthur Andersen firms, on the other hand, were two stand-alone business units linked through such agreements to Andersen Worldwide for administrative and other services. In addition, during this period our partners individually were members of the administrative entity, Andersen Worldwide. Following arbitration proceedings between us and Andersen Worldwide and the Arthur Andersen firms that were completed in August 2000, the tribunal terminated our contractual relationships with Andersen Worldwide and all the Arthur Andersen firms. On January 1, 2001, we began to conduct business under the name Accenture. See “Certain Relationships and Transactions—Relationship with Andersen Worldwide and Arthur Andersen Firms” in Annex B.

Because we have historically operated as a series of related partnerships and corporations under the control of our partners, our partners generally participated in profits, rather than received salaries. Therefore, our historical financial statements in respect of periods ended on or prior to May 31, 2001 do not reflect any compensation or benefit costs for services rendered by them. Following our transition to a corporate structure, operating expenses include partner compensation, which consists of salary, variable compensation and benefits. Similarly, in periods when we operated primarily in the form of partnerships, our partners paid income tax on their shares of the partnerships’ income. Therefore, our historical financial statements in respect of periods ended on or prior to May 31, 2001 do not reflect the income tax liability that we would have paid as a corporation. Following our transition to a corporate structure, we are subject to corporate tax on our income. For purposes of comparing our results for 2000 with our results for 2001, we have included pro forma financial information below.

Segments

Our five reportable operating segments are our operating groups (formerly referred to as global market units), which are Communications & High Tech, Financial Services, Government, Products and Resources. Operating groups are managed on the basis of revenues before reimbursements because our management believes it is a better indicator of operating group performance than revenues. Generally, operating expenses for each operating group have similar characteristics and are subject to the same drivers, pressures and challenges. While most operating expenses apply to all segments, some sales and marketing expenses are typically lower as a percentage of revenues in industry groups whose client base is concentrated and higher in industry groups whose client base is more fragmented. The discussion and analysis related to each operational expense category applies to all segments, unless otherwise indicated.

In the first quarter of fiscal 2002 we made certain changes in the format of information presented to the chief executive officer. The most significant of these changes was the elimination of interest expense from the five operating groups’ operating income and the elimination of interest credit from Other’s operating income. Also, the consolidated affiliated companies’ revenue and operating income (loss) results are included in the five operating groups’ results rather than being reported in Other. Segment results for all periods presented have been revised to reflect these changes.

Revenues

Revenues include all amounts that are billable to clients. Revenues are recognized on a time-and-materials basis, or on a percentage-of-completion basis, depending on the contract, as services are provided by employees and subcontractors. In fiscal 2001, approximately 54% of our revenues were attributable to activities in the Americas, 39% of our revenues were attributable to our activities in Europe, the Middle East and Africa, and 7% of our revenues were attributable to our activities in the Asia/Pacific region.

Revenues before reimbursements include the margin earned on computer hardware and software resale contracts, as well as revenues from alliance agreements, neither of which is material to us. Reimbursements, including those relating to travel and out-of-pocket expenses, and other similar third-party costs, such as the cost of hardware and software resales, are included in revenues, and an equivalent amount of reimbursable expenses is included in cost of services.

Client prepayments (even if nonrefundable) are deferred, i.e., classified as a liability, and recognized over future periods as services are delivered or performed.

Generally, our contracts are terminable by the client on short notice or without notice. Accordingly, we do not believe it is appropriate to characterize these contracts as backlog. Normally if a client terminates a project, the client remains obligated to pay for commitments we have made to third parties in connection with the project, services performed and reimbursable expenses incurred by us through the date of termination.

While we have many types of contracts, including time-and-materials contracts, fixed-price contracts and contracts with features of both of these contract types, we have been moving away from contracts that are priced solely on a time-and-materials basis toward contracts that also include incentives related to costs incurred, benefits produced and our adherence to schedule. We estimate that a majority of our contracts have some fixed-price, incentive-based or other pricing terms that condition our fee on our ability to deliver defined goals. The trend to include greater incentives in our contracts related to costs incurred, benefits produced or adherence to schedule may increase the variability in revenues and margins earned on such contracts. We conduct rigorous reviews prior to signing such contracts to evaluate whether these incentives are reasonably achievable.

As a result of the difficult economic environment, some clients have reduced or deferred expenditures for consulting services and we have also experienced pricing pressure over the last year which has eroded our revenues somewhat. However, we have implemented cost-management programs such that operating margins have been maintained or improved over this period. Current and future cost-management initiatives may not be sufficient to maintain our margins if the current challenging economic environment continues for several quarters. We expect revenues before reimbursements for the third quarter ending May 31, 2002 to be at or about the level of revenues before reimbursements for the third quarter of fiscal 2001, which were $2,953 million. We expect diluted earnings per share for the third quarter to be approximately $0.26-$0.27 per share.

Operating Expenses

Operating expenses include variable and fixed direct and indirect costs that are incurred in the delivery of our solutions and services to clients. The primary categories of operating expenses include cost of services, sales and marketing, and general and administrative costs.

We record variable compensation to our partners and other senior employees based on our quarterly and annual results as compared to our budgets and taking into account other factors, including industry-wide results and the general economic environment. These costs are reflected in cost of services, sales and marketing, and general and administrative costs in relation to the activities performed by our partners and other senior employees.

Cost of Services

Cost of services includes the direct costs to provide services to our clients. Such costs generally consist of compensation for client service personnel, the cost of subcontractors hired as part of client service teams, costs directly associated with the provision of client service, such as facilities for outsourcing contracts and the recruiting, training, personnel development and scheduling costs of our client service personnel. Reimbursements, including those relating to travel and other out-of-pocket expenses, and other similar third-party costs, such as the cost of hardware and software resales, are included in revenues, and an equivalent amount of reimbursable expenses is included in cost of services.

Sales and Marketing

Sales and marketing expense consists of expenses related to promotional activities, market development, including costs to develop new service offerings, and image development, including advertising and market research.

General and Administrative Costs

General and administrative costs primarily include costs for non-client service personnel, information systems and office space. Through various cost-management initiatives, we seek to manage general and administrative costs proportionately in line with or below anticipated changes in revenues.

Reorganization and Rebranding Costs

Reorganization and rebranding costs include one-time costs to rename our organization Accenture and other costs to transition to a corporate structure. Substantially all of these costs were incurred in fiscal year 2001 and no material costs are expected in fiscal year 2002.

Restricted Share Unit-based Compensation

Restricted share unit-based compensation reflects restricted share unit awards that were granted at the time of the initial public offering of the Accenture Ltd Class A common shares on July 19, 2001, and vested prior to August 31, 2001. These restricted share units were granted to some of our partners, former partners, employees and former employees pursuant to a formula adopted by the board of directors of Accenture Ltd.

Gain (Loss) on Investments

Gain (loss) on investments primarily represents gains and losses on the sales of marketable securities and writedowns on investments in securities. These fluctuate over time, are not predictable and may not recur. Beginning on September 1, 2000, they also include changes in the fair market value of equity holdings considered to be derivatives in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

Interest Income

Interest income represents interest earned on cash and cash equivalents. Interest income also includes interest earned on a limited number of client engagement receivables when we agree in advance to finance those receivables for our clients beyond the normal billing and collection period.

Interest Expense

Interest expense reflects interest incurred on borrowings and retirement obligations and other non-current liabilities.

Other Income (Expense)

Other income (expense) consists of currency exchange gains (losses) and the recognition of income from the vesting of options for services by our representatives on the boards of directors of some of those companies in which we have invested. In general, we earn revenues and incur related costs in the same currency. We hedge significant planned movements of funds between countries, which potentially give rise to currency exchange gains (losses).

Equity in Gains (Losses) of Affiliates

Equity in gains (losses) of affiliates represents our share of the operating results of non-consolidated companies over which we have significant influence.

Provision for Taxes

Prior to our transition to a corporate structure, we were generally not subject to income taxes in most countries because we operated in partnership form in those countries. Since taxes related to income earned by the partnerships were the responsibility of the individual partners, our partners reported and paid taxes on their share of the partnerships’ income on their individual tax returns. In other countries, however, we operated in the form of a corporation or were otherwise subject to entity-level taxes on income and withholding taxes. As a result, prior to our transition to a corporate structure, we paid some entity-level taxes, with the amount varying from year to year depending on the mix of earnings among the countries. Where applicable, we accounted for these taxes under the asset and liability method. Therefore, our historical financial statements in respect of periods ended on or prior to May 31, 2001 do not reflect the income tax liability that we would have paid as a corporation. Following our transition to a corporate structure, we are subject to corporate tax on our income.

Minority Interest

Minority interest eliminates the income earned or expense incurred attributable to the equity interest that some of our partners have in our subsidiary Accenture SCA and the equity interest that some of our partners have in our subsidiary Accenture Canada Holdings Inc. See “Business—Accenture Organizational Structure.” The resulting net income of Accenture Ltd represents the income attributable to the shareholders of Accenture Ltd. Effective January 2002, minority interest also includes immaterial amounts attributable to minority shareholders in our subsidiary, Avanade, Inc.

Partnership Income Before Partner Distributions

Our historical financial statements in respect of periods ended on or prior to May 31, 2001 reflect our organization as a series of related partnerships and corporations under the control of our partners. The income of our partners in historical periods is not executive compensation in the customary sense because in those periods partner compensation was comprised of distributions of current earnings, out of which our partners were responsible for their payroll taxes and benefits.

Net Income

Net income reflects the earnings of our organization under a corporate structure. We have provided pro forma financial results that include adjustments to exclude one-time items and other adjustments to include partner compensation and income taxes necessary to present our historical financial statements in respect of periods ended on or prior to May 31, 2001 in corporate structure as if the transition had occurred on September 1, 2000.

Critical Accounting Policies and Estimates

Revenue Recognition

We derive substantially all our revenues from contracts for management consulting and technology service offerings and solutions that we develop, implement and manage for our clients. Depending on the terms of the contract, revenues are recognized on a time-and-materials basis or on a percentage-of-completion basis as services are provided by our employees, and to a lesser extent, subcontractors. Revenues from time-and-materials service contracts are recognized as the services are provided. Revenues from long-term system integration contracts are recognized based on the percentage of services provided during the period compared to the total estimated services to be provided over the duration of the contract. This method is followed where reasonably dependable estimates of the revenues and costs applicable to various elements of a contract can be made. Estimates of total contract revenues and costs are continuously monitored during the term of the contract, and recorded revenues and costs are subject to revision as the contract progresses. Such revisions, which may result in increases or decreases to revenues and income, are reflected in the financial statements in the period in which they are first identified.

Each contract has different terms based on the scope, deliverables and complexity of the engagement, the terms of which frequently require us to make judgments and estimates about recognizing revenue. While we have many types of contracts, including time-and-materials contracts, fixed-price contracts and contracts with features of both of these contract types, we have been moving away from contracts that are priced solely on a time-and-materials basis toward contracts that also include incentives related to costs incurred, benefits produced, goals attained and our adherence to schedule. We estimate that a majority of our contracts have some fixed-price, incentive-based or other pricing terms that condition some or all of our fees on our ability to deliver defined goals. For systems integration contracts, estimated revenues for applying the percentage-of-completion method include estimated incentives for which achievement of defined goals is deemed probable. Incentives relating to non-systems integration projects are not recorded until the contingency is achieved.

In recent years, our outsourcing business has increased significantly. Determining revenue and margins on outsourcing contracts requires judgment. Typically the terms of these contracts span several years. In a number of these arrangements we hire client employees and become responsible for client obligations. Revenues are recognized as services are performed or as transactions are processed in accordance with contractual standards, and costs on outsourcing contracts are generally charged to expense as incurred. This typically results in a relatively stable margin percentage over the life of the contract. Outsourcing contracts can also include incentive payments for benefits delivered to clients. Revenues relating to such incentive payments are not recorded until the contingency is satisfied.

Income Taxes

Determining the consolidated provision for income tax expense, deferred tax assets and liabilities and related valuation allowance involves judgment. As a global company with offices in 47 countries, we are required to calculate and provide for income taxes in each of the tax jurisdictions where we operate. This involves estimating current tax exposures in each jurisdiction as well as making judgments regarding the recoverability of deferred tax assets. To determine the quarterly tax rate we are required to estimate full-year income and the related income tax expense in each jurisdiction. The estimated effective tax rate, so determined, is adjusted for the tax related to significant unusual items such as the one-time charge of $212 million recorded in the first half of fiscal 2002 related to investment writedowns for which tax benefits are not expected to be realized. Tax exposures can involve complex issues and may require an extended period to resolve. Changes in the geographic mix or estimated level of annual pre-tax income can affect the overall effective tax rate.

Valuation of Investments

Gains and losses on investments are not predictable and can cause fluctuations in net income. Management conducts periodic impairment reviews of each investment in our portfolio, including historical and projected financial performance, expected cash needs and recent funding events. Other-than-temporary impairments are recognized in the income statement if the market value of the investment is below its cost basis for an extended period or the issuer has experienced significant financial declines or difficulties in raising capital to continue operations. Judgment is required to first determine the market value of each investment and then to assess whether impairments are temporary or other-than-temporary. Changes in the market value of equity derivatives are reflected in the income statement in the current period. Adverse changes in the financial condition of our investments could result in impairment charges.

After exploring a number of alternatives, we have decided to sell substantially all of our minority ownership interests in our venture and investment portfolio that could cause volatility in our future earnings. We have engaged an investment bank and are currently in discussions with potential purchasers. We expect to receive offers that allow us to retain a modest percentage of ownership in the venture and investment portfolio through an ongoing alliance with the buyer. We believe the transaction will be completed by the end of the calendar year. Related to this decision, our loss on investments in the six months ended February 28, 2002 included a charge of $212 million, before and after tax, related to investment writedowns of our venture and investment portfolio and the loss we expect to incur on this sale transaction. As of February 28, 2002, after giving effect to the charge, our venture and investment portfolio has a net book value of $109 million, $58 million of which is hedged.

We will continue to make investments and will accept equity and equity-linked securities using guidelines intended to eliminate volatility, but we will discontinue venture capital investing.

Historical Results of Operations

The following table sets forth the unaudited percentage of revenues represented by items in our Combined and Consolidated Income Statements for the periods presented.

	Year ended August 31,			Six months ended February 28,
	1999	2000	2001	2001	2002
Revenues:
Revenues before reimbursements	86%	85%	86%	86%	87%
Reimbursements	14	15	14	14	13

Revenues	100	100	100	100	100
Operating expenses:
Cost of services:*
Cost of services before reimbursable expenses*	49	48	47	44	52
Reimbursable expenses	14	15	14	14	13

Cost of services*	63	63	61	58	65
Sales and marketing*	7	8	9	7	11
General and administrative costs*	12	11	11	12	12
Reorganization and rebranding costs	—	—	7	2	—
Restricted share unit-based compensation	—	—	7	—	—

Total operating expenses*	82	82	95	79	88
Operating income*(1)	18	18	5	21	12
Gain (loss) on investments, net	1	5	1	3	(5)
Interest income	n/m	n/m	n/m	1	n/m
Interest expense	n/m	n/m	n/m	n/m	n/m
Other income (expense)	n/m	n/m	n/m	n/m	n/m
Equity in losses of affiliates	n/m	n/m	n/m	(1)	n/m

Income before taxes*	19	23	6	24	7
Provision for taxes	1	2	4	2	4

Income before minority interest and accounting change*	18	21	2	22	3
Minority interest	—	—	4	—	(2)

Income before accounting change*	18	21	6	22	1
Cumulative effect of accounting change	—	—	2	3	—

Partnership income before partner distributions*	18%	21%		25%

Net income*			8%		1%

n/m = not meaningful
*	Excludes payments for partner distributions in respect of periods ended on or prior to May 31, 2001.
(1)
Operating income as a percentage of revenues before reimbursements was 21%, 21% and 6% for 1999, 2000 and 2001, respectively. Operating income as a percentage of revenues before reimbursements was 24% and 14% for the six months ended February 28, 2001 and 2002, respectively.

We provide services through five operating groups. The following table provides unaudited financial information for each of these operating groups.

	Year ended August 31,			Six months ended February 28,
	1999	2000	2001	2001	2002
	(in millions, except percentages)
Revenues:
Communications & High Tech	$2,499	$2,806	$3,238	$1,674	$1,495
Financial Services	2,736	2,542	2,894	1,465	1,379
Government	777	797	1,003	451	660
Products	1,699	1,932	2,357	1,175	1,297
Resources	1,812	1,661	1,933	935	1,066
Other	27	14	19	13	5

Total revenues before reimbursements	9,550	9,752	11,444	5,713	5,902
Reimbursements	1,529	1,788	1,904	909	917

Total	$11,079	$11,540	$13,348	$6,622	$6,819

Revenues as a percentage of total:
Communications & High Tech	23%	24%	24%	25%	22%
Financial Services	25	22	22	22	20
Government	7	7	8	7	10
Products	15	17	18	18	19
Resources	16	15	14	14	16
Other	n/m	n/m	n/m	n/m	n/m

Total revenues before reimbursements	86	85	86	86	87
Reimbursements	14	15	14	14	13

Total	100%	100%	100%	100%	100%

Operating Income (Loss):
Communications & High Tech	$557	$671	$449	$413	$130
Financial Services	824	666	537	435	157
Government	103	80	75	45	114
Products	263	416	363	270	259
Resources	285	264	235	196	144
Other	0	(11)	(963)	3	(1)

Total	$2,032	$2,086	$696	$1,362	$803

Operating Income (Loss) as a percentage of total:
Communications & High Tech	27%	32%	64%	30%	16%
Financial Services	41	32	77	32	20
Government	5	4	11	3	14
Products	13	20	52	20	32
Resources	14	13	34	15	18
Other	n/m	(1)	(138)	n/m	n/m

Total	100%	100%	100%	100%	100%

Operating Income as a percentage of total revenues before reimbursements by operating group:
Communications & High Tech	22%	24%	14%	25%	9%
Financial Services	30	26	19	30	11
Government	13	10	7	10	17
Products	15	22	15	23	20
Resources	16	16	12	21	14
Other	n/m	n/m	n/m	n/m	n/m

Operating Income as a percentage of revenues before reimbursements	21%	21%	6%	24%	14%

Operating Income as a percentage of revenues	18%	18%	5%	21%	12%

n/m = not meaningful

Pro Forma Financial Information

The following pro forma consolidated income statements for the year ended August 31, 2001 and for the six months ended February 28, 2001 are based on our historical financial statements included elsewhere in this report.

The pro forma consolidated income statements give effect to the following as if they occurred on September 1, 2000:

•	the transactions related to our transition to a corporate structure described under “Certain Transactions and Relationships—Reorganization and Related Transactions” attached hereto as Annex A;

•	compensation payments to employees who were partners prior to our transition to a corporate structure;

•	provision for corporate income taxes; and

•	Accenture Ltd’s initial public offering in July 2001.

The pro forma as adjusted consolidated income statements give effect to the pro forma adjustments described above and also to the exclusion of one-time rebranding costs of $304 million incurred in connection with our name change to Accenture. Management believes that this pro forma as adjusted information provides useful supplemental information in understanding its results of operations.

The pro forma and pro forma as adjusted consolidated income statements for the year ended August 31, 2001 and for the six months ended February 28, 2001 exclude one-time events directly attributable to Accenture Ltd’s initial public offering because of their nonrecurring nature. These one-time events include:

•	net compensation cost of approximately $967 million resulting from the grant of restricted share units in connection with Accenture Ltd’s initial public offering; and

•	approximately $544 million for costs associated with our transition to a corporate structure.

The pro forma and pro forma as adjusted consolidated income statement for the year ended August 31, 2001 excludes the effect of a cumulative change in accounting principle to implement SFAS 133.

The pro forma adjustments are based upon available information and assumptions that management believes are reasonable.

This information and the accompanying notes should be read in conjunction with our historical financial statements and the related notes included elsewhere in this report. The information presented is not necessarily indicative of the results of operations or financial position that might have occurred had the events described above actually taken place as of the dates specified or that may be expected to occur in the future.

Pro Forma Consolidated Income Statement For the Year Ended August 31, 2001
(Unaudited)

	As reported	Adjustments		Pro forma	As adjusted adjustments		Pro forma as adjusted	% of revenues
	(in millions, except percentages and share and per share data)
Revenues:
Revenues before reimbursements	$11,444	$—		$11,444	$—		$11,444	86%
Reimbursements	1,904	—		1,904	—		1,904	14

Revenues	13,348	—		13,348	—		13,348	100
Operating expenses:
Cost of services:*
Cost of services before reimbursable expenses*	6,200	725	(a)	6,925	—		6,925	52
Reimbursable expenses	1,904	—		1,904	—		1,904	14

Cost of services*	8,104	725		8,829	—		8,829	66
Sales and marketing*	1,217	290	(a)	1,507	—		1,507	11
General and administrative costs*	1,516	44	(a)	1,560	—		1,560	12
Reorganization and rebranding costs	848	(544	)(b)	304	(304	)(h)	—	n/m
Restricted share unit-based compensation	967	(967	)(c)	—	—		—	n/m

Total operating expenses*	12,652	(452)		12,200	(304)		11,896	89

Operating income*	696	452		1,148	304		1,452	11
Gain on investments, net	107	—		107	—		107	1
Interest income	80	—		80	—		80	n/m
Interest expense	(44)	(15	)(d)	(59)	—		(59)	n/m
Other income (expense)	17	—		17	—		17	n/m
Equity in losses of affiliates	(61)	—		(61)	—		(61)	n/m

Income before taxes*	795	437		1,232	304		1,536	12
Provision for taxes	503	(10	)(e)	493	121	(e)	614	5

Income before minority interest and accounting change*	292	447		739	183		922	7
Minority interest	577	(1,013	)(f)	(436)	(109	)(f)	(545)	(4)

Income before accounting change*	$869	$(566)		$303	$74		$377	3%

Earnings per share:

—basic				$0.73			$0.91

—diluted				$0.73			$0.91

Outstanding shares at August 31, 2001:
—basic				412,705,954 (g)			412,705,954 (g)

—diluted				1,008,163,290 (g)			1,008,163,290 (g)

n/m	= not meaningful
*	Historical information excludes payments for partner distributions in respect of periods ended on or prior to May 31, 2001.

Pro Forma Consolidated Income Statement for the Six Months Ended February 28, 2001
(Unaudited)

	As reported	Adjustments		Pro forma	As adjusted adjustments		Pro forma as adjusted	% of revenues
	(in millions, except percentages and share and per share data)
Revenues:
Revenues before reimbursements	$5,713	$—		$5,713	$—		$5,713	86%
Reimbursements	909	—		909	—		909	14

Revenues	6,622	—		6,622	—		6,622	100
Operating expenses:
Cost of services:*
Cost of services before reimbursable expenses*	2,943	559	(a)	3,502	—		3,502	53
Reimbursable expenses	909	—		909	—		909	14

Cost of services*	3,852	559		4,411	—		4,411	67
Sales and marketing*	453	219	(a)	672	—		672	10
General and administrative costs*	765	32	(a)	797	—		797	12
Reorganization and rebranding costs	189	(13	)(b)	176	(176	)(h)	—	—

Total operating expenses*	5,259	797		6,056	(176)		5,880	89

Operating income*	1,363	(797)		566	176		742	11
Gain on investments, net	189	—		189	—		189	3
Interest income	42	—		42	—		42	1
Interest expense	(11)	(10	)(d)	(21)	—		(21)	n/m
Other income (expense)	24	—		24	—		24	n/m
Equity in losses of affiliates	(41)	—		(41)	—		(41)	(1)

Income before taxes*	1,566	(807)		759	176		935	14
Provision for taxes	136	168	(e)	304	70	(e)	374	6

Income before minority interest and accounting change*	1,430	(975)		455	106		561	8
Minority interest	—	(269	)(f)	(269)	(63	)(f)	(332)	(5)

Income before accounting change*	$1,430	$(1,244)		$186	$43		$229	3%

Earnings per share:
—basic				$0.45			$0.56

—diluted				$0.45			$0.56

Outstanding shares at August 31, 2001:
—basic				412,705,954 (g)			412,705,954 (g)

—diluted				1,008,163,290 (g)			1,008,163,290 (g)

n/m	= not meaningful
*	Historical information excludes payments for partner distributions in respect of periods ended on or prior to May 31, 2001.

Notes to Pro Forma Financial Information
(Unaudited)
(in millions, except percentages and share and per share data)

(a)
Adjustments totaling $1,059 and $810 for the year ended August 31, 2001 and for the six months ended February 28, 2001, respectively, reflect the effects of partner compensation and benefit costs as if our transition to a corporate structure had occurred on September 1, 2000. Prior to our transition to a corporate structure, payments to our partners were generally accounted for as distributions of partners’ income, rather than compensation expense. For the year ended August 31, 2001 and for the six months ended February 28, 2001, compensation and benefit costs of partners have been allocated 69% to cost of services, 27% to sales and marketing, and 4% to general and administrative costs based on an estimate of the time spent on each activity at the appropriate cost rates.

The compensation plan adopted upon our transition to a corporate structure includes a fixed salary, benefits and performance-based bonuses. All elements of the new compensation plan, including bonuses, have been reflected in the pro forma adjustments because our partners would have earned the bonuses based on our results of operations for the historical periods. Benefit costs are medical, dental and payroll taxes, all of which are based on estimated costs that would have been incurred had these benefits been in place during the historical periods.

(b)
One-time reorganization costs were incurred during the year ended August 31, 2001. Reorganization costs for the year ended August 31, 2001 include $89 of restructuring costs relating to our transition to a corporate structure and $455 of indirect taxes, such as capital and stamp duty imposed on transfers of assets to the new corporate holding company structure. Reorganization costs for the six months ended February 28, 2001 include $13 of restructuring costs relating to our transition to a corporate structure.

(c)
In connection with Accenture Ltd’s initial public offering, 68,481,815 fully vested restricted share units at $14.50 per share were granted in July 2001 to certain partners, former partners and employees. The $967 expense represents the fair value of fully vested restricted share units less $26 relating to canceled liabilities for a deferred bonus plan for employees. Each restricted share unit represents an unfunded, unsecured right, which is nontransferable except in the event of death, of a participant to receive an Accenture Ltd Class A common share on the date specified in the participant’s award agreement.

(d)
Reflects adjustments of $15 and $10 for the year ended August 31, 2001 and for the six months ended February 28, 2001, respectively, representing estimated interest expense on early-retirement benefits payable to partners.

(e)
Reflects adjustments for an estimated income tax provision as if we had operated in a corporate structure at a pro forma tax rate of 40%. The adjustment for the year ended August 31, 2001 is net of $222 relating to the revaluation of deferred tax liabilities upon change in tax status, including income taxes relating to mandatory changes in tax accounting methods, from a partnership to a corporate structure. As a series of related partnerships and corporations under the control of our partners, we generally were not subject to income taxes. However, some of the corporations were subject to income taxes in their local jurisdictions.

(f)
Minority interests for the year ended August 31, 2001 and for the six months ended February 28, 2001 are based on the assumption that minority interests as of August 31, 2001 existed throughout the fiscal year. As of August 31, 2001 partners owned a 59% minority interest in Accenture SCA and Accenture Canada Holdings Inc. Since Accenture Ltd is the sole general partner of Accenture SCA and owns the majority of the voting shares, Accenture Ltd consolidates Accenture SCA and its subsidiaries. Although the other shareholders of Accenture SCA hold more than 50% of the economic interest in Accenture SCA, they do not have voting control and therefore are considered to be a minority interest.

(g)
Earnings per share calculations for the year ended August 31, 2001 and for the six months ended February 28, 2001 are based on the assumption that shares and share equivalents outstanding as of August 31, 2001 were outstanding throughout the year. For the purposes of the pro forma earnings per share calculation, diluted outstanding shares include Accenture Class A common shares issuable or exchangeable upon redemption or exchange of shares held by SCA Class I common shareholders and Accenture Canada Holdings Inc. shareholders. The weighted average shares outstanding, basic and diluted, were calculated based on:

Share issuances	Basic	Diluted
Accenture Ltd Class A common shares	343,307,238	343,307,238
Accenture SCA Class I common shares	—	587,296,594
Accenture Canada Holdings Inc. exchangeable shares	—	8,160,742
Restricted share units	69,398,716	69,398,716

Weighted average shares outstanding	412,705,954	1,008,163,290

(h)
One-time rebranding costs were incurred during the year ended August 31, 2001 and during the six months ended February 28, 2001. Rebranding costs for the year ended August 31, 2001 and for the six months ended February 28, 2001 include $157 and $66, respectively, for the amortization of intangible assets relating to the final resolution of arbitration with Andersen Worldwide and Arthur Andersen as well as $147 and $110, respectively, from changing our name to Accenture. These amounts are considered pro forma as adjusted adjustments due to their nonrecurring nature.

Six Months Ended February 28, 2002 Compared to Six Months Ended February 28, 2001

Our results of operations in respect of periods ended on or prior to May 31, 2001 reflect the fact that we operated as a series of related partnerships and corporations prior to that date, and our results of operations in respect of periods ending after May 31, 2001 reflect that we commenced operations in corporate structure on that date. Accordingly, in order to provide a more meaningful comparison of our results for the six months ended February 28, 2002 as compared to the six months ended February 28, 2001, we comment below on our results for those periods both on a historical basis and a pro forma as adjusted basis.

Revenues

Revenues for the six months ended February 28, 2002 were $6,819 million, an increase of $197 million, or 3%, over the six months ended February 28, 2001. Revenues before reimbursements for the six months ended February 28, 2002 were $5,902 million, an increase of $189 million, or 3%, over the six months ended February 28, 2001 in U.S. dollars. In local currency terms, revenues before reimbursements in the six months ended February 28, 2002 grew by 5% over the six months ended February 28, 2001. Our revenues before reimbursements in Europe, the Middle East and Africa grew by 19% in both U.S. dollars and local currency terms, revenues before reimbursements in the Americas declined by 7% in U.S. dollars and 5% in local currency terms and revenues before reimbursements in Asia/Pacific declined by 4% in U.S. dollars, while increasing 3% in local currency terms. Growth in business transformation outsourcing revenues offset lower consulting revenues.

As a result of the difficult economic environment, some clients have reduced or deferred expenditures for consulting services and we have also experienced pricing pressure over the last year which has eroded our revenues by approximately 1% in local currency terms. However, we have implemented cost-management programs such that operating margins have been maintained or improved over this period. Current and future cost-management initiatives may not be sufficient to maintain our margins if the current challenging economic environment continues for several quarters. We expect revenues before reimbursements for the third quarter ending May 31, 2002 to be at or about the level of revenues before reimbursements for the third quarter of fiscal 2001, which were $2,953 million. We expect diluted earnings per share for the third quarter to be approximately $0.26-$0.27 per share.

Our Communications & High Tech operating group achieved revenues before reimbursements of $1,495 million in the six months ended February 28, 2002, a decrease of 11% from the six months ended February 28, 2001, primarily due to global economic weakening in the industries which this operating group serves. Our Financial Services operating group achieved revenues before reimbursements of $1,379 million in the six months ended February 28, 2002, a decrease of 6% from the six months ended February 28, 2001, primarily due to the impact of the economic downturn on the capital markets industry. The weakening in our Banking industry group in North America and Europe was partially offset by growth in our Health Services industry group in North America. Our Government operating group achieved revenues before reimbursements of $660 million in the six months ended February 28, 2002, an increase of 46% over the six months ended February 28, 2001, primarily driven by strong growth in North America and Europe. Our Products operating group achieved revenues before reimbursements of $1,297 million in the six months ended February 28, 2002, an increase of 10% over the six months ended February 28, 2001, as a result of strong growth in our Retail industry group in Europe. Our Resources operating group achieved revenues before reimbursements of $1,066 million in the six months ended February 28, 2002, an increase of 14% over the six months ended February 28, 2001, as a result of strong growth in our Chemicals industry group in North America, strong growth in our Energy industry group in Europe and Asia/Pacific and strong growth in our Utilities industry group in North America and Europe.

Operating Expenses

Operating expenses in the six months ended February 28, 2002 were $6,016 million, an increase of $756 million, or 14%, over the six months ended February 28, 2001 and an increase as a percentage of revenues from 79% in the six months ended February 28, 2001 to 88% in the six months ended February 28, 2002. These increases primarily resulted from higher employee compensation costs following our transition to a corporate structure.

Operating expenses for the six months ended February 28, 2002 increased $136 million, or 2%, over the pro forma as adjusted operating expenses for the six months ended February 28, 2001, and decreased as a percentage of revenues from 89% for the six months ended February 28, 2001 to 88% for the six months ended February 28, 2002.

Cost of Services

Cost of services was $4,431 million in the six months ended February 28, 2002, an increase of $579 million, or 15%, over the six months ended February 28, 2001 and an increase as a percentage of revenues from 58% in the six months ended February 28, 2001 to 65% in the six months ended February 28, 2002. Cost of services before reimbursable expenses was $3,514 million in the six months ended February 28, 2002, an increase of $571 million, or 19%, over the six months ended February 28, 2001 and an increase as a percentage of revenues before reimbursements from 52% in the six months ended February 28, 2001 to 60% in the six months ended February 28, 2002. These increases were primarily attributable to the exclusion of partner compensation from the prior period results.

Cost of services before reimbursements for the six months ended February 28, 2002 increased $12 million, or 0%, over the pro forma as adjusted cost of services before reimbursements for the six months ended February 28, 2001 and decreased as a percentage of revenues from 53% for the six months ended February 28, 2001 to 52% for the six months ended February 28, 2002. This decrease as a percentage of revenues reflects lower recruiting and training delivery costs partially offset by higher employee compensation costs and severance costs. The slowdown in the global economy in the second half of fiscal year 2001 led us to redirect some of our resources to selling and marketing efforts in order to promote our business.

Sales and Marketing

Sales and marketing expense was $759 million in the six months ended February 28, 2002, an increase of $306 million, or 68%, over the six months ended February 28, 2001 and an increase as a percentage of revenues from 7% in the six months ended February 28, 2001 to 11% in the six months ended February 28, 2002. These increases were primarily due to the higher compensation expense following our transition to a corporate structure.

Sales and marketing expense for the six months ended February 28, 2002 increased $87 million, or 13%, over the pro forma as adjusted sales and marketing expense for the six months ended February 28, 2001, and increased as a percentage of revenues from 10% in the six months ended February 28, 2001 to 11% in the six months ended February 28, 2002. The slowdown in the global economy which began in the second half of fiscal year 2001 led us to increase our selling and marketing efforts in order to promote our business.

General and Administrative Costs

General and administrative costs were $826 million in the six months ended February 28, 2002, an increase of $61 million, or 8%, over the six months ended February 28, 2001, and remained constant as a percentage of revenues at 12%.

General and administrative costs for the six months ended February 28, 2002 increased $29 million, or 4%, over the pro forma as adjusted general and administrative costs for the six months ended February 28, 2001, and remained constant as a percentage of revenues at 12%.

Reorganization and Rebranding Costs

We incurred no reorganization and rebranding costs for the six months ended February 28, 2002. Reorganization and rebranding costs were $189 million, or 3% of revenues for the six months ended February 28, 2001. Reorganization costs for the six months ended February 28, 2001 included $13 million of restructuring costs relating to our transition to a corporate structure, and rebranding costs for the six months ended February 28, 2001 included $176 million resulting from changing our name to Accenture. These costs are excluded from our pro forma as adjusted financial results as they are considered to be one-time items.

Operating Income

Operating income was $803 million in the six months ended February 28, 2002, a decrease of $559 million, or 41%, from the six months ended February 28, 2001 and a decrease as a percentage of revenues from 21% in the six months ended February 28, 2001 to 12% in the six months ended February 28, 2002. Operating income decreased as a percentage of revenues before reimbursements from 24% in the six months ended February 28, 2001 to 14% in the six months ended February 28, 2002.

Operating income for the six months ended February 28, 2002 increased $61 million, or 8%, over the pro forma as adjusted operating income for the six months ended February 28, 2001 and increased as a percentage of revenues from 11% for the six months ended February 28, 2001 to 12% for the six months ended February 28, 2002. Operating income increased as a percentage of revenues before reimbursements from 13% in the pro forma as adjusted results of operations for the six months ended February 28, 2001 to 14% in the six months ended February 28, 2002.

Gain (Loss) on Investments

Loss on investments totaled $306 million for the six months ended February 28, 2002. This loss includes $212 million for the anticipated loss on the planned disposal of substantially all of our minority ownership interests in our venture and investment portfolio.

Gain on investments totaled $189 million for the six months ended February 28, 2001. This gain represents the sale of $357 million of a marketable security purchased in 1995, net of other-than-temporary impairment investment writedowns of $41 million and unrealized investment losses of $127 million.

Equity in Gains (Losses) of Affiliates

Equity in losses of affiliates totaled $6 million in the six months ended February 28, 2002, compared to losses of $42 million in the six months ended February 28, 2001. Amortization of a negative basis difference arising on the formation of a joint venture was $18 million in the six months ended February 28, 2002, compared to $12 million in the six months ended February 28, 2001.

Provision for Taxes

Including the one-time charge of $212 million related to investment writedowns for which tax benefits are not expected to be realized, the effective tax rate for the six months ended February 28, 2002 was 54%. Excluding the one-time charge of $212 million to write down investments, the effective tax rate for the six months ended February 28, 2002 was 38%. On a pro forma as adjusted basis, the effective tax rate for the six months ended February 28, 2001 was 40%. The actual effective tax rate for the six months ended February 28, 2001 is not comparable to the effective tax rate for the six months ended February 28, 2002 because, prior to May 31, 2001, we operated as a series of related partnerships and corporations and, therefore, generally did not pay income taxes as a corporation.

Minority Interest

Minority interest was $133 million in the six months ended February 28, 2002. Minority interest for the six months ended February 28, 2002 decreased $199 million, or 60%, over the pro forma as adjusted minority interest for the six months ended February 28, 2001, and remained constant as a percentage of income at 59%.

Cumulative Effect of Accounting Change

The adoption of SFAS 133 resulted in cumulative income of $188 million on September 1, 2000, which represents the cumulative unrealized gains resulting from changes in the fair market value of equity holdings considered to be derivatives.

Year Ended August 31, 2001 Compared to Year Ended August 31, 2000

Our results of operations in respect of periods ended on or prior to May 31, 2001 reflect the fact that we operated as a series of related partnerships and corporations prior to that date, and our results of operations in respect of periods ending after May 31, 2001 reflect that we commenced operations in corporate structure on that date. Accordingly, in order to provide a more meaningful comparison of our results for fiscal year 2001 as compared to fiscal year 2000, we comment below on our results for those periods both on a historical basis and a pro forma as adjusted basis.

Revenues

Revenues for 2001 were $13,348 million, an increase of $1,808 million, or 16%, over 2000. Revenues before reimbursements for 2001 were $11,444 million, an increase of $1,692 million, or 17%, over 2000 in U.S. dollars. In local currency terms, revenues before reimbursements grew by 23% in 2001 over 2000.

In 2001, our revenues grew significantly, continuing a trend that began in the second half of 2000 as our clients began to focus on new transformation and implementation initiatives after Year 2000 disruptions proved to be minimal. In addition, demand for our services grew as clients began to explore Web-enablement and electronic commerce strategies and solutions both in the business-to-business and business-to-consumer areas. We believe that this strong revenue growth was the result of our rapid response to changes in the marketplace and our creation and refinement of relevant service offerings. In addition, by focusing on the retraining of our client service personnel during the Year 2000-related slowdown, we positioned ourselves to take advantage of the growth opportunities in these new markets. We achieved this strong revenue growth in 2001 despite the difficult economic conditions that many of our clients’ industries experienced. We experienced continued growth in revenues in the fourth quarter of 2001, though at a slower rate of growth than in the third quarter of 2001.

Our Communications & High Tech operating group achieved revenues before reimbursements of $3,238 million in 2001, an increase of 15% over 2000, primarily due to strong growth in our Communications and Electronics & High Tech industry groups in North America. Operations in Europe and Latin America also experienced significant growth. Our Financial Services operating group achieved revenues before reimbursements of $2,894 million in 2001, an increase of 14% over 2000, primarily due to strong growth in our Banking industry group in Europe and North America and our Health industry group in North America. Our Government operating group achieved revenues before reimbursements of $1,003 million in 2001, an increase of 26% over 2000, primarily driven by strong growth in North America and the United Kingdom. Our Products operating group achieved revenues before reimbursements of $2,357 million in 2001, an increase of 22% over 2000, as a result of strong growth in our Retail and Consumer Goods & Services industry groups in Europe. Our Resources operating group achieved revenues before reimbursements of $1,933 million in 2001, an increase of 16% over 2000, as a result of strong growth in the Chemicals, Forest Products, Metals & Mining and Utilities industry groups in North America.

Operating Expenses

Operating expenses in 2001 were $12,652 million, an increase of $3,198 million, or 34%, over 2000 and an increase as a percentage of revenues from 82% in 2000 to 95% in 2001.

Pro forma as adjusted operating expenses were $11,896 million for 2001, an increase of $1,356 million, or 13%, over pro forma operating expenses of $10,540 million for 2000 (which reflects $1,086 million of partner compensation and benefit costs as if our transition to a corporate structure had occurred on September 1, 1999; prior to having a corporate structure, payments to our partners were generally accounted for as distributions of partners’ income, rather than compensation expense) and a decrease as a percentage of revenues from 91% in 2000 to 89% in 2001.

We continue to implement long-term and short-term cost management initiatives aimed at keeping overall growth in operating expenses less than the growth in revenues. The long-term initiatives focus on global reductions in infrastructure costs. Such infrastructure costs primarily include occupancy costs, administrative expenses and information technology operating and development costs. In addition, the costs of delivering training have been reduced by moving toward Web-enabled and other lower cost distribution methods. The short-term initiatives focus on reducing variable costs, such as headcount in select administrative areas, and limiting travel and meeting costs.

Cost of Services

Cost of services was $8,104 million in 2001, an increase of $830 million, or 11%, over 2000 and a decrease as a percentage of revenues from 63% in 2000 to 61% in 2001. Cost of services before reimbursable expenses was $6,200 million in 2001, an increase of $714 million, or 13%, over 2000 and a decrease as a percentage of revenues before reimbursements from 56% in 2000 to 54% in 2001. This decrease as a percentage of revenues and revenues before reimbursements resulted from increased demand for our services and lower employee compensation costs resulting from the promotion of 1,286 employees to partner effective September 1, 2000. The increase in partner admissions was designed to incentivize our professionals at an earlier stage in their careers with us.

Pro forma as adjusted cost of services before reimbursable expenses was $6,925 million in 2001, an increase of $798 million, or 13%, over pro forma cost of services before reimbursable expenses of $6,127 million for 2000 (which reflects $641 million of partner compensation and benefit costs as if our transition to a corporate structure had occurred on September 1, 1999) and a decrease as a percentage of revenues from 53% in 2000 to 52% in 2001. This decrease as a percentage of revenues can be attributed primarily to a favorable mix in the composition of our workforce, reduced costs related to recruiting and training and redirected efforts to sales and marketing in the second half of 2001. Lower attrition enabled us to retain a more experienced workforce, which commands a higher margin. While overall employee chargeability declined in 2001 versus 2000, chargeable hours for our experienced employees as a percentage of total chargeable hours increased. Lower attrition enabled us to reduce our expenditures in recruiting, and the move to Web-enabled and other lower cost distribution methods reduced our costs of delivering training.

Sales and Marketing

Sales and marketing expense was $1,217 million in 2001, an increase of $334 million, or 38%, over 2000 and an increase as a percentage of revenues from 8% in 2000 to 9% in 2001.

Pro forma as adjusted sales and marketing expense was $1,507 million in 2001, an increase of $320 million, or 27%, over pro forma sales and marketing expense of $1,187 million in 2000 (which reflects $304 million of partner compensation and benefit costs as if our transition to a corporate structure had occurred on September 1, 1999) and an increase as a percentage of revenues from 10% in 2000 to 11% in 2001.

The increase as a percentage of revenues in 2001 is due to higher than normal business development and market development activities during the second half of the year, as the slowdown in the global economy in the second half of the year led us to increase our selling and marketing efforts in order to generate revenue opportunities.

General and Administrative Costs

General and administrative costs were $1,516 million in 2001, an increase of $219 million, or 17%, over 2000 and remained constant as a percentage of revenues at 11% in years 2000 and 2001.

Pro forma as adjusted general and administrative expenses were $1,560 million in 2001, an increase of $122 million, or 8%, over pro forma general and administrative expenses of $1,438 million in 2000 (which reflects $141 million of partner compensation and benefit costs as if our transition to a corporate structure had occurred on September 1, 1999) and a decrease as a percentage of revenues from 13% in 2000 to 12% in 2001.

Our short-term cost management initiatives in this period of significant growth in revenues enabled us to reduce general and administrative expenses as a percentage of revenues.

Reorganization and Rebranding Costs

Reorganization and rebranding costs were $848 million, or 7% of revenues for 2001. Reorganization costs included $89 million of restructuring costs relating to our transition to a corporate structure and $455 million of indirect taxes and other costs imposed on transfers of assets to the new corporate holding company structure. Rebranding costs included $157 million for the amortization of intangible assets related to the final resolution of the arbitration with Andersen Worldwide and Arthur Andersen and $147 million resulting from changing our name to Accenture. These costs are excluded from our pro forma as adjusted financial results as they are considered to be one-time items.

Restricted Share Unit-based Compensation

Grants of Accenture Ltd’s restricted share units to partners, former partners and employees resulted in compensation cost of $967 million in the quarter ended August 31, 2001. These costs are excluded from our pro forma as adjusted financial results as they are considered to be one-time items.

Operating Income

Operating income was $696 million in 2001, a decrease of $1,390 million, or 67%, from 2000 and a decrease as a percentage of revenues from 18% in 2000 to 5% in 2001. Operating income decreased as a percentage of revenues before reimbursements from 21% in 2000 to 6% in 2001.

Pro forma as adjusted operating income was $1,452 million in 2001, an increase of $452 million, or 45%, over pro forma operating income of $1,000 million in 2000 (which reflects the effects of $1,086 million of partner compensation and benefit costs as if our transition to a corporate structure had occurred on September 1, 1999) and an increase as a percentage of revenues from 9% in 2000 to 11% in 2001. Pro forma as adjusted operating income increased as a percentage of revenues before reimbursements from 10% in 2000 to 13% in 2001.

Gain on Investments

Gain on investments totaled $107 million in 2001, compared to a gain of $573 million in 2000. The gain in 2001 was comprised of $382 million from the sale of a marketable security purchased in 1995 and $11 million from the sale of other securities, net of other-than-temporary impairment investment writedowns of $94 million and unrealized investment losses recognized according to SFAS 133 of $192 million. Other-than-temporary impairment writedowns consisted of $19 million in publicly traded equity securities and $75 million in privately traded equity securities. The writedowns relate to investments in companies where the market value has been less than our cost for an extended time period, or the issuer has experienced significant financial declines or difficulties in raising capital to continue operations.

Interest Income

Interest income was $80 million in 2001, an increase of $13 million, or 19%, over 2000. The increase resulted primarily from the investment of the proceeds of the sale of a portion of a marketable security purchased in 1995 and the investment of cash proceeds received from Accenture Ltd’s initial public offering.

Interest Expense

Interest expense was $44 million in 2001, an increase of $20 million, or 83%, over 2000. Interest expense on a pro forma as adjusted basis was $59 million for 2001, an increase of $24 million, or 69% over interest expense on a pro forma basis of $35 million in 2000 (which reflects an adjustment of $11 million representing estimated interest expense on early-retirement benefits payable to partners). The increase resulted primarily from the increase in short-term bank borrowings during the third and fourth quarters of 2001.

Other Income (Expense)

Other income was $17 million in 2001, a decrease of $34 million from 2000, primarily resulting from foreign exchange translations.

Equity in Losses of Affiliates

Equity in losses of affiliates was a $61 million loss in 2001, compared to a $46 million loss in 2000. In 2001, amortization of a negative basis difference arising on the formation of a joint venture of $32 million was reflected as a component of equity in losses of affiliates, compared to $1 million in 2000.

Provision for Taxes

Taxes were $503 million in 2001, an increase of $260 million over 2000. Pro forma as adjusted taxes were $614 million in 2001, a decrease of $30 million, or 5%, over pro forma taxes of $644 million in 2000 (which reflects an adjustment of $401 million for an estimated income tax provision as if we had operated in a corporate structure at a pro forma tax rate of 40%). This decrease was due to lower pro forma as adjusted income before taxes for 2001 as compared to 2000. Net deferred tax assets totaling $300 million at August 31, 2001 have been recognized following our transition to a corporate structure. These net deferred tax assets include a valuation allowance of $76 million, relating to our ability to recognize the tax benefits associated with capital losses on certain U.S. investments and with specific tax net operating loss carryforwards and tax credit carryforwards of certain non-U.S. operations. Management has concluded that the realizability of the remaining net deferred tax assets is more likely than not.

Minority Interest

Minority interest was a credit of $577 million in 2001, which represents minority interest since our transition to a corporate structure as of May 31, 2001. Minority interest on a pro forma as adjusted basis was an expense of $545 million for 2001, or a 5% decrease over a pro forma minority interest expense of $571 million for 2000 (which is based on the assumption that minority interests as of August 31, 2001 existed throughout 2000).

Cumulative Effect of Accounting Change

The adoption of SFAS 133 resulted in cumulative income of $188 million on September 1, 2000, which represents the cumulative unrealized gains resulting from changes in the fair market value of equity holdings considered to be derivatives by that statement.

Year Ended August 31, 2000 Compared to Year Ended August 31, 1999

Because we operated as a series of related partnerships and corporations in both 2000 and 1999, our results of operations for those periods are comparable.

Revenues

Revenues for 2000 were $11,540 million, an increase of $461 million, or 4%, over 1999. Revenues before reimbursements for 2000 were $9,752 million, an increase of $202 million, or 2%, over 1999. Exchange rate fluctuations, specifically with respect to the euro, negatively affected revenue growth as measured in U.S. dollars. In local currency terms, revenues before reimbursements grew by 6% over 1999. Our revenue growth was achieved in the face of a challenging economic environment, which began in the second half of 1999 and was primarily related to Year 2000 events. Specifically, we experienced a slowdown in information technology spending by large companies as they completed large enterprise business systems installations in anticipation of the Year 2000. In addition, there was reluctance by large companies to commit to major new transformation and implementation projects until the impact of Year 2000 concerns was fully understood. However, at the same time, we experienced an increase in demand in the electronic commerce area. Accordingly, we focused on developing capabilities and new service offerings to meet the growing opportunities in these new areas. We retrained our workforce to maintain market relevance to meet the demands of our clients in the emerging new economy. During the second half of 2000, following the realization by our clients that Year 2000 disruptions were minimal, we experienced increased demand for our services, which led to stronger revenue growth beginning in the third quarter. Specifically, revenue growth was (1%), 0%, 7% and 11% in the first through fourth quarters of the year over the corresponding quarters in the previous year.

Our Communications & High Tech operating group achieved revenues before reimbursements of $2,806 million in 2000, an increase of 12% over 1999, primarily due to growth in Europe and Asia, which was partially offset by slower growth in our North American operations because of the Year 2000-related slowdown. Our Financial Services operating group achieved revenues before reimbursements of $2,542 million in 2000, a decrease of 7% from 1999, primarily driven by decreasing levels of business activity in North America as a result of clients focusing on Year 2000 concerns, as well as the effects of an unfavorable interest rate environment and reduced client merger activity. Our Government operating group achieved revenues before reimbursements of $797 million in 2000, an increase of 3% over 1999. The 2000 increase was lower than in 1999, primarily as a result of government clients postponing large implementation projects until Year 2000 concerns were resolved. Our Products operating group achieved revenues before reimbursements of $1,932 million in 2000, an increase of 14% over 1999, primarily driven by growth in North America from the Retail and Transportation & Travel Services industry groups, as well as additional growth in the Retail industry group in Europe. Our Resources operating group achieved revenues before reimbursements of $1,661 million in 2000, a decrease of 8% from 1999, primarily as the result of delayed merger activity as several proposed mergers were delayed by regulatory concerns, and the completion of a number of large enterprise resource planning implementation projects before Year 2000.

Operating Expenses

Operating expenses in 2000 were $9,454 million, an increase of $407 million, or 4%, over 1999 and remained constant as a percentage of revenues at 82% in 1999 and 2000. In anticipation of slower growth, we formed a special task force in the second half of 1999 to identify cost drivers, raise cost consciousness and reduce non-payroll cost structures, the results of which were reflected in cost savings during 2000. In 2000, we began a training initiative that focused on building electronic commerce skills and knowledge quickly. The advent of electronic commerce also facilitated a move from traditional classroom training toward Web-enabled distributed training that is designed to deliver the same or better quality training in fewer hours at lower cost. We expect this move toward Web-enabled and other distributed training to continue.

Cost of Services

Cost of services was $7,274 million in 2000, an increase of $288 million, or 4%, over 1999 and remained constant as a percentage of revenues at 63% in 1999 and 2000. Cost of services before reimbursable expenses was $5,486 million in 2000, an increase of $29 million, or 1%, over 1999 and a decrease as a percentage of revenues before reimbursements from 57% in 1999 to 56% in 2000. We were able to maintain overall cost of services as a percentage of revenues and revenues before reimbursements at relatively constant levels through periods of slow growth in the first half of 2000, followed by periods of accelerated growth in the second half of 2000.

Sales and Marketing

Sales and marketing expense was $883 million in 2000, an increase of $93 million, or 12%, over 1999 and an increase as a percentage of revenues from 7% in 1999 to 8% in 2000. The increase was primarily related to our employees spending larger portions of their time on business development and market development activities coupled with an increase in advertising to communicate our electronic commerce capabilities to existing and potential clients. The increased business development and market development activities were directed toward increasing demand for our services and solutions after the Year 2000-related slowdown.

General and Administrative Costs

General and administrative costs were $1,297 million in 2000, an increase of $26 million, or 2%, from 1999 and a decrease as a percentage of revenues from 12% in 1999 to 11% in 2000. As signs of slowing demand became apparent in the first half of 2000, we launched initiatives to better manage our general and administrative costs, including controlling facilities, services, and support costs. This reduction as a percentage of revenues was due in part to the elimination of temporary duplicate costs incurred in 1999 associated with the transition to us of internal support systems and other functions previously shared with Andersen Worldwide.

Operating Income

Operating income was $2,086 million in 2000, an increase of $54 million, or 3%, over 1999 and remained constant as a percentage of revenues at 18% in 1999 and 2000. Operating income remained constant as a percentage of revenues before reimbursements at 21% in 1999 and 2000.

Gain on Investments

Gain on investments totaled $573 million for 2000, compared to a gain of $93 million in 1999. In 2000, $569 million of gain on investments was related to the sale of a portion of our investment in a marketable security purchased in 1995, compared to $93 million in 1999.

Interest Income

Interest income was $67 million in 2000, an increase of $7 million, or 12%, over 1999. The increase in interest income in 2000 resulted primarily from an increase in our cash balance, which was generated by the sale of a portion of our investment in a marketable security purchased in 1995.

Other Income (Expense)

Other income was $51 million in 2000, an increase of $56 million over 1999. This increase was primarily attributable to the recognition of income from vesting of options for services by our representatives on boards of directors of those companies in which we invest, coupled with income resulting from foreign exchange translations.

Equity in Losses of Affiliates

Equity in losses of affiliates was a loss of $46 million in 2000 compared to a loss of $6 million in 1999.

Provision for Taxes

Taxes were $243 million in 2000, an increase of $120 million over 1999. This increase was due to increased taxable income in some of our entities that were subject to entity-level tax.

Quarterly Results

The following tables present unaudited quarterly financial information for each of our last ten fiscal quarters on a historical basis. We believe the quarterly information contains all adjustments, consisting only of normal recurring adjustments, necessary to fairly present this information. As a professional services organization, we anticipate and respond to demand from our clients. Accordingly, we have limited control over the timing and circumstances under which our services are provided. Typically, we show slight increases in our first-quarter revenues as a result of billing rate increases and the addition of new hires. We typically experience minor declines in revenues for the second and fourth quarters because of an increase in vacation and holiday hours in those quarters. For these and other reasons, we can experience variability in our operating results from quarter to quarter. The operating results for any quarter are not necessarily indicative of the results for any future period.

	Three months ended
	November 30, 1999	February 29, 2000	May 31, 2000	August 31, 2000	November 30, 2000	February 28, 2001	May 31, 2001	August 31, 2001	November 30, 2001	February 28, 2002
	(in millions, except per share data)
Revenues:
Revenues before reimbursements	$2,412	$2,272	$2,561	$2,507	$2,831	$2,882	$2,953	$2,778	$2,989	$2,913
Reimbursements	364	436	501	487	407	502	566	429	420	497

Revenues	2,776	2,708	3,062	2,994	3,238	3,384	3,519	3,207	3,409	3,410
Operating expenses:
Cost of services:*
Cost of services before reimbursable expenses*	1,356	1,304	1,340	1,487	1,384	1,560	1,566	1,690	1,806	1,708
Reimbursable expenses	364	436	501	487	407	502	566	429	420	497

Cost of services*	1,720	1,740	1,841	1,974	1,791	2,062	2,132	2,119	2,226	2,205
Sales and marketing*	199	222	230	232	202	251	318	446	361	399
General and administrative costs*	318	322	296	360	376	389	365	386	408	418
Reorganization and rebranding costs	—	—	—	—	30	159	588	71	—	—
Restricted share unit-based compensation	—	—	—	—	—	—	—	967	—	—

Total operating expenses*	2,237	2,284	2,367	2,566	2,399	2,861	3,403	3,989	2,995	3,022

Operating income (loss)*	539	424	695	428	839	523	116	(782)	414	388
Gain (loss) on investments, net	68	200	266	39	219	(30)	(9)	(73)	(95)	(211)
Interest income	14	13	18	22	23	20	17	20	15	10
Interest expense	(7)	(5)	(6)	(6)	(5)	(6)	(16)	(17)	(9)	(14)
Other income (expense)	6	14	12	19	7	17	(3)	(4)	(8)	10
Equity in gains (losses) of affiliates	(4)	(3)	(2)	(37)	(20)	(21)	(11)	(9)	6	(13)

Income (loss) before taxes*	616	643	983	465	1,063	503	94	(865)	323	170
Provision for taxes	42	71	81	49	53	83	285	82	123	145

Income (loss) before minority interest and accounting change	574	572	902	416	1,010	420	(191)	(947)	200	25
Minority interest	—	—	—	—	—	—	—	577	(118)	(14)

Income (loss) before accounting change*	574	572	902	416	1,010	420	(191)	(370)	82	11
Cumulative effect of accounting change	—	—	—	—	188	—	—	—	—	—

Partnership income (loss) before partner distributions*	$574	$572	$902	$416	$1,198	$420	$(191)

Net income (loss)								$(370)	$82	$11

Earnings (loss) per share
basic								$(1.25)	$0.20	$0.03

diluted								$(1.25)	$0.20	$0.02

*	Excludes payments for partner distributions in respect of periods ended on or prior to May 31, 2001.

Liquidity and Capital Resources

We have historically relied on cash flow from operations, partner capital contributions and bank credit facilities to satisfy our liquidity and capital requirements. However, each year a portion of the distributions we made to our partners was made on a deferred basis, which significantly strengthened our working capital and enabled us to limit our external borrowings. Since May 2001, our liquidity needs on a short-term and long-term basis have been satisfied by cash flows from operations, debt capacity under existing and/or new credit facilities and the net proceeds of Accenture Ltd’s initial public offering in July 2001. We believe our short-term and long-term liquidity needs will be met through cash flows from operations and debt capacity. In addition, we may need to raise additional funds through public or private debt or equity financings in order to:

•	take advantage of opportunities, including more rapid expansion;

•	acquire complementary businesses or technologies;

•	develop new services and solutions; or

•	respond to competitive pressures.

Our balance of cash and cash equivalents was $1,131 million at February 28, 2002 and $1,880 million at August 31, 2001, a decrease of $749 million, or 40%. The decrease is largely attributable to distributions to partners of partnership income earned for periods prior to our transition to a corporate structure and taxes paid in the U.S., partially offset by earnings. Our balance of cash and cash equivalents at August 31, 2001 increased $609 million, or 48%, from $1,271 million at August 31, 2000. The increase is largely attributable to proceeds from the initial public offering of the Accenture Ltd Class A common shares, earnings and the sale of marketable securities, which were partially offset by distributions to partners, return of capital to partners and purchases of equity investments.

Net cash provided by operating activities was $256 million in the six months ended February 28, 2002, a decrease of $1,137 million from the six months ended February 28, 2001, primarily due to lower net income for the six months ended February 28, 2002 as compared with partnership income before partner distributions in the prior years. As a result of our transition to a corporate structure, net income includes partner compensation and income taxes not included in partnership income before partner distributions. Net cash used in investing activities was $61 million in the six months ended February 28, 2002, compared to net cash provided by investing activities of $31 million in the six months ended February 28, 2001, primarily due to reduced proceeds from the sale of investments. Net cash used in financing activities was $925 million in the six months ended February 28, 2002, a decrease of $414 million from the six months ended February 28, 2001, primarily due to reduced pre-incorporation earnings distributions to our partners. Net cash provided by operating activities was $2,281 million for fiscal 2001, an increase of $150 million from fiscal 2000. Net cash used by investing activities was $411 million for fiscal 2001, an increase of $518 million from fiscal 2000, as proceeds from the sale of investments of $428 million were offset by purchases of new investments and by capital expenditures. Net cash used by financing activities was $1,167 million for fiscal 2001, a decrease of $867 million from fiscal 2000. This included net proceeds of $1,791 million from the initial public offering and sale of the Accenture Ltd Class A common shares in the fourth quarter of fiscal 2001, offset by earnings distributions to partners of $2,282 million, repayment of partners’ capital totaling $524 million, and a payment of $314 million to Andersen Worldwide and Arthur Andersen of amounts due related to the final resolution of the arbitration.

Because we have historically deferred the distribution of a portion of our partners’ current year earnings into the subsequent fiscal year, these earnings have been available for a period of time to meet liquidity and working capital requirements. These distributable earnings, temporarily retained and distributed in the subsequent fiscal year, totaled $1,130 million and $819 million at August 31, 2000 and 2001, respectively. At May 31, 2001, we reclassified the final distributable earnings from the capital accounts to current liabilities. Distribution to our partners of pre-incorporation earnings, net of partner receivables owed to Accenture, during the six months ended February 28, 2002 was $764 million.

We have two syndicated credit facilities providing $450 million and $420 million, respectively, of unsecured, revolving borrowing capacity for general working capital purposes. Committed financing is provided at the prime rate or at the London Interbank Offered Rate plus a spread, and bid option financing is available. These facilities mature in August 2003 and June 2002, respectively. We expect to renew our syndicated credit facilities in June 2002 on comparable terms. The facilities require us to (1) limit liens placed on our assets to (a) liens incurred in the ordinary course of business (subject to certain limitations) and (b) other liens securing aggregate amounts not in excess of 30% of our total assets and (2) maintain a maximum debt to cash flow ratio of one to one. We are in compliance with these terms. As of February 28, 2002, we had no borrowings and $19 million in letters of credit outstanding under these facilities.

We also maintain four separate bilateral, uncommitted, unsecured multicurrency revolving credit facilities. As of February 28, 2002, these facilities provided for up to $370 million of local currency financing in countries that cannot readily access our syndicated facilities. We also maintain local guaranteed and non-guaranteed lines of credit. As of February 28, 2002, amounts available under these lines of credit facilities totaled $218 million. At February 28, 2002, we had $158 million outstanding under these various facilities. Interest rate terms on the bilateral revolving facilities and local lines of credit are at market rates prevailing in the relevant local markets.

During the six months ended February 28, 2001 and 2002, we made $180 million and $91 million in capital expenditures, respectively, and $315 million and $378 million for fiscal 2000 and 2001, respectively, primarily for technology assets, furniture and equipment and leasehold improvements to support our operations. We expect that our capital expenditures in the current fiscal year will be less than our capital expenditures in each of the last two fiscal years. In January 2002 we sold our technology center in Northbrook, Illinois for $65 million.

During November 1999, we formed Accenture Technology Ventures to select, structure and manage a portfolio of equity investments. We made equity investments of $145 million and $48 million during the six months ended February 28, 2001 and 2002, respectively, and $153 million and $326 million during fiscal 2000 and 2001, respectively. See “—Overview—Critical Accounting Policies and Estimates—Valuation of Investments” for a discussion of our plans with respect to our investment portfolio.

We also received $54 million and $1 million in the six months ended February 28, 2001 and 2002, respectively, and $111 million and $118 million in fiscal 2000 and 2001, respectively, in equity from our clients as compensation for current and future services. Amounts ultimately realized from these equity securities may be higher or lower than amounts recorded on the measurement dates. At February 28, 2002, we had authorization to repurchase up to an additional $126 million of Accenture Ltd’s Class A common shares. The cost of shares repurchased during the six months ended February 28, 2002 was $124 million. In addition to our ongoing open-market share repurchases, we expect to repurchase shares pursuant to our Share Management Plan. In certain countries we must use treasury shares, rather than newly issued shares, to satisfy our obligations upon the maturity of a restricted share unit or the exercise of an option in order for the transaction to receive the available tax deductability. We expect to use 6.4 million, 10.0 million and 7.5 million treasury shares for these purposes in fiscal 2002, 2003 and 2004, respectively.

In limited circumstances, we agree to extend financing to clients. The terms vary by engagement, but generally we contractually link payment for services to the achievement of specified performance milestones. We finance these client obligations primarily with existing working capital and bank financing in the country of origin. As of August 31, 2000, August 31, 2001 and February 28, 2002, $223 million, $182 million and $177 million were outstanding for 14, 17 and 19 clients, respectively. These outstanding amounts are included in unbilled services and other non-current assets on our historical balance sheets.

Obligations and Commitments

As of February 28, 2002, we had the following obligations and commitments to make future payments under contracts, contractual obligations and commercial commitments:

	Payments due by period
Contractual Cash Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(in thousands)
Long-term debt	$7,058	$2,795	$4,263	$—	$—
Operating leases	2,722,869	201,635	381,741	361,034	1,778,459
Andersen Worldwide (1)	548,000	128,000	240,000	180,000	—
Retirement obligations	424,301	55,209	92,316	95,340	181,436

(1)
The contractual obligations are with Andersen Worldwide and/or its affiliates. In addition, we are obligated to provide up to $22,500 per year of services valued at then current retail billing rates for five years from 2001.

Market Risk

Foreign Currency Risk

We are exposed to foreign currency risk in the ordinary course of business. We hedge cash flow exposures for our major countries using a combination of forward and option contracts. We do not hold or issue derivative financial instruments for trading purposes. These instruments are generally short-term in nature, with typical maturities of less than one year. From time to time, we enter into forward or option contracts of a long-term nature.

For purposes of specific risk analysis, we use sensitivity analysis to determine the effects that market risk exposures may have on the fair value of our hedge portfolio. The foreign currency exchange risk is computed based on the market value of future cash flows as affected by the changes in the rates attributable to the market risk being measured. The sensitivity analysis represents the hypothetical changes in value of the hedge position and does not reflect the opposite gain or loss on the underlying transaction. As of August 31, 2000, a 10% decrease in the levels of foreign currency exchange rates against the U.S. dollar with all other variables held constant would result in an increase in the fair value of our financial instruments of $6 million, while a 10% increase in the levels of foreign currency exchange rates against the U.S. dollar would have almost no effect on the fair value of our financial instruments due to the fact that our long and short forward positions almost completely offset each other. As of August 31, 2001, a 10% decrease in the levels of foreign currency exchange rates against the U.S. dollar with all other variables held constant would result in a decrease in the fair value of our financial instruments of $4 million, while a 10% increase in the levels of foreign currency exchange rates against the U.S. dollar would result in an increase in the fair value of our financial instruments of $4 million. As of February 28, 2002, a 10% decrease in the levels of foreign currency exchange rates against the U.S. dollar with all other variables held constant would result in a decrease in the fair value of our financial instruments of $9 million, while a 10% increase in the levels of foreign currency exchange rates against the U.S. dollar would result in an increase in the fair value of our financial instruments of $9 million.

Twelve of the fifteen member countries of the European Union have established fixed conversion rates between their existing currencies (“legacy currencies”) and one common currency, the Euro. Beginning in January 2002, the new Euro-denominated currency was issued, and legacy currencies are being withdrawn from circulation. We have addressed the systems and business issues raised by the Euro currency conversion. These issues include, among others: (1) the need to adapt computer and other business systems and equipment to accommodate Euro-denominated transactions; and (2) the competitive impact of cross-border price transparency. The Euro conversion has not had, and we currently anticipate that it will not have, a material adverse impact to our consolidated financial position, results of operations or cash flows.

Interest Rate Risk

During the last three years, the majority of our debt obligations have been short-term in nature and the associated interest obligations have floated relative to major interest rate benchmarks, such as the London Interbank Offered Rate. While we have not entered into any derivative contracts to hedge interest rate risks during this period, we may do so in the future.

The interest rate risk associated with our borrowing and investing activities at August 31, 2000, August 31, 2001 and February 28, 2002 is not material in relation to our consolidated financial position, results of operations or cash flows. We have not used derivative financial instruments to alter the interest rate characteristics of our investment holdings or debt instruments.

Equity Price Risk

We have marketable equity securities that are subject to market price volatility. Marketable equity securities include common stock, warrants and options. Our investment portfolio includes warrants and options in both publicly traded and privately held companies. Warrants in public companies and those that can be net share settled in private companies are deemed derivative financial instruments and are recorded on the Consolidated Balance Sheet at fair value. The privately held investments are inherently risky because the markets for the technologies or products developed by these companies are less established than those of most publicly traded companies and we may be unable to liquidate our investments if desired. Beginning September 1, 2000, warrants are deemed derivative financial instruments by SFAS 133. As such, they are recorded on the balance sheet at fair value with unrealized gains or losses recorded on the income statement. As of February 28, 2002, we owned marketable equity securities totaling $83 million. We have entered into a forward contract to offset the equity price risk associated with $58 million of options included in our publicly traded marketable equity securities portfolio at February 28, 2002. Gains and losses associated with changes in the fair value of that forward contract offset changes in the fair value of the underlying options. As of February 28, 2002 the fair value of the underlying options was $58 million while the forward contract had a negative fair value of $15 million. The forward contract allows net cash settlement and is being accounted for as a derivative. Pursuant to SFAS 133, changes in the fair value of the forward contract are recorded on the income statement in the periods they arise and unrealized gains or losses are included in other assets or liabilities.

The following analysis presents the hypothetical change in the fair value of our marketable equity securities at August 31, 2000, August 31, 2001 and February 28, 2002, assuming the same hypothetical price fluctuations of plus or minus 10%, 20% and 30%.

	Valuation of investments assuming indicated decrease			August 31, 2000 fair value	Valuation of investments assuming indicated increase
	-30%	-20%	-10%		+10%	+20%	+30%
	(in thousands)
Marketable Equity Securities	$528,016	$603,446	$678,877	$754,308	$829,739	$905,170	$980,600

	Valuation of investments assuming indicated decrease			August 31, 2001 fair value	Valuation of investments assuming indicated increase
	-30%	-20%	-10%		+10%	+20%	+30%
	(in thousands)
Marketable Equity Securities and Warrants Deemed Derivatives by SFAS 133	$60,618	$69,278	$77,937	$86,597	$95,257	$103,916	$112,576

	Valuation of investments assuming indicated decrease			February 28, 2002 fair value	Valuation of investments assuming indicated increase
	-30%	-20%	-10%		+10%	+20%	+30%
	(in thousands)
Marketable Equity Securities and Warrants Deemed Derivatives by SFAS 133	$58,367	$66,705	$75,043	$83,381	$91,719	$100,057	$108,395

See “—Overview—Critical Accounting Policies and Estimates—Valuation of Investments” for a discussion of our plans with respect to our investment portfolio.

Newly Issued Accounting Standards

In June 2001, the Financial Accounting Standards Board approved SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS 141 requires that the purchase method of accounting must be used for all business combinations initiated after June 30, 2001. Under the transition provisions of SFAS 142, goodwill acquired in business combinations for which the acquisition date is after June 30, 2001 are not to be amortized and are to be reviewed for impairment under existing standards. The entire goodwill balance of $153 million at February 28, 2002 related to acquisitions subsequent to June 30, 2001. We will be required to perform an initial impairment review of goodwill as of September 1, 2002, and an annual impairment review thereafter. We do not expect adoption of SFAS 142 to materially affect our results of operations.

INDEX TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of August 31, 2001 and February 28, 2002 (unaudited)	A-51

Combined Income Statement Before Partner Distributions for the six months ended February 28, 2001 and Consolidated Income Statement for the six months ended February 28, 2002 (unaudited)	A-52

Consolidated Shareholders’ Equity Statement for the six months ended February 28, 2002 (unaudited)	A-53

Combined and Consolidated Cash Flows Statements for the six months ended February 28, 2001 and 2002 (unaudited)	A-54

Notes to Combined and Consolidated Financial Statements (unaudited)	A-55

Report of Independent Accountants	A-58

Combined and Consolidated Balance Sheets as of August 31, 2000 and 2001	A-59

Combined Income Statements Before Partner Distributions for the years ended August 31, 1999 and 2000 and Consolidated Income Statement for the year ended August 31, 2001	A-60

Combined Statements of Partners’ Capital and Comprehensive Income for the years ended August 31, 1999 and 2000 and Consolidated Shareholders’ Equity Statement for the year ended August 31, 2001	A-61

Combined and Consolidated Cash Flows Statements for the years ended August 31, 1999, 2000 and 2001	A-62

Notes to Combined and Consolidated Financial Statements	A-63

ACCENTURE LTD

CONSOLIDATED BALANCE SHEETS

August 31, 2001 and February 28, 2002
(In thousands of U.S. dollars except share and per share amounts)

	August 31, 2001	February 28, 2002
		(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,880,083	$1,131,431
Receivables from clients, net	1,498,812	1,385,721
Unbilled services	731,802	923,461
Due from related parties	69,500	42,639
Deferred income taxes, net	166,372	140,851
Other current assets	233,068	234,952

Total current assets	4,579,637	3,859,055

NON-CURRENT ASSETS:
Due from related parties	23,800	—
Investments	324,139	109,170
Property and equipment, net	822,318	747,197
Goodwill	—	153,422
Deferred income taxes, net	213,617	205,931
Other non-current assets	97,845	124,295

Total non-current assets	1,481,719	1,340,015

TOTAL ASSETS	$6,061,356	$5,199,070

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term bank borrowings	$189,872	$157,864
Current portion of long-term debt	797	2,795
Accounts payable	371,794	409,678
Due to related parties	818,888	19,243
Deferred revenue	810,043	508,962
Accrued payroll and related benefits	1,050,385	1,268,154
Taxes payable	515,304	215,226
Deferred income taxes, net	29,373	26,841
Other accrued liabilities	392,364	398,623

Total current liabilities	4,178,820	3,007,386

NON-CURRENT LIABILITIES:
Long-term debt	1,090	4,263
Retirement obligation	343,249	383,127
Deferred income taxes, net	50,969	3,514
Other non-current liabilities	797,114	971,421

Total non-current liabilities	1,192,422	1,362,325

MINORITY INTEREST	407,926	567,642

SHAREHOLDERS’ EQUITY:
Preferred shares, 2,000,000,000 shares authorized, 0 shares issued and outstanding	—	—
Class A common shares, par value $0.0000225 per share, 20,000,000,000 shares authorized, 343,307,238 issued as of August 31, 2001 and 344,745,157 issued as of February 28, 2002	8	8
Class X common shares, par value $0.0000225 per share, 1,000,000,000 shares authorized, 591,161,472 shares issued and outstanding	13	13
Restricted share units (related to Class A common shares), 68,481,815 units issued and outstanding as of August 31, 2001 and 68,112,102 units issued and outstanding as of February 28, 2002	993,380	987,384
Additional paid-in capital	832,731	859,770
Treasury shares, at cost 5,929,587 shares	—	(124,113)
Retained deficit	(1,435,310)	(1,343,023)
Accumulated other comprehensive loss	(108,634)	(118,322)

Total shareholders’ equity	282,188	261,717

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,061,356	$5,199,070

The accompanying notes are an integral part of these financial statements.

ACCENTURE LTD

COMBINED INCOME STATEMENT BEFORE PARTNER DISTRIBUTIONS
CONSOLIDATED INCOME STATEMENT

For the Six Months Ended February 28, 2001 and 2002
(In thousands of U.S. dollars except share and per share amounts)
(Unaudited)

	Combined Income Statement 2001	Consolidated Income Statement 2002
REVENUES:
Revenues before reimbursements	$5,712,996	$5,901,919
Reimbursements	909,355	916,693

Revenues	6,622,351	6,818,612

OPERATING EXPENSES:
Cost of services*:
Cost of services before reimbursable expenses*	2,943,074	3,514,289
Reimbursable expenses	909,355	916,693

Cost of services*	3,852,429	4,430,982
Sales and marketing*	452,978	759,135
General and administrative costs*	765,337	825,959
Reorganization and rebranding costs	189,506	—

Total operating expenses*	5,260,250	6,016,076

OPERATING INCOME*	1,362,101	802,536
Gain (loss) on investments, net	189,159	(305,688)
Interest income	42,395	24,040
Interest expense	(10,110)	(23,544)
Other income (expense)	23,513	1,756
Equity in losses of affiliates	(41,661)	(6,463)

INCOME BEFORE TAXES*	1,565,397	492,637
Provision for taxes	135,391	267,722

INCOME BEFORE MINORITY INTEREST AND ACCOUNTING CHANGE*	1,430,006	224,915
Minority interest	—	(132,628)

INCOME BEFORE ACCOUNTING CHANGE*	1,430,006	92,287
Cumulative effect of accounting change	187,974	—

PARTNERSHIP INCOME BEFORE PARTNER DISTRIBUTIONS*	$1,617,980

NET INCOME		$92,287

Weighted Average Class A Common Shares:
Basic	—	410,027,002
Diluted	—	1,027,557,818

Earnings Per Class A Common Share:
Basic	—	$0.23
Diluted	—	$0.22

*	Excludes payments for partner distributions in respect of periods ended on or prior to May 31, 2001.

The accompanying notes are an integral part of these financial statements.

ACCENTURE LTD

CONSOLIDATED SHAREHOLDERS’ EQUITY STATEMENT

For the Six Months Ended February 28, 2002
(In thousands of U.S. dollars and share amounts)
(Unaudited)

	Preferred Shares	Class A Common Shares		Class X Common Shares		RSU Common Shares		Additional Paid-in Capital	Treasury Shares		Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)
		$	No. Shares	$	No. Shares	$	No. Shares		$	No. Shares			Total
Balance at August 31, 2001	$—	$8	343,307	$13	591,161	$993,380	68,482	$832,731	$—	—	$(1,435,310)	$(108,634)	$282,188
Comprehensive income
Net income											92,287		92,287
Other comprehensive income (loss)
Unrealized gains on marketable securities, net of reclassification adjustment												8,670	8,670
Foreign currency translation												(18,358)	(18,358)

Other comprehensive income (loss)												(9,688)

Comprehensive income													82,599
Repurchases of common shares									(124,113)	(5,930)			(124,113)
Cancellation of restricted share units, net						(3,423)	(191)						(3,423)
Restricted share units exchanged for Class A common shares		—	179			(2,573)	(179)	2,573					—
Redemption of partners’ SCA Class I common shares								(6,884)					(6,884)
Issuance of common shares for acquisition			1,259					31,350					31,350

Balance at February 28, 2002	$—	$8	344,745	$13	591,161	$987,384	68,112	$859,770	$(124,113)	(5,930)	$(1,343,023)	$(118,322)	$261,717

ACCENTURE LTD

COMBINED AND CONSOLIDATED CASH FLOWS STATEMENTS

For the Six Months Ended February 28, 2001 and 2002
(In thousands of U.S. dollars)
(Unaudited)

	Combined Cash Flow 2001	Consolidated Cash Flow 2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Partnership income before partner distributions	$1,617,980

Net income		$92,287

Adjustments to reconcile partnership income and net income to net cash provided by operating activities—
Depreciation	119,975	141,591
Amortization	65,667	—
(Gain) loss on investments, net	(189,159)	305,688
Equity in losses of affiliates	41,661	6,463
Losses on disposal of property and equipment	7,337	16,821
Deferred income taxes	—	(16,780)
Minority interest	—	132,628
Other items, net	(44,216)	4,988
Cumulative effect of accounting change	(187,974)	—
Change in assets and liabilities—
(Increase) decrease in receivables from clients, net	(178,729)	152,161
Increase in unbilled services	(116,512)	(184,604)
Decrease in other current assets	16,798	5,110
Increase in other non-current assets	(5,268)	(2,374)
Increase (decrease) in accounts payable	16,240	(6,111)
Decrease in due to related parties	(5,420)	—
Increase (decrease) in deferred revenue	49,717	(291,063)
Increase in accrued payroll and related benefits	285,991	164,410
Decrease in income taxes payable	(27,535)	(300,078)
Decrease in other accrued liabilities	(73,657)	(52,567)
Increase in other non-current liabilities	—	87,306

Total adjustments	(225,084)	163,589

Net cash provided by operating activities	1,392,896	255,876

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of investments	356,588	11,959
Proceeds from sales of property and equipment	—	65,718
Purchases of businesses and investments, net of cash acquired	(145,204)	(47,800)
Property and equipment additions	(180,351)	(90,815)

Net cash provided by (used in) investing activities	31,033	(60,938)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital paid in by partners	131,309	—
Repayment of paid-in capital to partners	(11,007)	—
Payment to AW-SC	(278,000)	—
Purchase of treasury shares	—	(124,113)
Purchase of Accenture SCA Class I common shares	—	(7,132)
Distribution of partners’ pre-incorporation income	(1,228,687)	(763,619)
Proceeds from issuance of long-term debt	—	5,544
Repayment of long-term debt	(1,384)	(513)
Proceeds from issuance of short-term bank borrowings	261,781	250,675
Repayments of short-term bank borrowings	(213,239)	(286,074)

Net cash used in financing activities	(1,339,227)	(925,232)
Effect of exchange rate changes on cash and cash equivalents	(12,812)	(18,358)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	71,890	(748,652)
CASH AND CASH EQUIVALENTS, beginning of period	1,270,516	1,880,083

CASH AND CASH EQUIVALENTS, end of period	$1,342,406	$1,131,431

The accompanying notes are an integral part of these financial statements.

ACCENTURE LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars except share and per share amounts)
(Unaudited)
1.    BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements of Accenture Ltd (the “Company”) have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial information and, accordingly, do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the fiscal year ended  August 31, 2001, included in this report. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and reflect all adjustments (consisting solely of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of results for these interim periods. The results of operations for the six months ended February 28, 2002, are not necessarily indicative of the results that may be expected for the fiscal year ending August 31, 2002. Certain prior period amounts have been reclassified to conform with the current period presentation.

2.    COMPREHENSIVE INCOME

The components of comprehensive income for the six-month periods ended February 28, 2001 and 2002, respectively, are as follows:

	2001	2002
Partnership income before partner distributions	$1,617,980	$—
Net income	—	92,287
Foreign currency translation adjustments	(12,812)	(18,358)
Unrealized gains (losses) on marketable securities, net of reclassification adjustments	(660,281)	8,670

Comprehensive income	$944,887	$82,599

3.    INVESTMENTS

Management conducts a quarterly impairment review of each investment in the portfolio, including historical and projected financial performance, expected cash needs and recent funding events. Other-than-temporary impairments for investments are recognized if the market value of the investment is below its cost basis for an extended period or the issuer has experienced significant financial declines or difficulties in raising capital to continue operations. Other-than-temporary impairments were $41,068 and $310,189 for the six months ended February 28, 2001 and 2002, respectively.

After exploring a number of alternatives, the Company has decided to sell substantially all of its minority ownership interests in its venture and investment portfolio that could cause volatility in future earnings. The Company has engaged an investment bank and is currently in discussions with potential purchasers. The Company expects to receive offers that allow it to retain a modest percentage of ownership in the venture and investment portfolio through an ongoing alliance with the buyer. The Company believes the transaction will be completed by the end of the calendar year. Related to this decision, the Company’s other-than-temporary impairments on investments for the six months ended February 28, 2002 included a charge of $211,900 before and after tax, related to investment writedowns of its venture and investment portfolio and the loss it expects to incur on this sale transaction.

ACCENTURE LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share and per share amounts)
(Unaudited)

4.    SEGMENT REPORTING

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance.

Accenture’s chief operating decision maker is the Chief Executive Officer. The operating segments are managed separately because each operating segment represents a strategic business unit that serves different markets. The reportable operating segments are the Company’s five operating groups, which are Communications & High Tech, Financial Services, Government, Products and Resources.

Certain changes have been made to the prior-period amounts in order to conform with the current period presentation. The most significant of these changes was the elimination of interest expense from the five operating groups’ operating income and the elimination of interest credits from Other’s operating income. Also, certain consolidated affiliated companies’ revenues and operating income (loss) results are included in the five operating groups’ results rather than being reported in Other.

Reportable Segments

Six months ended February 28, 2001	Comm. & High Tech	Financial Services	Government	Products	Resources	Other	Total
Revenues before reimbursements	$1,674,317	$1,464,702	$ 450,897	$1,174,827	$ 934,744	$13,509	$5,712,996
Operating income *	412,993	435,315	45,243	270,374	195,449	2,727	1,362,101

Six months ended February 28, 2002	Comm. & High Tech	Financial Services	Government	Products	Resources	Other	Total
Revenues before reimbursements	$1,494,581	$1,379,346	$ 660,206	$1,296,804	$1,066,339	$4,643	$5,901,919
Operating income (loss)	129,660	156,804	114,634	258,844	143,774	(1,180)	802,536

* Excludes	payments for partner distributions in respect of periods ended on or prior to May 31, 2001.

ACCENTURE LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share and per share amounts)
(Unaudited)

5.    EARNINGS PER SHARE (EPS)

	Six months ended February 28, 2002
	Basic	Diluted
Net income available for Class A common shareholders	$92,287	$92,287
Minority interest (1)	—	132,628

Net income for per share calculation	$92,287	$224,915

Basic weighted average Class A common shares outstanding	410,027,002	410,027,002
Class A common shares issuable upon redemption of minority interest (1)	—	595,401,240
Employee compensation related to Class A common shares	—	20,427,088
Employee share purchase program related to Class A common shares	—	1,702,488

Weighted average Class A common shares	410,027,002	1,027,557,818

Earnings per Class A common share	$0.23	$0.22

(1)	Accenture Class A common shares issuable or exchangeable upon redemption or exchange of shares held by Accenture SCA Class I common shareholders and Accenture Canada Holdings Inc. shareholders.

In respect of periods ended on or prior to May 31, 2001, the Company operated as a series of related partnerships and corporations under the control of the partners. There is no single capital structure upon which to calculate historical earnings per share information. Accordingly, historical earnings per share information has only been presented for periods following the Company’s transition to a corporate structure.

6.    RELATED PARTIES

Amounts due to/due from related parties at August 31, 2001 and February 28, 2002 were payable to/receivables from those individuals who were partners of Accenture prior to May 31, 2001, in respect of pre-incorporation transactions.

7.    BUSINESS COMBINATIONS

On February 28, 2002, the Company increased its ownership interest in e-peopleserve Ltd., a human resource outsourcing business, from approximately 50 to 100 percent. The purchase price for the additional interest, including assumed liabilities, was $115 million primarily consisting of a $70 million cash payment and $35 million to be paid over a five year period. The contract also includes an earn-out provision which could result in up to $187 million of additional purchase price over a five-year period. The allocation of the purchase price to acquired assets and liabilities, determined in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” resulted in a preliminary allocation of $96 million to non tax-deductible goodwill and $10 million to finite-lived intangibles. The pro forma effects on operations are not material.

On December 31, 2001, the Company increased its ownership interest in Avanade, Inc. from approximately 50 percent to 78 percent. The purchase price for the additional interest was $81 million, of which $31 million represented 1,259,272 Class A common shares of Accenture Ltd and $50 million represented Avanade, Inc. shares repurchased by Avanade, Inc. The allocation of the purchase price to acquired assets and liabilities, determined in accordance with SFAS 141, resulted in a preliminary allocation of $57 million to non tax-deductible goodwill and $4 million to finite-lived intangibles. The pro forma effects on operations are not material.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Accenture Ltd:

In our opinion, the accompanying combined and consolidated balance sheets and the related combined income statements before partner distributions/consolidated income statement, combined statements of partners’ capital and comprehensive income/consolidated shareholders’ equity statement and combined and consolidated cash flows statements present fairly, in all material respects, the financial position of Accenture Ltd and its subsidiaries at August 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, in 2001 the Company changed its method of accounting for derivative instruments and hedging activities.

/s/    PricewaterhouseCoopers LLP
October 11, 2001, except as to Note 18 which is as of March 15, 2002
Chicago, Illinois

ACCENTURE LTD

COMBINED AND CONSOLIDATED BALANCE SHEETS

August 31, 2000 and 2001

(In thousands of U.S. dollars except share amounts)

	Combined Balance Sheet 2000	Consolidated Balance Sheet 2001
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,270,516	$1,880,083
Short-term investments	395,620	—
Receivables from clients, net	1,450,555	1,498,812
Unbilled services	682,935	731,802
Due from related parties	58,287	69,500
Deferred income taxes, net	—	166,372
Other current assets	141,372	233,068

Total current assets	3,999,285	4,579,637

NON-CURRENT ASSETS:
Due from related parties	81,220	23,800
Investments	509,665	324,139
Property and equipment, net	705,508	822,318
Deferred income taxes, net	—	213,617
Other non-current assets	155,619	97,845

Total non-current assets	1,452,012	1,481,719

TOTAL ASSETS	$5,451,297	$6,061,356

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term bank borrowings	$164,765	$189,872
Current portion of long-term debt	29,921	797
Accounts payable	233,737	371,794
Due to related parties	339,877	818,888
Deferred revenue	948,390	810,043
Accrued payroll and related benefits	700,843	1,050,385
Taxes payable	283,731	515,304
Deferred income taxes, net	—	29,373
Other accrued liabilities	282,715	392,364

Total current liabilities	2,983,979	4,178,820

NON-CURRENT LIABILITIES:
Long-term debt	98,865	1,090
Retirement obligation	—	343,249
Deferred income taxes, net	—	50,969
Other non-current liabilities	—	797,114

Total non-current liabilities	98,865	1,192,422

MINORITY INTEREST	—	407,926

COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY:
Preferred shares, 2,000,000,000 shares authorized, 0 shares issued and outstanding	—	—
Class A common shares, par value $0.0000225 per share, 20,000,000,000 shares authorized, 343,307,238 shares issued and outstanding	—	8
Class X common shares, par value $0.0000225 per share, 1,000,000,000 shares authorized, 591,161,472 shares issued and outstanding	—	13
Restricted share units (related to Class A common shares), 68,481,815 units issued and outstanding	—	993,380
Additional paid-in capital	—	832,731
Retained earnings (deficit)	—	(1,435,310)
Partners’ paid-in capital	403,483	—
Partners’ undistributed earnings	1,347,905	—
Accumulated other comprehensive income (loss)	617,065	(108,634)

Total shareholders’ equity	2,368,453	282,188

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,451,297	$6,061,356

The accompanying notes are an integral part of these financial statements.

ACCENTURE LTD

COMBINED INCOME STATEMENTS BEFORE PARTNER DISTRIBUTIONS

CONSOLIDATED INCOME STATEMENT

For the Years Ended August 31, 1999, 2000 and 2001
(In thousands of U.S. dollars)

	Combined Income Statement 1999	Combined Income Statement 2000	Consolidated Income Statement 2001
REVENUES:
Revenues before reimbursements	$9,549,856	$9,752,085	$11,443,720
Reimbursements	1,529,543	1,787,865	1,904,152

Revenues	11,079,399	11,539,950	13,347,872

OPERATING EXPENSES:
Cost of services*:
Cost of services before reimbursable expenses*	5,456,559	5,486,292	6,199,213
Reimbursable expenses	1,529,543	1,787,865	1,904,152

Cost of services*	6,986,102	7,274,157	8,103,365
Sales and marketing*	790,246	883,276	1,217,343
General and administrative costs*	1,271,357	1,296,398	1,515,683
Reorganization and rebranding costs*	—	—	848,615
Restricted share unit-based compensation	—	—	967,110

Total operating expenses*	9,047,705	9,453,831	12,652,116

OPERATING INCOME*	2,031,694	2,086,119	695,756
Gain on investments, net	92,542	573,220	107,016
Interest income	60,039	67,244	79,778
Interest expense	(27,200)	(24,071)	(43,278)
Other income (expense)	(5,309)	51,042	16,973
Equity in losses of affiliates	(6,472)	(46,853)	(61,388)

INCOME BEFORE TAXES*	2,145,294	2,706,701	794,857
Provision for taxes	122,640	242,807	502,616

INCOME BEFORE MINORITY INTEREST AND ACCOUNTING CHANGE*	2,022,654	2,463,894	292,241
Minority interest	—	—	577,188

INCOME BEFORE ACCOUNTING CHANGE*	2,022,654	2,463,894	869,429
Cumulative effect of accounting change	—	—	187,974

PARTNERSHIP INCOME BEFORE PARTNER DISTRIBUTIONS*	$2,022,654	$2,463,894

NET INCOME*			$1,057,403

*	Excludes payments for partner distributions in respect of periods ended on or prior to May 31, 2001.

The accompanying notes are an integral part of these financial statements.

ACCENTURE LTD

COMBINED STATEMENTS OF PARTNERS’ CAPITAL AND COMPREHENSIVE INCOME

CONSOLIDATED SHAREHOLDERS’ EQUITY STATEMENT

For the Years Ended August 31, 1999, 2000 and 2001
(In thousands of U.S. dollars and in thousands of share amounts)

	Preferred Shares	Class A Common Shares		Class X Common Shares		RSU Common Shares		Additional Paid-in Capital	Retained Earnings (Deficit)	Paid-in Capital	Undistributed Earnings	Accumulated Other Comprehensive Income (Loss)	Total
		$	No. Shares	$	No. Shares	$	No. Shares
Balance, at August 31, 1998	$—	$—	—	$—	—	$—	—	$—	$—	$276,025	$1,143,377	$87,209	$1,506,611
Comprehensive income
Partnership income before partner distributions											2,022,654		2,022,654
Other comprehensive income
Unrealized gains on marketable securities, net of reclassification adjustment												185,881	185,881
Foreign currency translation												(19,948)	(19,948)

Other comprehensive income												165,933

Comprehensive income													2,188,587
Capital paid in by partners										93,211			93,211
Repayment of paid-in capital to partners										(17,731)			(17,731)
Distribution of partners’ income											(1,562,545)		(1,562,545)

Balance at August 31, 1999	—	—	—	—	—	—	—	—	—	351,505	1,603,486	253,142	2,208,133
Comprehensive income
Partnership income before partner distributions											2,463,894		2,463,894
Other comprehensive income
Unrealized gains on marketable securities, net of reclassification adjustment												408,998	408,998
Foreign currency translation												(45,075)	(45,075)

Other comprehensive income												363,923

Comprehensive income													2,827,817
Capital paid in by partners										99,895			99,895
Repayment of paid-in capital to partners										(47,917)			(47,917)
Distribution to AW-SC											(826,156)		(826,156)
Distribution of partners’ income											(1,893,319)		(1,893,319)

Balance at August 31, 2000	—	—	—	—	—	—	—	—	—	403,483	1,347,905	617,065	2,368,453
Comprehensive income
Partnership income before partner distributions for the nine months ended May 31, 2001											1,427,185		1,427,185
Net loss for the three months ended August 31, 2001									(369,782)				(369,782)
Other comprehensive income (loss)
Unrealized losses on marketable securities, net of reclassification adjustment												(700,857)	(700,857)
Foreign currency translation												(24,842)	(24,842)

Other comprehensive income (loss)												(725,699)

Comprehensive income													331,704
Capital paid in by partners										146,328			146,328
Repayment of paid-in capital to partners										(549,811)			(549,811)
Distribution to AW-SC											(268,781)		(268,781)
Distribution of partners’ income											(3,106,350)		(3,106,350)
Partner retirement and vacation benefits											(465,487)		(465,487)
Transfer to retained earnings (deficit)									(1,065,528)		1,065,528		—
Issuance of shares:
Shares issued upon reorganization to corporate structure		5	212,257	13	591,161								18
Initial public offering, net		3	131,050					1,791,441					1,791,444
Restricted share units						993,380	68,482						993,380
Minority interest								(958,710)					(958,710)

Balance at August 31, 2001	$—	$8	343,307	$13	591,161	$993,380	68,482	$832,731	$(1,435,310)	$—	$—	$(108,634)	$282,188

The accompanying notes are an integral part of these financial statements.

ACCENTURE LTD

COMBINED AND CONSOLIDATED CASH FLOWS STATEMENTS

For the Years Ended August 31, 1999, 2000 and 2001
(In thousands of U.S. dollars)

	Combined Cash Flow 1999	Combined Cash Flow 2000	Consolidated Cash Flow 2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Partnership income before partnership distributions	$2,022,654	$2,463,894

Net income			$1,057,403

Adjustments to reconcile partnership income and net income for the year to the net cash provided by operating activities—
Depreciation	217,032	237,078	257,072
Amortization	—	—	157,000
Gain on investments, net	(92,542)	(573,220)	(107,016)
Equity in losses of affiliates	6,472	46,853	61,388
Losses on disposal of property and equipment	—	31,557	24,725
Restricted share unit-based compensation	—	—	967,110
Deferred income taxes	—	—	(299,647)
Minority interest	—	—	(577,188)
Other items, net	(4,473)	(30,749)	(25,646)
Cumulative effect of accounting change	—	—	(187,974)
Change in assets and liabilities—
(Increase) in receivables from clients	(60,913)	(211,867)	(48,257)
(Increase) in unbilled services	(108,898)	(184,957)	(48,867)
(Increase) in due from / (decrease) in due to related parties	(38,718)	17,294	(89,180)
(Increase) decrease in other current assets	32,744	28,343	(91,696)
(Increase) decrease in other non-current assets	(23,736)	28,468	44,814
Increase in accounts payable	23,412	14,183	138,057
Increase (decrease) in deferred revenue	19,997	67,415	(114,942)
Increase in accrued payroll and employee benefits	124,783	339	250,968
Increase in taxes payable	21,019	46,817	231,573
Increase in other accrued liabilities	55,514	149,816	11,418
Increase in other non-current liabilities	—	—	669,499

Total adjustments	171,693	(332,630)	1,223,211

Net cash provided by operating activities	2,194,347	2,131,264	2,280,614

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of investments	93,496	575,806	427,561
Proceeds from sales of property and equipment	—	—	22,778
Purchases of investments	(18,446)	(153,050)	(326,086)
Purchase of intangible assets	—	—	(157,000)
Property and equipment additions	(305,156)	(315,426)	(377,930)

Net cash provided by (used in) investing activities	(230,106)	107,330	(410,677)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital paid in by partners	93,211	99,895	146,328
Repayment of paid-in capital to partners	(17,731)	(47,917)	(524,130)
Issuance of common stock	—	—	1,791,444
Distribution of partners’ income	(1,562,545)	(1,893,319)	(2,282,141)
Payment to AW-SC	(87,548)	(229,776)	(313,832)
Proceeds from issuance of long-term debt	—	1,384	1,787
Repayment of long-term debt	(1,427)	(1,605)	(19,653)
Proceeds from issuance of short-term bank borrowings	93,872	283,747	876,495
Repayments of short-term bank borrowings	(87,907)	(246,004)	(843,264)

Net cash used in financing activities	(1,570,075)	(2,033,595)	(1,166,966)
Effect of exchange rate changes on cash and cash equivalents	(19,948)	(45,075)	(93,404)

NET INCREASE IN CASH AND CASH EQUIVALENTS	374,218	159,924	609,567
CASH AND CASH EQUIVALENTS, beginning of period	736,374	1,110,592	1,270,516

CASH AND CASH EQUIVALENTS, end of period	$1,110,592	$1,270,516	$1,880,083

Supplemental cash flow information
Interest paid	$26,757	$23,727	$37,091
Income taxes paid	$88,426	$144,410	$187,640

The accompanying notes are an integral part of these financial statements.

ACCENTURE LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars except share data)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Accenture is the world’s leading provider of management and technology consulting services and solutions, with more than 75,000 employees in 47 countries delivering a wide range of specialized capabilities and solutions to clients across all industries. Accenture operates globally with one common brand and business model designed to enable the company to serve clients on a consistent basis around the world. Under its strategy, Accenture is building a network of businesses to meet the full range of any organization’s needs – consulting, technology, outsourcing, alliances and venture capital. The principal markets for Accenture are North America, Western Europe, Japan and Australia.

Principles of Consolidation and Combination

The consolidated financial statements include the accounts of Accenture Ltd, a Bermuda company, and its controlled subsidiary companies (together “Accenture”). In May 2001, the Accenture Worldwide Organization completed a transition to a corporate structure with Accenture Ltd becoming the holding company.

Accenture Ltd’s only business is to hold shares and to act as the sole general partner of its subsidiary, Accenture SCA, a Luxembourg partnership limited by shares. Accenture operates its business through Accenture SCA and subsidiaries of Accenture SCA. Accenture Ltd controls Accenture SCA’s management and operations and consolidates Accenture SCA’s results in its financial statements. Accenture Ltd has a 58% voting interest in Accenture SCA assuming the issuance of 68,481,815 Accenture SCA Class I common shares. These shares will be issued in connection with the delivery of the 68,481,815 Accenture Ltd Class A common shares underlying 68,481,815 restricted share units which generally are considered fully vested and will be issued for no consideration solely upon the passage of time.

Prior to the transition to a corporate structure, the Accenture Worldwide Organization operated as a series of related partnerships and corporations under the control of the partners and shareholders of these entities. These individuals became executive employees of Accenture following its transition, but retain the “partner” title. In connection with the transition to a corporate structure, the partners received Accenture Ltd Class A common shares or, in the case of partners resident in specified countries, Class I common shares issued by Accenture SCA or exchangeable shares issued by Accenture Canada Holdings Inc., an indirect subsidiary of Accenture SCA, in lieu of their interests in these partnerships and corporations. The transition to a corporate structure was accounted for as a reorganization at carryover basis as there were no changes in the rights, obligations or economic interests of Accenture’s partners upon the exchange of their interests for shares in Accenture Ltd, Accenture SCA or Accenture Canada Holdings Inc., except for those applied consistently among the partners or those resulting from Accenture’s transition from a series of related partnerships and corporations to a corporate structure.

The shares of Accenture SCA and Accenture Canada Holdings Inc. held by the partners are treated as a minority interest in the consolidated financial statements of Accenture Ltd. However, the future exchange and/or redemption of Accenture SCA shares or Accenture Canada Holdings Inc. exchangeable shares will be accounted for at carryover basis.

ACCENTURE LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

The accompanying financial statements, in respect of periods ended on or prior to May 31, 2001, have been prepared on a combined basis and reflect the accounts of the Accenture Worldwide Organization which prior to May 31, 2001, included Accenture Partners Société Coopérative (Geneva, Switzerland — the administrative coordinating entity, “APSC”) and a number of entities, many of which operated as partnerships, that had entered into Member Firm Interfirm Agreements (“MFIAs”) with APSC (“Member Firms”), together with all entities controlled by them. Prior to January 1, 2001, Accenture was known as Andersen Consulting. Prior to August 7, 2000, the Accenture Member Firms and the entities controlled by them were parties to MFIAs with Andersen Worldwide Société Coopérative (“AW-SC”). AW-SC also contracted with the Member Firms of Arthur Andersen (hereinafter, “AA” and “AA Member Firms”) and other entities controlled by them. APSC was incorporated to implement the agreement of the Accenture Member Firms and the partners of Accenture to remain together, on substantially the same terms as with AW-SC, as a result of the successful outcome of the arbitration described in Note 16. Each Accenture Member Firm entered into an MFIA with APSC, effective as of August 7, 2000, that was identical in all substantial terms with the prior agreement such Member Firm had with AW-SC.

The equity method of accounting is used for unconsolidated investments in which Accenture exercises significant influence. All other investments are accounted for under the cost method. All significant intercompany/interfirm transactions and profits have been eliminated.

The Combined financial statements in respect of periods ended on or prior to May 31, 2001 and the Consolidated financial statements from May 31, 2001 onward are collectively referred to as the Consolidated financial statements in these footnotes.

Revenue Recognition

Revenues include all amounts that are billable to clients. Revenues are recognized on a time and materials basis, or on a percentage of completion basis, depending on the contract, as services are provided by employees and subcontractors. Revenue from time and material service contracts is recognized as the services are provided. Revenue from fixed price long-term contracts is recognized over the contract term based on the percentage of services provided during the period compared to the total estimated services to be provided over the entire contract. Losses on contracts are recognized during the period in which the loss first becomes probable and reasonably estimable. Contract losses are determined to be the amount by which the estimated direct and indirect costs of the contract exceed the estimated total revenues that will be generated by the contract. Losses recognized during each of the three years ended August 31, 2001 were insignificant. Revenue recognized in excess of billings is recorded as Unbilled services. Billings in excess of revenue recognized are recorded as Deferred revenue until the above revenue recognition criteria are met. Reimbursements, including those relating to travel and other out-of-pocket expenses, and other similar third-party costs, such as the cost of hardware and software resales, are included in Revenues, and an equivalent amount of reimbursable expenses are included in Cost of services.

Operating Expenses

Subcontractor costs are included in Cost of services when they are incurred. Training costs were $644,760, $553,698 and $691,513 in 1999, 2000 and 2001, respectively. Research and development and advertising costs are expensed as incurred. Research and development costs were $255,905 in 1999, $251,764 in 2000 and $271,336 in 2001. Advertising costs were $46,500 in 1999, $69,000 in 2000 and $149,900 in 2001.

ACCENTURE LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

Translation of Non-U.S. Currency Amounts

The net assets and operations of entities outside of the United States are translated into U.S. dollars using appropriate exchange rates. Assets and liabilities are translated at year-end exchange rates and income and expense items are translated at average exchange rates prevailing during the year.

Foreign currency translations on assets and liabilities denominated in currencies other than their functional currency resulted in gains/(losses) of ($9,642) in 1999, $27,567 in 2000 and ($1,279) in 2001, which are included in Other income (expense).

Provision for Taxes

Income taxes are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) 109, “Accounting for Income Taxes.” Tax provisions are recorded at statutory rates for taxable items included in the Consolidated Income Statements regardless of the period for which such items are reported for tax purposes. Deferred income taxes are recognized for temporary differences between the financial reporting and income tax bases of assets and liabilities.

Partnership Income Before Partner Distributions

Partnership Income Before Partner Distributions is not comparable to net income of a corporation similarly determined. Also, partnership income is not executive compensation in the customary sense of that term because partnership income is comprised of distributions of current earnings. Accordingly, compensation and benefits for services rendered by partners have not been reflected as an expense in the combined financial statements in respect of periods ended on or prior to May 31, 2001.

Cash and Cash Equivalents

Cash and cash equivalents consist of all cash balances and highly liquid investments with original maturities of three months or less, including time deposits and certificates of deposit of $486,661 and $224,278 at August 31, 2000 and 2001, respectively. As a result of certain subsidiaries’ cash management systems, checks issued but not presented to the banks for payments may create negative book cash payables. Such negative balances are classified as Short-term bank borrowings.

Concentrations of Credit Risk

Accenture’s financial instruments that are exposed to concentrations of credit risk consist primarily of Cash and cash equivalents and Receivables from clients. Accenture places its Cash and cash equivalents with financial institutions and limits the amount of credit exposure with any one financial institution. Accenture actively evaluates the creditworthiness of the financial institutions with which it invests. The Receivables from clients are dispersed across many different industries and geographies; therefore, concentrations of credit risk are limited. As of and for the years ended August 31, 1999, 2000 and 2001, the allowance for uncollectible accounts and bad debt expense are immaterial.

ACCENTURE LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

Investments

Investments in marketable equity securities are recorded at fair value. All investments recorded at fair value have been classified as available-for-sale, and accordingly, the difference between cost and fair value is recorded in Accumulated other comprehensive income (loss). The cost of securities sold is determined on an average cost basis.

Accenture receives warrants issued by other companies primarily in exchange for services, alliances and directorships. At the measurement date, these warrants are recorded at fair value. Warrants received in connection with services and alliances are recorded as Revenues. Warrants received in connection with directorships are recorded as Other income (expense). Warrants in public companies and those that can be net share settled in private companies are deemed derivative financial instruments and are recorded on the Consolidated Balance Sheet at fair value. Changes in fair value of these warrants are recognized in the Consolidated Income Statement and included in Gain on investments, net.

Management conducts a quarterly impairment review of each investment in the portfolio, including historical and projected financial performance, expected cash needs and recent funding events. Other-than-temporary impairments for investments are recognized if the market value of the investment is below its cost basis for an extended period or the issuer has experienced significant financial declines or difficulties in raising capital to continue operations.

Foreign Exchange Instruments

In the normal course of business, Accenture uses derivative financial instruments to manage foreign currency exchange rate risk. These instruments are subject to fluctuations in foreign exchange rates and credit risk. The instruments are used to hedge underlying business exposures such that the impact of foreign exchange rate fluctuations is offset by opposite movements in the underlying exposure. Credit risk is managed through careful selection of sound financial institutions as counterparties.

In its hedging programs, Accenture uses a combination of forward and option contracts to hedge its major foreign currency exchange rate exposures. These instruments are generally short term in nature, with maturities of less than one year.

In accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, all derivatives are recognized as either assets or liabilities at fair value. Hedges of committed exposure are marked-to-market each period with the changes in value included in Net Income. Hedges of anticipated exposures are marked-to-market each period. The changes in value are included in other comprehensive income for those hedges that are considered effective according to SFAS 133; otherwise, the changes in value are included in Net Income.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation of property and equipment is computed on a straight-line basis over the following useful lives:

Buildings	20 to 25 years
Leasehold improvements	Term of lease, 15 years maximum
Computers, related equipment and software	3 to 5 years
Furniture and fixtures	7 to 10 years

ACCENTURE LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is assessed by a comparison of the carrying amount of the asset to the estimated future net cash flows expected to be generated by the asset. If estimated future undiscounted net cash flows are less than the carrying amount of the asset, the asset is considered impaired and expense is recorded in an amount required to reduce the carrying amount of the asset to its then fair value.

Earnings Per Share

In respect of periods ended on or prior to May 31, 2001, Accenture operated as a series of related partnerships and corporations under the control of the partners. There is no single capital structure upon which to calculate historical earnings per share information. Accordingly, historical earnings per share information has only been presented in Note 20, “Quarterly Data” for periods following Accenture’s transition to a corporate structure, and has not been presented in the Consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts that are reported in the Consolidated financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions that Accenture may undertake in the future, actual results may be different from the estimates.

Reclassifications

Certain amounts reported in previous years have been reclassified to conform to the 2001 presentation.

2.    ACCOUNTING CHANGE

Effective September 1, 2000, Accenture adopted SFAS 133, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the Consolidated Balance Sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in Net Income. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in Accumulated other comprehensive income (loss) and are recognized in the Consolidated Income Statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in the Consolidated Income Statement. The adoption of SFAS 133 resulted in an increase to Net Income of $187,974 based upon the recognition of the fair value at September 1, 2000, of Accenture’s warrants and options in public companies and those that can be net share settled in private companies. For the year ended August 31, 2001, Gain on investments, net includes $191,892 of unrealized investment losses recognized in accordance with SFAS 133.

ACCENTURE LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

3.    ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The components of Accumulated other comprehensive income (loss) at August 31, are:

	2000	2001
Foreign currency translation adjustments	$(75,101)	$(99,943)

Unrealized gains (losses) on securities:
Unrealized holding gains (losses)	1,004,176	(159,394)
Less: reclassification adjustments	(595,178)	(541,463)

Net unrealized gains (losses)	408,998	(700,857)
Unrealized gains on securities, beginning of year	283,168	692,166

Net unrealized gains (losses)	692,166	(8,691)

Accumulated other comprehensive income (loss)	$617,065	$(108,634)

Investments were held in the U.S. or special purpose entities during 2000 and 2001. In respect of periods ended on or prior to May 31, 2001, the investments were primarily held by partnerships or other non-tax paying entities; therefore, no income taxes would apply to those gains. Subsequent to May 31, 2001, the investments were held by special purpose entities which were not subject to income tax on investment gains and, similarly, losses generated in these entities are not deductible.

4.    PROPERTY AND EQUIPMENT

Property and equipment, net at August 31, is composed of the following:

	2000	2001
Buildings and land	$72,953	$75,371
Leasehold improvements	286,177	332,126
Computers, related equipment and software	782,107	837,878
Furniture and fixtures	252,905	272,512
Total accumulated depreciation	(688,634)	(695,569)

	$705,508	$822,318

5.    INVESTMENTS

Investments which are intended to be sold in the following twelve months are classified in current assets as Short-term investments. All other investments are classified as long-term investments. Investments held at August 31, are as follows:

	2000	2001
Marketable equity securities: short-term	$395,620	$—
Marketable equity securities: long-term	358,688	85,516
Non-marketable and other	150,977	238,623

Total	$905,285	$324,139

ACCENTURE LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

Marketable Equity Securities

Marketable equity securities include common stock, warrants and options, all of which are classified as available-for-sale. The unrealized gains and losses on these investments included in Accumulated other comprehensive income (loss) at August 31, is as follows:

	2000	2001
Fair value	$754,308	$85,516
Cost	62,142	94,207
Gross unrealized gains	697,228	633
Gross unrealized losses	(5,062)	(9,324)

Equity Method Investments

Accenture has investments in various entities that are accounted for under the equity method. Under the equity method, investments are stated at initial cost and are adjusted for subsequent contributions and Accenture’s share of earnings, losses and distributions. As a result of a negative basis difference arising from the formation of a joint venture accounted for at carryover basis, the underlying equity in net assets of these investments exceeded Accenture’s carrying value by approximately $49,528 and $154,455, at August 31, 2000 and 2001, respectively. The negative basis difference is being amortized over three years on a straight-line basis. Amortization of negative goodwill of $0, $1,376 and $31,545 was reflected as a component of Equity in losses of affiliates in the accompanying Consolidated Income Statements for the years ended August 31, 1999, 2000 and 2001, respectively.

Other-Than-Temporary Writedowns

For the years ended August 31, 1999, 2000 and 2001, Accenture recorded other-than-temporary impairment writedowns of $2,929, $0, and $94,489, respectively. Of the $94,489 recorded in 2001, $18,998 was reclassified from Other comprehensive income to Gain on investments, net and $75,491 was directly expensed to Gain on investments, net.

6.    BORROWINGS AND INDEBTEDNESS

Lines of Credit

At August 31, 2001, Accenture has a $450,000 unsecured multicurrency revolving credit facility with a syndicate of banks led by Morgan Guaranty Trust Company of New York under which it may borrow from the participants ratably in proportion to their respective commitments. The facility also provides a $100,000 sublimit for the issuance of letters of credit. The facility, which is available through August 31, 2003, provides for committed borrowings at the prime rate or at LIBOR plus a borrowing margin and also offers a competitive bid option. Borrowings under this facility were $66,980 and $0 at August 31, 2000 and 2001, respectively. Letters of credit outstanding at August 31, 2000 and 2001 were $38,000 and $19,247, respectively. The facility is subject to annual commitment fees. The commitment fees paid for the year ended August 31, 2001 were $456.

ACCENTURE LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

On June 22, 2001, Accenture entered into a $420,000 unsecured 364-day revolving credit facility with a syndicate of banks led by Bank of America, N.A. The terms of the Bank of America facility are substantially similar to the terms of the Morgan Guaranty facility. Borrowings under this facility were $0 at August 31, 2001. The facility is subject to annual commitment fees. The commitment fees paid for the year ended August 31, 2001 were $0.

At August 31, 2001, Accenture also has in place unsecured multicurrency credit agreements and local lines of credit of $369,023 and $258,846, respectively, in the form of committed and non-committed facilities at interest rates that vary from country to country depending on local market conditions. Borrowings under these facilities were $97,785 and $187,533 at August 31, 2000 and 2001, respectively. Certain of the agreements are subject to annual commitment fees.

The most restrictive of these credit agreements requires Accenture to maintain certain financial ratios and meet certain indebtedness tests. All these requirements were met throughout the three years ended August 31, 2001.

The weighted average interest rate on borrowings under the multicurrency credit agreements and lines of credit, based on the average annual balances, was approximately 12% in 1999, 7% in 2000 and 8% in 2001.

Long-Term Debt

Long-term debt at August 31, consisted of the following:

	2000	2001
Joint Debt—
—Unsecured notes payable due upon maturity at various dates through 2002 with interest due semiannually at fixed rates ranging from 7.52% to 8.49%	$75,000	$—
—Collateral trust note payable in fixed annual installments through 2011 with interest due semiannually at 9.26%	34,342	—
Collateral trust note payable in varying annual installments through 2007 with interest due annually at 8.12%, secured by real property	18,060	—
Other	1,384	1,887

	128,786	1,887
Less—Current portion	29,921	797

Total Long-term debt	$98,865	$1,090

7.    FINANCIAL INSTRUMENTS

At August 31, 2000 and 2001, the carrying amount of Cash and cash equivalents and Short-term bank borrowings approximates their fair value because of their short maturities. For all other financial instruments, the following methods and assumptions were used to approximate fair value. At August 31, 2001, Accenture has not designated any of its derivatives as hedges as defined by SFAS 133.

ACCENTURE LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

Investments

Quoted market prices are used to determine the fair value for the common equity and debt securities that were issued by publicly traded entities. Those debt and equity securities issued by non-public entities were valued by reference to the most recent round of financing as an approximation of the market value. The fair value and cost of the warrants and options were approximated using the Black-Scholes valuation model after considering restrictions on exercisability or sale.

	2000		2001
Type of Investment	Cost	Fair Value	Cost	Fair Value
Debt and equity securities (cost method)
—Issued by public entities, short-term	$600	$395,620	$—	$—
—Issued by public entities, long-term	31,442	159,205	41,787	33,096
—Issued by non-public entities	134,094	174,573	271,532	298,523

Warrants
—Issued by public entities, long-term	30,100	199,483	52,420	52,420
—Issued by non-public entities	30,946	27,161	1,081	1,081

Long-Term Debt

The fair value of Long-term debt, including current maturities, was estimated to be $132,362 and $1,887 at August 31, 2000 and 2001, respectively, based on the borrowing rates currently available to Accenture for loans with similar terms and average maturities.

Foreign Exchange Instruments

Market quoted exchange rates are used to determine the fair value of the instruments. The notional values and fair values of derivative foreign exchange instruments at August 31, are as follows:

	2000		2001
	Notional Value	Fair Value	Notional Value	Fair Value
Foreign currency forward exchange contracts—
To sell	$100,768	$3,300	$87,563	$1,542
To buy	107,361	(2,814)	127,067	(513)
Option contracts
Put options	$84,732	$12,269	$—	$—
Call options	26,264	—	—	—

8.    INCOME TAXES

Prior to its transition to a corporate structure, Accenture operated through partnerships in many countries and generally was not subject to income taxes in those countries. Taxes related to income earned by the partnerships were the responsibility of the individual partners. In some non-U.S. countries, Accenture operated through corporations and was subject to local income taxes. In addition, Accenture was subject to local unincorporated business taxes in some jurisdictions. Effective with the transition to a corporate structure on May 31, 2001, Accenture became subject to U.S. federal and other national, state and local corporate income taxes.

ACCENTURE LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

The components of the provision for income taxes reflected on the Consolidated Income Statement for the year ended August 31, 2001 include the following:

Current taxes:
U.S. federal	$382,690
U.S. state and local	66,080
Non-U.S.	330,590

Total current tax expense	779,360

Deferred taxes:
U.S. federal	(85,520)
U.S. state and local	(19,612)
Non-U.S.	(171,612)

Total deferred tax expense	(276,744)

Total	$502,616

A reconciliation of the U.S. federal statutory income tax rate to Accenture’s effective income tax rate for the year ended August 31, 2001 is set forth below:

U.S. federal statutory income tax rate	35.0%
U.S. state and local taxes, net	1.0
Other	3.0
Rate benefit for partnership period	(49.0)
Revaluation of deferred tax liabilities(1)	13.6
Costs of transition to a corporate structure	59.6

Effective income tax rate	63.2%

(1)	The revaluation of deferred tax liabilities upon change in tax status is a deferred tax expense recognized upon Accenture’s change in tax status from partnership to corporate form.

ACCENTURE LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

Significant components of Accenture’s deferred tax assets and liabilities at August 31, 2001 are as follows:

Deferred tax assets:
Pensions	$122,376
Revenue recognition	78,336
Compensation and benefits	190,799
Investments	54,473
Tax credit carryforwards	16,632
Net operating loss carryforwards	15,935
Depreciation and amortization	70,028
Other	37,410

585,989
Valuation allowance(1)	(76,187)

Total deferred tax assets	509,802

Deferred tax liabilities:
Pensions	(21,822)
Revenue recognition	(55,787)
Compensation and benefits	(17,482)
Investments	(30,717)
Depreciation and amortization	(56,961)
Other	(27,386)

Total deferred tax liabilities	(210,155)

Net deferred tax assets	$299,647

(1)
Accenture has recognized a valuation allowance of $76,187 relating to the ability to recognize the tax benefits associated with capital losses on certain U.S. investments and with specific tax net operating loss carryforwards and tax credit carryforwards of certain non-U.S. operations.

Accenture has net operating loss carryforwards at August 31, 2001 of $48,938. Of this amount, $42,209 expires at various dates through 2011 and $6,729 has an indefinite carryforward period. Accenture has tax credit carryforwards at August 31, 2001 of $16,632 that expire at various dates through 2016.

If Accenture or one of its non-U.S. subsidiaries were classified as a foreign personal holding company, Accenture’s U.S. shareholders would be required to include in income, as a dividend, their pro rata share of Accenture’s (or Accenture’s relevant non-U.S. subsidiary’s) undistributed foreign personal holding company income.

Because of the application of complex U.S. tax rules regarding attribution of ownership, Accenture meets the definition of a foreign personal holding company this year. However, there is no foreign personal holding company income that its U.S. shareholders are required to include in income this year. In the event that Accenture has net foreign personal holding company income, Accenture may distribute a dividend to shareholders to avoid having taxable income imputed under these rules. Under certain

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(In thousands of U.S. dollars except share data)

circumstances, such a distribution could create additional income tax costs to Accenture. Since Accenture does not have any foreign personal holding company income this year, no such taxes have been provided.

9.    PARTNERS’ CAPITAL

Partners’ capital represented the capital of partners who were the owners of Accenture Member Firms. Paid-in-capital was repayable within 60 days following a partner’s resignation, retirement or death. Interest was paid to the partners on their paid-in capital accounts and recorded as a distribution of partners’ income. Undistributed earnings, contained within Partners’ Capital, represented Partnership Income Before Distributions which had not been paid to the partners. Partners were not paid interest on Undistributed earnings. The average balance of the Undistributed earnings and Paid-in-capital during the years ended August 31, 1999 and 2000 was $1,687,197 and $1,853,190, respectively.

Upon retirement, all qualifying Accenture partners or their qualifying surviving spouses were entitled to receive basic retirement benefits for life. This plan was eliminated for active partners after May 15, 2001 in connection with the transition to a corporate structure. All qualifying participants prior to May 15, 2001 will receive basic retirement benefits for life. The amount of annual benefit payments is periodically adjusted for cost-of-living adjustments at the beginning of each calendar year. Basic retirement benefits of $1,268 in 1999, $1,759 in 2000 and $2,268 in 2001 were paid to retired partners. The projected benefit obligation (“PBO”) and the accrued benefit cost of the basic retirement benefits at August 31, 2001 is $63,537 as the plan is not funded. The accumulated benefit obligation at August 31, 2001 was $59,588. The PBO was estimated based on a discount rate of 8% and an assumed rate of increase in future benefits of 1.9%.

In respect of periods ended on or prior to May 15, 2001, early retirement benefits were paid to certain Accenture partners who retired between the ages of 56 and 62. Partners retiring after age 56 and prior to age 62 received early retirement benefits based on two years’ earnings on a straight-line declining basis that resulted in no payout to partners retiring at age 62. Retired partners could elect to receive early retirement benefits in the form of a lump-sum payment or ten-year installment payments. This plan was eliminated for active partners after May 15, 2001, in connection with the transition to a corporate structure.

Early retirement benefits of $12,483 in 1999, $28,967 in 2000 and $37,685 in 2001 were paid to retired partners. The amount due for early retirement benefits is $283,097 at August 31, 2001, which is being paid out over the period through 2010.

Both the basic and early retirement benefit liabilities were recorded as reductions of partners’ capital as of May 31, 2001, as payments related to these obligations were previously recorded as distributions of partners’ income.

In connection with the transition to a corporate structure, Accenture returned partners’ paid-in-capital of $549,811. In addition, undistributed earnings as of May 31, 2001 are expected to be paid to the partners in one or more installments on or prior to December 31, 2001. At August 31, 2001, $818,888 of undistributed earnings was included in Due to related parties on the Consolidated Balance Sheet.

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

Effective September 1, 2000, 1,286 employees were admitted as partners of Accenture, which approximately doubled the number of partners. This increased number of partner admissions was designed to incentivize Accenture’s professionals at an earlier stage in their careers. As a result, the Consolidated financial statements for the year ended August 31, 2001 reflect compensation expense for these 1,286 additional partners only for the three month period from June 1, 2001 to August 31, 2001, as compared to twelve months of compensation expense for these individuals for the years ended August 31, 1999 and 2000.

10.    SHAREHOLDERS’ EQUITY

Class A Common Shares

Holders of Accenture Ltd’s Class A common shares are entitled to one vote per share. Shareholders of Accenture Ltd do not have cumulative voting rights. Each Class A common share is entitled to a pro rata part of any dividend at the times and in the amounts, if any, which Accenture Ltd’s board of directors from time to time determines to declare, subject to any preferred dividend rights attaching to any preferred shares. Finally, each Class A common share is entitled on a winding-up of Accenture Ltd to be paid a pro rata part of the value of the assets of Accenture Ltd remaining after payment of its liabilities, subject to any preferred rights on liquidation attaching to any preferred shares.

On July 24, 2001, Accenture Ltd issued 115 million Class A common shares in an initial public offering. Accenture’s proceeds from the initial public offering, net of underwriting discounts of $78,200 and other estimated expenses of $19,667, were $1,569,633. On August 14, 2001, an additional 16.05 million Class A common shares were issued in connection with the exercise of the underwriters’ over allotment option, resulting in net proceeds of $221,811. Of these net proceeds, $355,000 were used to repay amounts outstanding under revolving credit facilities, a portion was used to cover the costs incurred in connection with the transition to a corporate structure, and the balance was used for working capital, which was previously funded by the partners, and for general corporate purposes.

In August 2001, Accenture’s board of directors authorized the repurchase of up to $150,000 of the Class A common shares of Accenture Ltd.

Class X Common Shares

Holders of Accenture Ltd’s Class X common shares are entitled to one vote per share. Class X common shares are not entitled to dividends and are not entitled to be paid any amount upon winding up of Accenture Ltd. Most of Accenture’s partners receiving Accenture SCA Class I common shares or Accenture Canada Holdings Inc. exchangeable shares in connection with the transition to a corporate structure received a corresponding number of Accenture Ltd Class X common shares. Accenture Ltd may, at its option, redeem any Class X common share for a redemption price equal to the par value of the Class X common share. Accenture Ltd may not, however, redeem any Class X common share of a holder if such redemption would reduce the number of Class X common shares held by that holder to a number that is less than the number of Accenture SCA Class I common shares or Accenture Canada Holdings Inc. exchangeable shares held by that holder, as the case may be. Accenture Ltd will redeem Accenture Ltd Class X common shares upon redemption or exchange of Accenture SCA Class I common shares and

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

Accenture Canada Holdings Inc. exchangeable shares so that the aggregate number of Class X common shares outstanding at any time does not exceed the aggregate number of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares outstanding.

Voting Agreement

Persons and Shares Covered

Accenture Ltd and each of the Accenture partners who own Accenture Ltd Class A or Class X common shares have entered into a voting agreement and each other person who becomes a partner will be required to enter into the voting agreement. The parties to the voting agreement, other than Accenture Ltd, are referred to as “covered persons.”

The Accenture Ltd shares covered by the voting agreement generally include (1) any Accenture Ltd Class X common shares that are held by a partner, (2) any Accenture Ltd Class A common shares beneficially owned by a partner at the time in question and also as of or prior to the initial public offering and (3) any Accenture Ltd Class A common shares if they are received from Accenture while an employee, a partner or in connection with becoming a partner or otherwise acquired if the acquisition is required by Accenture. The shares covered by the voting agreement are referred to as “covered shares.” Accenture Ltd Class A common shares purchased by a covered person in the open market or, subject to certain limitations, in a subsequent underwritten public offering, will not generally be subject to the voting agreement. When a covered person ceases to be an employee of Accenture, the shares held by that covered person will no longer be subject to the voting provisions of the voting agreement described below.

Transfer Restrictions

By entering into the voting agreement, each covered person has agreed, among other things, to:

•	except as described below, maintain beneficial ownership of his or her covered shares received on or prior to the date of the initial public offering for a period of eight years thereafter; and

•	maintain beneficial ownership of at least 25% of his or her covered shares received on or prior to the date of the initial public offering as long as he or she is an employee of Accenture.

Covered persons who continue to be employees of Accenture will be permitted to transfer a percentage of the covered shares owned by them on each anniversary of the initial public offering commencing on the first anniversary of Accenture Ltd’s initial public offering and in increasing amounts over the subsequent seven years. Class X common shares of Accenture Ltd may not be transferred at any time, except upon the death of a holder of Class X common shares or with the consent of Accenture Ltd. Accenture Canada Holdings Inc. exchangeable shares held by covered persons are also subject to the transfer restrictions in the voting agreement.

Voting

Under the voting agreement, prior to any vote of the shareholders of Accenture Ltd, a separate, preliminary vote of the covered shares owned by covered persons who are employees of Accenture will be

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

taken on each matter upon which a vote of the shareholders is proposed to be taken. Subsequently, all of these covered shares will be voted in the vote of the shareholders of Accenture Ltd in accordance with the majority of the votes cast in the preliminary vote.

Notwithstanding the foregoing, in elections of directors, all covered shares owned by covered persons who are employees of Accenture will be voted in favor of the election of those persons receiving the highest numbers of votes cast in the preliminary vote. In the case of a vote for an amendment to Accenture Ltd’s constituent documents, or with respect to an amalgamation, liquidation, dissolution, sale of all or substantially all of its property and assets or any similar transaction with respect to Accenture Ltd, all covered shares owned by covered persons who are employees will be voted against the proposal unless at least 66 2/3% of the votes in the preliminary vote are cast in favor of that proposal, in which case all of these covered shares will be voted in favor of the proposal.

So long as the covered shares owned by covered persons that are employees of Accenture represent a majority of the outstanding voting power of Accenture Ltd, partners from any one country will not have more than 50% of the voting power in any preliminary vote under the voting agreement.

Term and Amendment

The voting agreement will continue in effect until the earlier of 50 years from the date of the voting agreement and the time it is terminated by the vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are employees of Accenture. The transfer restrictions will not terminate upon the expiration or termination of the voting agreement unless they have been previously waived or terminated under the terms of the voting agreement. The voting agreement may generally be amended at any time by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are employees of Accenture. Amendment of the transfer restrictions also requires the consent of Accenture Ltd.

Waivers and Adjustments

The transfer restrictions and the other provisions of the voting agreement may be waived at any time by the partners’ representatives in specified circumstances. Subject to the foregoing, the provisions of the voting agreement may generally be waived by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are employees of Accenture. A general waiver of the transfer restrictions also requires the consent of Accenture Ltd.

11.    MINORITY INTEREST

Accenture SCA Class I Common Shares

Partners in Australia, Denmark, France, Italy, Norway, Spain, Sweden and the United States received Accenture SCA Class I common shares. Each Class I common share of Accenture SCA entitles its holder to one vote on all matters submitted to a vote of shareholders of Accenture SCA. Subject to contractual transfer restrictions, Accenture SCA is obligated, at the option of the holder, to redeem any outstanding Accenture SCA Class I common share at a redemption price per share generally equal to the market price of an Accenture Ltd Class A common share at the time of the redemption. Accenture SCA

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

may, at its option, pay this redemption price with cash or by delivering Accenture Ltd Class A common shares on a one-for-one basis. This one-for-one redemption price and exchange ratio will be adjusted if Accenture Ltd holds more than a de minimis amount of assets (other than its interest in Accenture SCA and assets it holds only transiently prior to contributing them to Accenture SCA) or incurs more than a de minimis amount of liabilities (other than liabilities for which Accenture SCA has a corresponding liability to Accenture Ltd). Accenture Ltd does not intend to hold any material assets other than its interest in Accenture SCA or to incur any material liabilities such that this one-for-one exchange ratio would require an adjustment.

Accenture SCA Transfer Rights Agreement

Persons and Shares Covered

Accenture SCA and each of the partners who own shares of Accenture SCA have entered into a transfer rights agreement. The parties to the transfer rights agreement, other than Accenture SCA, are referred to as “covered persons.”

The Accenture SCA shares covered by the transfer rights agreement generally include all Class I common shares of Accenture SCA owned by a covered person. The shares covered by the transfer rights agreement are referred to as “covered shares.”

Transfer Restrictions

The articles of association of Accenture SCA provide that shares of Accenture SCA (other than those held by Accenture Ltd) may be transferred only with the consent of the Accenture SCA supervisory board or its delegate, the Accenture SCA partners committee. In addition, by entering into the transfer rights agreement, each party (other than Accenture Ltd) agrees, among other things, to:

•	except as described below, maintain beneficial ownership of his or her covered shares received on or prior to the date of the initial public offering for a period of eight years thereafter; and

•	maintain beneficial ownership of at least 25% of his or her covered shares received on or prior to the date of the initial public offering as long as he or she is an employee of Accenture.

Covered persons who continue to be employees of Accenture will be permitted to transfer a percentage of the covered shares owned by them on each anniversary of the initial public offering commencing on the first anniversary of Accenture Ltd’s initial public offering and in increasing amounts over the subsequent seven years.

In addition, at any time after the third anniversary of the date of the consummation of the transition to a corporate structure, covered persons holding Accenture SCA Class I common shares may, without restriction, require Accenture SCA to redeem any Accenture SCA Class I common share held by such holder for a redemption price per share generally equal to the lower of the market price of an Accenture Ltd Class A common share and $1. Accenture SCA may, at its option, pay this redemption price in cash or by delivering Accenture Ltd Class A common shares.

All transfer restrictions applicable to a covered person under the transfer rights agreement terminate upon death.

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

Term and Amendment

The transfer rights agreement will continue in effect until the earlier of 50 years from the date of the transfer rights agreement and the time it is terminated by the vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are employees of Accenture. The transfer restrictions will not terminate upon the expiration or termination of the transfer rights agreement unless they have been previously waived or terminated under the terms of the transfer rights agreement. The transfer rights agreement may generally be amended at any time by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are employees of Accenture. Amendment of the transfer restrictions also requires the consent of Accenture SCA.

Waivers and Adjustments

The transfer restrictions and other provisions of the transfer rights agreement may be waived at any time by the Accenture SCA partners committee in specified circumstances. Subject to the foregoing, the provisions of the transfer rights agreement may generally be waived by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are employees of Accenture. A general waiver of the transfer restrictions also requires the consent of Accenture SCA.

Accenture Canada Holdings Inc. Exchangeable Shares

Partners resident in Canada and New Zealand received Accenture Canada Holdings Inc. exchangeable shares and Accenture Ltd Class X common shares. Holders of Accenture Canada Holdings Inc. exchangeable shares may exchange their shares for Accenture Ltd Class A common shares on a one-for-one basis. Accenture Canada Holdings Inc. may, at its option, satisfy this exchange with cash at a price per share generally equal to the market price of an Accenture Ltd Class A common share at the time of the exchange. Each exchangeable share of Accenture Canada Holdings Inc. entitles its holder to receive distributions equal to any distributions to which an Accenture Ltd Class A common share entitles its holder.

Minority Interest Income/Expense

Upon completion of the transition to a corporate structure in May 2001, the minority ownership percentage in Accenture SCA and Accenture Canada Holdings Inc. aggregated 74%. This minority interest percentage declined to 59% by August 31, 2001 due to shares issued in connection with the initial public offering and restricted share units granted and vested prior to August 31, 2001. The calculation of the minority interest percentage at August 31, 2001 reflects the assumed issuance to Accenture Ltd of the 68,481,815 Accenture SCA Class I common shares that will be issued in connection with the delivery of the 68,481,815 Accenture Ltd Class A common shares underlying 68,481,815 restricted share units which generally are considered fully vested and will be issued for no consideration solely upon the passage of time.

Minority interest income of $577,188 reflected in the Consolidated Income Statement for the year ended August 31, 2001 represents the pro rata ownership interest of the minority shareholders in the $946,970 of loss before minority interest of Accenture SCA for the three months ended August 31, 2001.

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

12.    EMPLOYEE SHARE PLANS

Share Incentive Plan

The Accenture Ltd 2001 Share Incentive Plan (the “share incentive plan”) permits the grant of nonqualified share options, incentive stock options, share appreciation rights, restricted shares, restricted share units and other share-based awards to employees, directors, third-party consultants, former United States employees or former partners of, or other persons who perform services for, Accenture Ltd and its affiliates. A maximum of 375 million Class A common shares may be subject to awards under the share incentive plan. Class A common shares covered by awards that expire, terminate or lapse will again be available for the grant of awards under the share incentive plan. The share incentive plan is administered by a committee of the board of directors of Accenture Ltd, which may delegate its duties and powers in whole or in part as it determines.

Options

Accenture shall determine the exercise price for each option, provided, however, that an incentive share option must generally have an exercise price that is at least equal to the fair market value of the Class A common shares on the date the option is granted.

Options currently outstanding under the share incentive plan have a maximum term of ten years. Options vest under varying schedules. At August 31, 2001, 241,798,292 shares were available for future grants under the share incentive plan. The following tables summarize information about share options activity during the year.

Stock option activity for fiscal 2001 was as follows:

	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	—	$—
Granted	96,360,395	14.54
Exercised	—	—
Forfeited	539,964	14.51
Expired	—	—

Outstanding, end of year	95,820,431	$14.54

The following table summarizes information about stock options outstanding at August 31, 2001:

Range of Exercise Prices	Shares Outstanding	Weighted Average Remaining Contractual Life (Years)
$14.50	90,267,779	9.9
15.15	5,442,744	9.9
15.50	109,908	9.9

	95,820,431	9.9

Options exercisable, end of year	—
Options available for grant, end of year	241,798,292
Weighted average fair value of options granted	$7.74

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

Pro Forma Fair Value Disclosures

Accenture elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”) in accounting for its employee share options rather than, as discussed below, the alternative fair value accounting provided for under SFAS 123, “Accounting for Stock-Based Compensation”. Under APB 25, because the exercise price of Accenture’s employee share options equals the market price of the underlying shares on the date of grant, no compensation expense is recognized in Accenture’s financial statements.

Pro forma information regarding net income and earnings per share is required by SFAS 123. This information is required to be determined as if Accenture had accounted for its employee share options under the fair value method of that statement. The fair value of options granted in 2001 reported below was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2001
Stock Option Plans	Partners	Non-partners
Expected life (in years)	6	5
Risk-free interest rate	4.93%	4.73%
Volatility	50%	50%
Dividend yield	0%	0%

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting periods. The following pro forma information reflects the amortized expense from the date of grant:

2001
Net income	$1,057,403
Pro forma expenses—estimated fair value of options	5,201

Pro forma net income	$1,052,202

Restricted Share Units and Other Share-Based Awards

Under the share incentive plan, the committee may grant awards of restricted share units, Class A common shares, restricted shares and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, Class A common shares. The restricted share units and other share-based awards will be subject to the terms and conditions established by the committee.

Under the share incentive plan, participants may be granted restricted share units without cost to the participant. Each restricted share unit awarded to a participant represents an unfunded, unsecured right, which is nontransferable except in the event of death, of the participant to receive a Class A common share on the date specified in the participant’s award agreement. The restricted share units granted under this plan vest at various times, generally ranging from immediate vesting to vesting over a five year period. In fiscal 2001, approximately 68,500,000 fully vested restricted share units were granted to participants with a fair value of $993,380 at the date of grant. In connection with this grant, $967,110 was charged to expense representing $993,380 less $26,270 related to cancelled liabilities on the deferred bonus plan for employees.

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

Employee Share Purchase Plan

The Accenture Ltd 2001 Employee Share Purchase Plan is a nonqualified plan and allows eligible employee participants to purchase Class A common shares at a discount through payroll deductions or contributions. Eligible employees may elect to contribute 1% to 10% of their compensation each offering period to purchase Class A common shares under the plan, but are not permitted to purchase, during any calendar year, Class A common shares with an aggregate fair market value in excess of $25. The purchase price will be set by the committee, but cannot be less than 85% of the lesser of the fair market value of the shares on the first or last day of the offering period. A maximum of 75 million Class A common shares may be issued under the plan. As of August 31, 2001, there were no offerings and 75 million shares were reserved for future issuance.

13.    PROFIT SHARING AND RETIREMENT PLANS

In the United States, Accenture maintains and administers a trusteed profit sharing plan that includes 19,800 active Accenture employees. The annual profit sharing contribution is determined by management. The contribution to the profit sharing plan was $79,708 in 1999, $87,189 in 2000 and $97,439 in 2001, which approximated 6% of plan members’ compensation.

In the United States, and certain other countries, Accenture also maintains and administers noncontributory retirement and postretirement medical plans for active, retired and resigned Accenture employees. Benefits under the noncontributory employee retirement plans are based on years of service and compensation during the years immediately preceding retirement. Plan assets of the noncontributory employee retirement plans consist of investments in equities, fixed income securities and cash equivalents. Annual contributions are made at such times and in amounts as required by law and may, from time to time, exceed minimum funding requirements.

In addition, certain postemployment benefits are provided to former or inactive employees after employment but before retirement, including severance benefits, disability-related benefits (including worker’s compensation) and continuation of benefits such as healthcare benefits and life insurance coverage. These costs are substantially provided for on an accrual basis.

The following schedules provide information concerning the material defined benefit pension and postretirement benefit plans.

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

	Pension Benefits		Other Benefits
	2000	2001	2000	2001
Changes in projected benefit obligation
Projected benefit obligation, beginning of year	$314,425	$308,599	$28,392	$30,463
Service cost	49,626	39,825	3,205	4,136
Interest cost	21,232	21,465	2,123	2,426
Amendments	—	1,558	—	—
Participants contributions	260	223	—	—
Actuarial (gain)/loss	(64,802)	33,082	(3,151)	14,895
Benefits paid	(6,432)	(9,867)	(106)	(158)
Exchange rate (gain)	(5,710)	(7,290)	—	—

Projected benefit obligation, end of year	$308,599	$387,595	$30,463	$51,762

Changes in plan assets
Fair value of plan assets, beginning of year	$278,172	$310,066	$12,552	$15,126
Expected return on plan assets	27,038	23,964	1,033	1,147
Actuarial (loss)	(1,982)	(53,617)	(488)	(265)
Employer contributions	16,072	108,349	2,135	4,305
Participants contributions	260	223	—	—
Benefits paid	(6,432)	(9,867)	(106)	(158)
Exchange rate (loss)	(3,062)	(5,139)	—	—

Fair value of plan assets, end of year	$310,066	$373,979	$15,126	$20,155

Reconciliation of funded status
Funded status	$1,467	$(13,616)	$(15,337)	$(31,607)
Unrecognized transitional obligation	2,553	1,717	1,083	997
Unrecognized loss/(gain)	(70,290)	22,788	2,166	17,324
Unrecognized prior service cost	12,154	11,419	—	—

(Accrued) benefit cost as of 6/30	(54,116)	22,308	(12,088)	(13,286)
Contribution between 6/30 – 8/31	—	—	3,308	2,261
Adjustment	685	—	—	—

Prepaid (accrued) benefit cost as of 8/31	$(53,431)	$22,308	$(8,780)	$(11,025)

Amounts recognized in the Combined and Consolidated Balance Sheets consist of:
Prepaid benefit cost	$560	$60,023	$—	$—
Accrued benefit liability	(53,991)	(37,715)	(8,780)	(11,025)

Net amount recognized at year-end	$(53,431)	$22,308	$(8,780)	$(11,025)

Components of pension expense
Service cost	$49,626	$39,825	$3,205	$4,136
Interest cost	21,232	21,465	2,123	2,426
Expected return on plan assets	(27,038)	(23,964)	(1,033)	(1,147)
Amortization of transitional obligation	667	601	87	87
Amortization of loss	(326)	(5,230)	142	—
Amortization of prior service cost	2,293	2,293	—	—

Total	$46,454	$34,990	$4,524	$5,502

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)
	Pension Benefits		Other Benefits
	2000	2001	2000	2001
Weighted-average assumptions
Discount rate	7.07%	6.83%	8.00%	7.50%
Expected return on plan assets	7.78%	7.99%	8.0%/6.0%	8.0%/6.0%
Rate of increase in future compensation	7.37%	7.62%	N/A	N/A

The projected benefit obligations and fair value of plan assets for defined benefit pension plans with projected benefit obligations in excess of plan assets were $78,669 and $38,520, respectively, as of August 31, 2000 and $136,120 and $84,923, respectively, as of August 31, 2001. The accumulated benefit obligations and fair value of plan assets for plans with accumulated benefit obligations in excess of plan assets were $38,300 and $19,800, respectively, as of August 31, 2000 and $41,000 and $17,300, respectively, as of August 31, 2001.

Assumed Health Care Cost Trend

Annual rate increases in the per capita cost of health care benefits of 10.0% (under 65) and 11.5% (over 65) were assumed for the plan year ending June 30, 2002. The trend rate assumptions are changed beginning for the plan year ending June 30, 2002. The rate is assumed to decrease on a straight-line basis to 5.0% for the plan year ending June 30, 2009 and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one percentage point change in assumed health care cost trend would have the following effects:

	One Percentage Point Increase
	2000	2001
Effect on total of service and interest cost components	$875	$1,445
Effect on year-end postretirement benefit obligation	5,600	7,336

	One Percentage Point Decrease
	2000	2001
Effect on total of service and interest cost components	$(796)	$(1,256)
Effect on year-end postretirement benefit obligation	(4,500)	(6,367)

Deferred Bonus Plan

On September 1, 2000, Accenture implemented a deferred bonus plan for employees based on tenure and performance. The plan provided for a loyalty award, which vested immediately, and a performance award, which vested over a period of three years. In connection with the grant of restricted share units, Accenture terminated the deferred bonus plan for employees on July 19, 2001. At August 31, 2001, the liability for the liquidated investments was $73,218, which will be paid out in the first quarter of fiscal 2002 in partial settlement of vested benefits. For the remaining vested, and unvested benefits, 7,968,826 restricted share units were granted to employees on July 19, 2001.

14.    LEASE COMMITMENTS

Accenture has various lease agreements, principally for office space, with various renewal options. Rental expense (net of sublease income from third parties of $2,154 in 1999, $3,273 in 2000 and

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

$12,911 in 2001) including operating costs and taxes, was $196,577 in 1999, $217,675 in 2000 and $207,757 in 2001. Future minimum rental commitments under non-cancelable operating leases as of August 31, 2001, are as follows:

2002	$ 216,732
2003	186,537
2004	163,499
2005	132,614
2006	111,151
Thereafter	420,704

$1,231,237

15.    REORGANIZATION AND REBRANDING

Reorganization and rebranding costs include one-time costs, beginning September 2000, to rename the organization Accenture and other costs related to the transition to a corporate structure. Reorganization and rebranding costs were $848,615 for the year ended August 31, 2001 and included $157,000 of amortization of intangible assets acquired in connection with the Memorandum of Understanding with AW-SC and AA, as described in Note 16. The intangible assets related to the forbearance by AW-SC and Arthur Andersen to use, and the limited use by Accenture of, the Andersen Consulting name or variations of that name and related domain names. The intangible assets were amortized over periods ranging from three to six months.

16.    RELATED PARTIES

In prior years, Accenture engaged in various transactions with AA/AW-SC, which was then a related party as described in Note 1. Below is a summary of those transactions.

	1999	2000
Nature of Transaction
Rental expense	$36,353	$23,948
Andersen Worldwide costs allocated	24,163	18,975
Professional education and development costs	52,582	38,577
Professional services	31,880	34,710
Interest expense	12,955	3,950

The Combined Income Statements Before Partner Distributions include expenses that were allocated to Accenture by AW-SC on a specific identification basis. In addition, AW-SC incurred certain costs on behalf of Accenture which were allocated to Accenture primarily based on square footage, partner units, net assets employed or number of training participants.

Until August 7, 2000, AW-SC, as an agent for the Accenture and AA Member Firms, facilitated various MFIAs among the individual Accenture and AA Member Firms. Amounts due to AW-SC from Accenture Member Firms under these MFIAs were $279,776 in 1999 and $313,832 in 2000.

On December 17, 1997, the Accenture Member Firms requested binding arbitration, pursuant to their respective MFIAs with AW-SC, of claims that the AA Member Firms and AW-SC, among other

ACCENTURE LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

things, had breached or failed to perform material obligations owed to the Accenture Member Firms. The MFIAs provided that performance thereunder should continue if reasonably possible pending the resolution of the arbitration subject to the right to discharge payment obligations at issue in such an arbitration by placing amounts in escrow. On August 18, 1998, certain Accenture Member Firms placed into escrow $195,000, which represented the majority of the $232,548 payable under the member firm agreements to AA Member Firms for 1998. Accenture Member Firms placed the remaining $37,548 into escrow on December 22, 1998. On August 27, 1999, $50,000 was placed into escrow, representing a portion of the $279,776 payable under the member firm agreements to AA Member Firms for 1999. Accenture Member Firms placed the remaining $229,776 into escrow in December 1999. Under the terms of the escrow agreement these funds, including interest earned, could only be distributed out of escrow in accordance with the Final Award of the Tribunal in the aforementioned arbitration.

By its Final Award dated July 28, 2000, and notified to the parties on August 7, 2000, the Tribunal appointed by the International Chamber of Commerce (“ICC”) ruled that AW-SC had breached its material obligations under the MFIAs in fundamental respects and the Accenture Member Firms were excused from any further obligations to AW-SC and AA Member Firms under the MFIAs as of August 7, 2000. The ruling further stated that the escrowed funds plus accrued interest should be paid to AA as directed by AW-SC and allocated the costs of the proceeding among the parties. The escrowed funds, along with net accumulated interest on investments, were transferred to AA by the escrow agent on various dates in September, 2000.

On December 19, 2000, AW-SC, Arthur Andersen LLP and the other AA Member Firms, APSC, Accenture LLP and the other Accenture Member Firms, on their own behalves and on behalf of their respective partners, shareholders, other principals and affiliates, executed a binding Memorandum of Understanding (“MOU”) to implement the award of the arbitrator in the ICC arbitration described above and the separation of the Accenture Member Firms from AW-SC and AA.

The MOU provided for the release to AA of $512,324 previously placed in escrow, plus accumulated interest, and for payments to AA of $556,000, including the payment for 2000 of $313,832 referred to above, the purchase by APSC of intangible assets for $157,000 and a payment to AA of $85,000, including settlement of all interfirm payables. In addition, pursuant to the MOU, Accenture and AA entered into (1) a six-year services agreement under which AA will provide certain services to Accenture for payments to AA of $60,000 per year, (2) a five-year agreement under which AA will provide certain training facilities to Accenture for payments to AA of $60,000 per year, and (3) a five-year agreement under which Accenture will provide $22,500 per year of certain services at no cost to AA; each agreement was effective January 1, 2001.

Accenture recorded all elements of the MOU at fair value, and recorded the excess of our contractual obligations over fair value as a reduction of undistributed earnings because the related transactions were entered into in connection with the separation of the Accenture member firms from AW-SC and AA.

In addition, Accenture recorded an accrual of $190,962 equal to the excess of the contractual obligations under the service agreements referred to above over the fair value of the services to be provided thereunder and recorded a reduction of undistributed earnings of $268,781 for the accrual for

ACCENTURE LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

the services contracts and other cash payments. Payments due under the five-year and six-year services agreements will be based upon rates established by AA that Accenture has determined will exceed the rates that they charge for similar services to unrelated parties (the fair value of those services). The excess of the present value of the amounts payable to AA over the fair value of those services has been recorded as a liability and a distribution to partners as of December 2000. Accenture is obligated to provide AA up to $22,500 per year of services valued at then current retail billing rates for five years. The present value of the fair value of these services determined by reference to the fees usually received for such services has been recorded as a liability and as a distribution to partners as of December 2000. These liabilities, which aggregated $190,962, are reported as distributions to partners because the liabilities were incurred in connection with Accenture’s separation from AA.

At August 31, 2001, amounts due to/from AA/AW-SC and Accenture are no longer classified as related party balances. Amounts due to/due from related parties at August 31, 2001 are payable to/receivable from those individuals who were partners of Accenture prior to May 31, 2001.

17.    COMMITMENTS AND CONTINGENCIES

At August 31, 2001, Accenture or its present personnel had been named as a defendant in various litigation matters involving present or former clients. All of these are civil in nature. Based on the present status of these litigation matters, the management of Accenture believes the liability will not ultimately have a material effect on the results of operations or the financial position and cash flows of Accenture.

18.    SEGMENT REPORTING

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

Accenture’s chief operating decision maker is the Chief Executive Officer. The operating segments are managed separately because each operating segment represents a strategic business unit that serves different markets. The reportable operating segments are the five operating groups (formerly known as market units), which are Communications & High Tech, Financial Services, Government, Products and Resources.

In the first quarter of fiscal 2002, Accenture made certain changes in the format of information presented to the Chief Executive Officer. The most significant of these changes was the elimination of interest expense from the five operating groups’ operating income and the elimination of interest credit from Other’s operating income. Also, the consolidated affiliated companies’ revenue and operating income (loss) results are included in the five operating groups’ results rather than being reported in Other. Segment results for all periods presented have been revised to reflect these changes.

ACCENTURE LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

Reportable Segments

Year ended August 31, 1999	Comm. & High Tech	Financial Services	Government	Products	Resources	Other	Total
Revenues before reimbursements	$2,498,460	$2,736,416	$777,028	$1,699,066	$1,812,369	$26,517	$9,549,856
Depreciation (1)	59,745	67,459	18,285	31,651	39,892	—	217,032
Operating income (loss)	557,169	824,206	102,733	263,360	285,196	(970)	2,031,694

Assets at August 31 (2)	$368,414	$227,894	$141,795	$154,383	$169,884	$20,750	$1,083,120
Year ended August 31, 2000	Comm. & High Tech	Financial Services	Government	Products	Resources	Other	Total
Revenues before reimbursements	$2,806,506	$2,541,900	$796,862	$1,932,302	$1,660,868	$13,647	$9,752,085
Depreciation (1)	65,425	62,633	19,005	43,805	46,210	—	237,078
Operating income (loss)	671,111	666,620	79,618	416,053	264,070	(11,353)	2,086,119

Assets at August 31 (2)	$492,220	$302,138	$123,933	$188,252	$178,750	$6,418	$1,291,711
Year ended August 31, 2001	Comm. & High Tech	Financial Services	Government	Products	Resources	Other	Total
Revenues before reimbursements	$3,238,256	$2,893,567	$1,003,235	$2,356,440	$1,933,225	$18,997	$11,443,720
Depreciation (1)	76,901	65,897	21,053	45,316	47,905	—	257,072
Operating income (loss)	448,452	536,783	75,292	363,085	235,126	(962,982)	695,756

Assets at August 31 (2)	$500,762	$325,641	$161,584	$219,486	$258,146	$17,523	$1,483,142

(1)	This amount includes depreciation on property and equipment controlled by each operating segment as well as an allocation for depreciation on property and equipment they do not directly control.
(2)
Operating segment assets directly attributed to an operating segment and provided to the chief operating decision maker include Receivables from clients, Unbilled services, Deferred revenue and a portion of Other long-term assets that represent balances for clients with extended payment terms.

Geographic Information

Revenues for the years ended August 31, are indicated below. Revenues are attributed to geographic areas based on the country of assignment of the partners and employees performing the services.

	1999	2000	2001
Americas	$6,070,883	$6,259,859	$7,204,523
EMEAI (1)	4,244,441	4,391,095	5,203,225
Asia/Pacific	764,075	888,996	940,124

Total	$11,079,399	$11,539,950	$13,347,872

At August 31, long-lived assets, which represent property and equipment, net were as follows:

	1999	2000	2001
Americas	$446,089	$500,133	$567,987
EMEAI (1)	169,053	158,184	199,296
Asia/Pacific	43,575	47,191	55,035

Total	$658,717	$705,508	$822,318

(1)	EMEAI includes Europe, the Middle East, Africa and India.

The accounting policies of the operating segments are the same as those described in Note 1, Summary of Significant Accounting Policies, except for the one-time cost of restricted share units and interest expense as described above.

ACCENTURE LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

19.    ACCENTURE SCA

Because Accenture Ltd’s only business is to hold its equity interest in Accenture SCA and to act as the sole general partner of Accenture SCA, there are no material differences between the consolidated financial statements of Accenture Ltd and consolidated financial statements that would be prepared for Accenture SCA except (1) the minority interest included in Accenture SCA consolidated financial statements would be limited to the Accenture Canada Holdings Inc. exchangeable shares and (2) the shareholders’ equity section of an Accenture SCA consolidated balance sheet would reflect the Accenture SCA Class I common shares and the Accenture SCA Class II common shares, as shown below.

	For the year ended August 31, 2001
	Accenture Ltd, as reported	Adjustments	Accenture SCA
Revenues	$13,347,872	$—	$13,347,872
Operating income	695,756	—	695,756
Income before taxes	794,857	—	794,857
Income before minority interest and accounting change	292,241	—	292,241
Minority interest	577,188	(569,248)	7,940
Income before accounting change	869,429	(569,248)	300,181
Net income	$1,057,403	$(569,248)	$488,155

	August 31, 2001
	Accenture Ltd, as reported	Adjustments	Accenture SCA
Current assets	$4,579,637	$—	$4,579,637
Non-current assets	1,481,719	—	1,481,719

Total assets	$6,061,356	—	$6,061,356

Current liabilities	$4,178,820	—	$4,178,820
Non-current liabilities	1,192,422	—	1,192,422
Minority interest	407,926	(402,336)	5,590
Shareholders’ equity	282,188	402,336	684,524

Total liabilities and shareholders’ equity	$6,061,356	$—	$6,061,356

In accordance with Luxembourg company law, Accenture SCA is required to transfer a minimum of 5% of its unconsolidated net profit as determined in accordance with the Luxembourg legal and regulatory requirements for each financial year to a legal reserve. This requirement ceases to be necessary once the balance on the legal reserve reaches 10% of the issued share capital. The legal reserve is not available for distribution to the shareholders. As of August 31, 2001, $50 million of Accenture SCA’s undistributed, unconsolidated retained earnings is legally reserved and the maximum legal reserve requirement is approximately $150 million.

ACCENTURE LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(In thousands of U.S. dollars except share data)

20.    QUARTERLY DATA (unaudited)

Quarterly financial information for 2000 and 2001 is as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual

Fiscal 2000
Revenues	$2,775,448	$2,708,626	$3,061,692	$2,994,184	$11,539,950
Operating income	539,150	424,373	694,662	427,934	2,086,119
Partnership income before partner distributions	573,524	571,907	902,436	416,027	2,463,894

Fiscal 2001
Revenues	$3,238,292	$3,384,059	$3,519,264	$3,206,257	$13,347,872
Operating income (loss)	839,403	522,698	115,572	(781,917)	695,756
Income (loss) before accounting change	1,010,467	419,539	(190,795)	(369,782)	869,429
Partnership income (loss) before partner distributions	1,198,441	419,539	(190,795)		1,427,185
Net income (loss)				(369,782)	(369,782)
Earnings (loss) per share:
Basic and diluted (1)	n/a	n/a	n/a	(1.25)	n/a
Common stock prices per share:
High	n/a	n/a	n/a	15.50	n/a
Low	n/a	n/a	n/a	14.05	n/a

n/a = not applicable
(1)
Certain common share equivalents have been excluded from the earnings (loss)-per-share calculation as their effect is antidilutive. In addition, for the purpose of the above calculation of earnings (loss)-per-share, the weighted average number of shares is based upon the periods the shares have been outstanding. The weighted average basic shares were 295,392,338 and the diluted shares were 899,711,420.

Annex B

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Reorganization and Related Transactions

We completed a number of transactions in fiscal 2001 and 2002 in order to have Accenture assume a corporate structure. The principal reorganization transactions and related transactions are summarized below.

•
Our partners received shares in our global corporate structure in lieu of their interests in our local business operations. Our partners in Australia, Denmark, France, Italy, Norway, Spain, Sweden and the United States received Accenture SCA Class I common shares in lieu of their interests in our local operations in those countries. Our partners in Canada and New Zealand received Accenture Canada Holdings exchangeable shares in lieu of their interests in our local operations in those countries. Our partners elsewhere received Accenture Ltd Class A common shares in lieu of their interests in our local operations in the relevant countries. Most of our partners receiving Accenture SCA Class I common shares or Accenture Canada Holdings exchangeable shares received a corresponding number of Accenture Ltd Class X common shares.

•	In connection with our transition to a corporate structure, each partner’s paid-in capital was returned to that partner.

•	We distributed to our partners earnings undistributed as of the date of the consummation of our transition to a corporate structure.

Share Management Plan

We recognize the need to address three important objectives related to the ownership of our shares: increased public float, broader ownership of the Accenture Ltd Class A common shares and the orderly entry of our shares into the market. We also recognize the needs of our partners to diversify their portfolios and to achieve additional liquidity over time. To balance these objectives, and to effectively incentivize our current and future partners, we have begun to implement a number of arrangements which we refer to collectively as our Share Management Plan and which currently include the components described below.

Common Agreements

Following are descriptions of the material terms of the Accenture Ltd common agreement and the Accenture SCA common agreement.

Accenture Ltd Common Agreement

Accenture Ltd and certain of the covered persons under the voting agreement described below under “—Voting Agreement” have entered into a common agreement, and each other person who becomes a partner in the future will be required to enter into the common agreement, under which each such covered person agrees not to transfer any of his or her covered shares under the voting agreement until July 24, 2005, except:

•	to participate as a seller in underwritten public offerings, share repurchases, sales or redemptions or other transactions, in each case as approved in writing by Accenture Ltd; and/or

•
to estate and/or tax planning vehicles, family members and charitable organizations that become bound by the terms of the common agreement, in each case as approved in writing by Accenture Ltd as further described below under “—Approved Family Transfers.”

Notwithstanding these limitations, a covered person may (1) exchange Accenture Canada Holdings exchangeable shares for Accenture Ltd Class A common shares and (2) pledge his or her covered shares subject to the terms described under “—Voting Agreement—Transfer Restrictions” below. These limitations are not affected by a covered person’s retirement status.

Partners and former partners party to the voting agreement continue to be subject to the voting agreement, including provisions that require covered persons to comply with share transfer restrictions imposed by Accenture from time to time in connection with offerings of Accenture Ltd securities, whether or not they enter into the Accenture Ltd common agreement.

Accenture SCA Common Agreement

Accenture SCA and certain of the covered persons under the transfer rights agreement described below under “—Accenture SCA Transfer Rights Agreement” have entered into a common agreement under which each such covered person agrees not to transfer any of his or her covered shares under the transfer rights agreement until July 24, 2005, except:

•
to participate as a seller in underwritten public offerings, share repurchases, sales or redemptions or other transactions, in each case as approved in writing by Accenture SCA or Accenture Ltd; and/or

•
to estate and/or tax planning vehicles, family members and charitable organizations that become bound by the terms of the common agreement, in each case as approved in writing by Accenture SCA or Accenture Ltd as further described below under “—Approved Family Transfers.”

Notwithstanding these limitations, (1) a covered person may redeem Accenture SCA Class I common shares, provided that any securities that may be received by such covered person in respect of such redemption shall be subject to the above-described restrictions on transfer and (2) at any time after May 31, 2004, covered persons may require Accenture SCA to redeem their Class I common shares for a redemption price per share generally equal to the lower of the market price of an Accenture Ltd Class A common share and $1, and a covered person may pledge his or her covered shares, in each case subject to the terms described under “—Accenture SCA Transfer Rights Agreement—Transfer Restrictions” below. These limitations are not affected by a covered person’s retirement status.

We expect that any transfers described above will be approved under Accenture SCA’s articles of association.

Partners and former partners party to the transfer rights agreement continue to be subject to the transfer rights agreement, whether or not they enter into the Accenture SCA common agreement.

Approved Family Transfers

We intend to approve estate and/or tax planning strategies that will allow the value of a partner’s shares to be transferred to a partner’s heirs or charitable donees in tax efficient manners directly or indirectly through tax planning vehicles which may reduce estate, gift, wealth or income taxes of either the partner or the recipient of the shares. We expect to approve a menu of family transfers that are tailored to the local estate and/or tax planning needs of partners in particular countries and which can be implemented with minimal involvement or expense by Accenture. Partners wishing to use these approved family transfers will be required to work with identified local tax and legal advisors to assure that the transfers comply with Accenture’s requirements.

We intend to impose conditions on these transfers, such as requiring that (1) any transferee be bound by the transfer restrictions of the common agreements, the voting agreement and/or the transfer rights agreement, as applicable, (2) sole voting power over transferred shares be retained by partners, and (3) Accenture be indemnified for any legal or tax liability arising from the use of the approved family transfer. Approved family transfers will only be permitted to the extent that such transfers do not impair the required collateral of shares previously pledged by partners pursuant to the applicable non-competition agreement.

Quarterly Partner Share Transactions

Subject to compliance with applicable laws and the approval from time to time of Accenture Ltd’s board of directors, we expect to enable partners and former partners who are bound by the common agreements with quarterly opportunities to sell or redeem covered shares in transactions with us or third parties at or below market prices. To be eligible for these opportunities, the transfer restrictions in the voting agreement or transfer rights agreement applicable to such shares must no longer be in effect. The number of covered shares a partner or former partner may be permitted to sell or redeem will be reduced by the number of covered shares sold by the partner or former partner in any underwritten public offering.

Partner Payments

We expect that our partners and former partners will, any time they sell shares in Accenture-approved underwritten public offerings, pay to us an amount equal to 3% of the gross proceeds from the sale of the shares, less the amount of any underwriting discount. Similarly, our partners and former partners participating in any quarterly share transactions will pay to us an amount equal to 3 1/2% of the gross proceeds, less any brokerage costs. We will apply these amounts to cover our expenses in connection with these transactions, with the excess being applied to fund the share employee compensation trust.

Share Employee Compensation Trust

In order to preserve Accenture’s partnership culture and sense of stewardship, we have created a share employee compensation trust to provide select Accenture employee benefits, such as equity awards to future partners. We may contribute any shares repurchased or acquired in connection with any of the various aspects of the Share Management Plan to the trust. The trust will be consolidated in our financial statements.

Future Possibilities

We have designed the common agreements with the flexibility to accommodate changes and additions to the Share Management Plan. We will continue to review other opportunities that are compatible with the objectives of the Share Management Plan. These opportunities may include, among other things, strategies to permit partners to participate in Accenture-approved exchange funds and risk-management arrangements.

Voting Agreement

Following is a description of the material terms of the voting agreement.

Persons and Shares Covered

Accenture Ltd and each of our partners who owns Accenture Ltd Class A or Class X common shares have entered into a voting agreement and each other person who becomes a partner will be required to enter into the voting agreement. We refer to the parties to the voting agreement, other than Accenture Ltd, as “covered persons.”

The Accenture Ltd shares covered by the voting agreement generally include (1) any Accenture Ltd Class X common shares that are held by a partner, (2) any Accenture Ltd Class A common shares beneficially owned by a partner at the time in question and also as of or prior to our initial public offering and (3) any Accenture Ltd Class A common shares if they are received from us while our employee, a partner or in connection with becoming a partner or otherwise acquired if the acquisition is required by us. We refer to the shares covered by the voting agreement as “covered shares.” Accenture Ltd Class A common shares purchased by a covered person in the open market or, subject to certain limitations, in an underwritten public offering, will generally not be subject to the voting agreement. When a covered person ceases to be an employee of Accenture, the shares held by that covered person will no longer be subject to the voting provisions of the voting agreement described below under “—Voting.”

Each partner elected after our initial public offering will agree in the voting agreement to own at least 5,000 Class A common shares by the end of the third year after that covered person becomes a partner and to hold at least that number of shares for so long as that covered person is a partner.

Transfer Restrictions

By entering into the voting agreement, each covered person has agreed, among other things, to:

•	except as described below, maintain beneficial ownership of his or her covered shares received on or prior to July 24, 2001, for a period of eight years thereafter;

•	maintain beneficial ownership of at least 25% of his or her covered shares received on or prior to July 24, 2001, as long as he or she is an employee of Accenture; and

•	comply with certain additional transfer restrictions imposed by or with the consent of Accenture from time to time, including in connection with offerings of securities by Accenture Ltd.

Notwithstanding the transfer restrictions described in this summary, covered persons who continue to be employees of Accenture will be permitted to transfer a percentage of the covered shares owned by them commencing on July 24, 2002, as follows:

Cumulative percentage of shares permitted to be transferred	Years after July 24, 2001
10%	1 year
25%	2 years
35%	3 years
45%	4 years
55%	5 years
65%	6 years
75%	7 years
100%	The later of (a) 8 years and (b) end of employment at Accenture

Partners retiring from Accenture at the age of 50 or above will be permitted to transfer covered shares they own on an accelerated basis commencing on July 24, 2002. In addition, beginning on July 24, 2002, a retired partner who reaches the age of 56 will be permitted to transfer any covered shares he or she owns. Partners who became disabled before our transition to a corporate structure will be permitted to transfer all of their covered shares commencing on July 24, 2002. Partners who become disabled following our transition to a corporate structure will be subject to the general transfer restrictions applicable to our employees or, if disabled after the age of 50, will benefit from the accelerated lapses of transfer restrictions applicable to retired partners.

If Accenture approves in writing a covered person’s pledge of his covered shares to a lender, foreclosures by the lender on those shares, and any subsequent sales of those shares by the lender, are not restricted, provided that the lender must give Accenture a right of first refusal to buy any shares at the market price before they are sold by the lender.

All transfer restrictions applicable to a covered person under the voting agreement terminate upon death.

Notwithstanding the transfer restrictions described in this summary, Class X common shares of Accenture Ltd may not be transferred at any time, except upon the death of a holder of Class X common shares or with the consent of Accenture Ltd.

Exchangeable shares of Accenture Canada Holdings, an indirect subsidiary of Accenture Ltd, held by covered persons are also subject to the transfer restrictions in the voting agreement.

We expect that the above-described transfer restrictions will be waived to permit sales in underwritten public offerings, share repurchases or redemptions or other transactions approved by Accenture and to permit transfers to estate and/or tax planning vehicles approved by Accenture by those partners that have agreed to restrictions on any other transfers of their equity interests until July 24, 2005. See “—Share Management Plan” above for a discussion of the terms of this restriction on transfer. For a description of the waiver provisions relating to these transfer restrictions, see “—Waivers and Adjustments” below.

Other Restrictions

The voting agreement also prevents covered persons who are employees of Accenture from engaging in the following activities with any person who is not a covered person who is an employee of Accenture or a director, officer or employee of Accenture:

•	participating in a proxy solicitation with respect to shares of Accenture;

•	depositing any covered shares in a voting trust or subjecting any of these shares to any voting agreement or arrangement;

•	forming, joining or in any way participating in a “group” that agrees to vote or dispose of shares of Accenture in a particular manner;

•	except as provided in the partner matters agreement, proposing certain transactions with Accenture;

•	seeking the removal of any member of the board of directors of Accenture Ltd or any change in the composition of Accenture Ltd’s board of directors;

•	making any offer or proposal to acquire any securities or assets of Accenture; or

•	participating in a call for any special meeting of the shareholders of Accenture Ltd.

Voting

Under the voting agreement, prior to any vote of the shareholders of Accenture Ltd, a separate, preliminary vote of the covered shares owned by covered persons who are employees of Accenture will be taken on each matter upon which a vote of the shareholders is proposed to be taken. Subsequently, all of these covered shares will be voted in the vote of the shareholders of Accenture Ltd in accordance with the majority of the votes cast in the preliminary vote.

Notwithstanding the foregoing, in elections of directors, all covered shares owned by covered persons who are our employees will be voted in favor of the election of those persons receiving the highest numbers of votes cast in the preliminary vote. In the case of a vote for an amendment to Accenture Ltd’s constituent documents, or with respect to an amalgamation, liquidation, dissolution, sale of all or substantially all of its property and assets or any similar transaction with respect to Accenture Ltd, all covered shares owned by covered persons who are our employees will be voted against the proposal unless at least 66 2/3% of the votes in the preliminary vote are cast in favor of that proposal, in which case all of these covered shares will be voted in favor of the proposal.

As a result of these voting arrangements and the fact that the shares voted pursuant to the preliminary vote will comprise approximately 72% of the voting shares of Accenture Ltd, our partners will effectively control all votes of shareholders of Accenture Ltd.

So long as the covered shares owned by covered persons that are our employees represent a majority of the outstanding voting power of Accenture Ltd, partners from any one country will not have more than 50% of the voting power in any preliminary vote under the voting agreement.

Term and Amendment

The voting agreement will continue in effect until the earlier of April 18, 2051 and the time it is terminated by the vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are our employees. The transfer restrictions will not terminate upon the expiration or termination of the voting agreement unless they have been previously waived or terminated under the terms of the voting agreement. The voting agreement may generally be amended at any time by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are our employees. Amendment of the transfer restrictions also requires the consent of Accenture Ltd.

Waivers and Adjustments

The transfer restrictions and the other provisions of the voting agreement may be waived at any time by the partners representatives to permit covered persons to:

•	participate as sellers in underwritten public offerings of common shares and tender and exchange offers and share repurchase programs by Accenture;

•	transfer covered shares to charities, including charitable foundations;

•	transfer covered shares held in employee benefit plans; and

•	transfer covered shares in particular situations (for example, to immediate family members and trusts).

Subject to the foregoing, the provisions of the voting agreement may generally be waived by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are our employees. A general waiver of the transfer restrictions also requires the consent of Accenture Ltd.

Administration and Resolution of Disputes

The terms and provisions of the voting agreement will be administered by the partners representatives, which will consist of persons who are both partners of Accenture and members of Accenture Ltd’s board of directors and who agree to serve in such capacity. The partners representatives will have the sole power to enforce the provisions of the voting agreement. No persons not a party to the voting agreement are beneficiaries of the provisions of the voting agreement.

Accenture SCA Transfer Rights Agreement

Following is a description of the material terms of the transfer rights agreement.

Persons and Shares Covered

Accenture SCA and each of our partners who own shares of Accenture SCA have entered into a transfer rights agreement. We refer to parties to the transfer rights agreement, other than Accenture SCA, as “covered persons.”

The Accenture SCA shares covered by the transfer rights agreement generally include all Class I common shares of Accenture SCA owned by a covered person. We refer to the shares covered by the transfer rights agreement as “covered shares.”

Transfer Restrictions

The articles of association of Accenture SCA provide that shares of Accenture SCA (other than those held by Accenture Ltd) may be transferred only with the consent of the Accenture SCA supervisory board or its delegate, the Accenture SCA partners committee. In addition, by entering into the transfer rights agreement, each party (other than Accenture Ltd) agrees, among other things, to:

•	except as described below, maintain beneficial ownership of his or her covered shares received on or prior to July 24, 2001 for a period of eight years thereafter;

•	maintain beneficial ownership of at least 25% of his or her covered shares received on or prior to July 24, 2001 as long as he or she is an employee of Accenture; and

•	comply with certain other transfer restrictions when requested to do so by Accenture.

Notwithstanding the transfer restrictions described in this summary, covered persons who continue to be employees of Accenture will be permitted to transfer a percentage of the covered shares owned by them commencing on July 24, 2002 as follows:

Cumulative percentage of shares permitted to be transferred	Years after July 24, 2001
10%	1 year
25%	2 years
35%	3 years
45%	4 years
55%	5 years
65%	6 years
75%	7 years
100%	The later of (a) 8 years and (b) end of employment at Accenture

Partners retiring from Accenture at the age of 50 or above will be permitted to transfer covered shares they own on an accelerated basis commencing on the first anniversary of our initial public offering.

In addition, beginning on July 24, 2002, a retired partner who reaches the age of 56 will be permitted to transfer any covered shares he or she owns. Partners who became disabled before our transition to a corporate structure will be permitted to transfer all of their covered shares commencing on July 24, 2002. Partners who become disabled following our transition to a corporate structure will be subject to the general transfer restrictions applicable to our employees or, if disabled after the age of 50, will benefit from the accelerated lapses of transfer restrictions applicable to retired partners.

In addition, at any time after the third anniversary of the date of the consummation of our transition to a corporate structure, covered persons holding Accenture SCA Class I common shares may, without restriction, require Accenture SCA to redeem any Accenture SCA Class I common share held by such holder for a redemption price per share generally equal to the lower of the market price of an Accenture Ltd Class A common share and $1. Accenture SCA may, at its option, pay this redemption price in cash or by delivering Accenture Ltd Class A common shares.

If Accenture approves in writing a covered person’s pledge of his or her covered shares to a lender, foreclosures by the lender on those shares, and any subsequent sales of those shares by the lender, are not restricted, provided that the lender must give Accenture a right of first refusal to buy any shares at the market price before they are sold by the lender.

All transfer restrictions applicable to a covered person under the transfer rights agreement terminate upon death.

We expect that the above-described transfer restrictions will be waived to permit sales in underwritten public offerings, share repurchases or redemptions or transfers in other transactions approved by Accenture, and to permit transfers to estate and/or tax planning vehicles approved by Accenture by those partners that have agreed to restrictions on any other transfers of their equity interests until July 24, 2005.

Term and Amendment

The transfer rights agreement will continue in effect until the earlier of April 18, 2051 and the time it is terminated by the vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are our employees. The transfer restrictions will not terminate upon the expiration or termination of the transfer rights agreement unless they have been previously waived or terminated under the terms of the transfer rights agreement. The transfer rights agreement may generally be amended at any time by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are our employees. Amendment of the transfer restrictions also requires the consent of Accenture SCA.

Waivers and Adjustments

The transfer restrictions and the other provisions of the transfer rights agreement may be waived at any time by the Accenture SCA partners committee to permit covered persons to:

•	participate as sellers in underwritten public offerings of common shares and tender and exchange offers and share repurchase programs by Accenture;

•	transfer covered shares to charities, including charitable foundations;

•	transfer covered shares held in employee benefit plans; and

•	transfer covered shares in particular situations (for example, to immediate family members and trusts).

Subject to the foregoing, the provisions of the transfer rights agreement may generally be waived by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are employees of Accenture. A general waiver of the transfer restrictions also requires the consent of Accenture SCA.

Administration and Resolution of Disputes

The terms and provisions of the transfer rights agreement will be administered by the Accenture SCA partners committee, which will consist of persons who are both partners of Accenture and members of the supervisory board of Accenture SCA and who agree to serve in such capacity. The Accenture SCA partners committee will have the sole power to enforce the provisions of the transfer rights agreement. No persons not a party to the transfer rights agreement are beneficiaries of the provisions of the transfer rights agreement.

Partner Matters Agreement

Following is a description of the material terms of the partner matters agreement.

General; Persons and Shares Covered

Accenture Ltd and, with limited exceptions, each of our partners have entered into a partner matters agreement and each other person who becomes a partner will be required to enter into the partner matters agreement. The purpose of the partner matters agreement is to establish procedures for continued involvement of our partners in certain Accenture governance issues. Partners will vote in partner matters votes held in accordance with the partner matters agreement based on, generally, (1) all Accenture Ltd common shares, restricted share units and options to acquire Accenture Ltd common shares held by a partner if they were received from us as a partner or in connection with becoming a partner and (2) all Accenture Ltd common shares otherwise acquired by a partner if the acquisition is required by us. Accenture Ltd common shares, restricted share units and options to acquire Accenture Ltd common shares acquired as our employee, prior to becoming a partner, will not be relevant to a partner’s vote in a partner matters vote. Accenture Ltd common shares purchased by partners in the open market will also not be relevant to a partner’s vote in a partner matters vote, unless such purchase was required by us.

The partner matters agreement provides, among other things, mechanisms for our partners to:

•	select, for three to five years after July 24, 2001, five partner nominees for membership on the board of directors of Accenture Ltd;

•
make a non-binding recommendation to the board of directors of Accenture Ltd through a committee of partners regarding the selection of a chief executive officer of Accenture Ltd in the event a new chief executive officer is appointed within the first four years after July 24, 2001;

•	vote on new partner admissions;

•	approve the partners’ income plan as described below; and

•	hold a non-binding vote with respect to any decision to eliminate or materially change the current practice of allocating partner compensation on a relative, or “unit,” basis.

Under the terms of the partner matters agreement, a partners’ income committee, consisting of the chief executive officer and partners he or she appoints, reviews evaluations and recommendations concerning the performance of partners and determines relative levels of income participation, or unit allocation. Based on its review, the committee will prepare a partners’ income plan, which then must be submitted to the partners in a partner matters vote. If the plan is approved by a 66 2/3% partner matters vote, it is (1) binding with respect to the income participation or unit allocation of all partners other than the principal executive officers of Accenture Ltd (including the chief executive officer), subject to the impact on overall unit allocation of determinations by the board of directors or the compensation committee of the board of directors of the unit allocation for the executive officers, unless otherwise determined by the board of directors and (2) submitted to the compensation committee of the board of directors as a recommendation with respect to the income participation or unit allocation of the chief executive officer and the other principal executive officers of Accenture Ltd.

Partners continue to vote on the admission of new partners. New partners will be approved by a 66 2/3% partner matters vote.

Term and Amendment; Waivers and Adjustments

The partner matters agreement will continue in effect until it is terminated by a 66 2/3% partner matters vote.

Any partner who ceases to be a partner of Accenture will no longer be a party to the partner matters agreement. The partner matters agreement may generally be amended or waived at any time by a 66 2/3% partner matters vote.

Administration and Resolution of Disputes

The terms and provisions of the partner matters agreement will be administered by the partner matters representatives, who will consist of persons who are both partners of Accenture and members of Accenture Ltd’s board of directors and who agree to serve in such capacity. The partner matters representatives will have the sole power to enforce the provisions of the partner matters agreement. No persons not a party to the partner matters agreement are beneficiaries of the provisions of the partner matters agreement.

Non-Competition Agreement

Following is a description of the material terms of the non-competition agreements.

Persons Covered

Each of our partners as of the date of the consummation of our transition to a corporate structure had entered into a non-competition agreement.

Restricted Activities

Each partner party to a non-competition agreement has agreed that, for a “restricted period” ending on the later of five years following the date of our initial public offering or 18 months following the termination of that partner’s employment with us or our affiliates, he or she will not (1) associate with and engage in consulting services for any competitive enterprise or (2) solicit or assist any other entity in soliciting any client or prospective client for the purposes of providing consulting services, perform consulting services for any client or prospective client, or interfere with or damage any relationship between us and a client or prospective client.

In addition, each partner has agreed that for the restricted period he or she will not solicit or employ any Accenture employee or any former employee who ceased working for us within an 18-month period before or after the date on which the partner’s employment with us or our affiliates terminated.

Enforcement

Each partner has agreed that if the partner were to breach any provisions of the non-competition agreement, we would be entitled to equitable relief restraining that partner from committing any violation of the non-competition agreement. In addition, each partner has agreed that if the partner were to breach any provisions of the non-competition agreement, he or she will pay to us a predetermined amount as and for liquidated damages and that those liquidated damages will be secured by that partner’s shares pursuant to a pledge agreement, which has been entered into by the parties. Notwithstanding the pledge agreement, partners will be permitted to dispose of their pledged securities in accordance with the terms of the Accenture Ltd common agreement, the Accenture SCA common agreement, the voting agreement or the transfer rights agreement, as the case may be, and to receive the proceeds from such dispositions.

Because the laws concerning the enforcement of non-competition agreements vary, we may not be able to strictly enforce these terms in all jurisdictions.

Waiver and Termination

We may waive non-competition agreements or any portion thereof with the consent of, and in the discretion of, the chief executive officer of Accenture Ltd. The non-competition agreements will terminate upon a change in control of Accenture Ltd.

Partner Liquidity Arrangements

We have entered into agreements with Salomon Smith Barney, Inc. that enable certain of our partners to borrow from Salomon Smith Barney up to the lesser of a year’s salary or approximately 10% of the partner’s equity interest in Accenture. The loans are obligations of the individual partners, and not Accenture, and are secured by the individual partner’s equity interest in Accenture, which, as discussed under “—Non-Competition Agreement,” also secure the partner’s obligations under a non-competition agreement. These loans are intended for the purpose of increasing the personal liquidity of those partners for the four-year period following our initial public offering in July 2001 and may not exceed $150 million in the aggregate without the consent of Salomon Smith Barney. The agreements provide that the proceeds of any sale of shares securing a partner’s loan will be applied first to reduce the outstanding loan balance. Salomon Smith Barney can declare any loan immediately repayable in certain circumstances. As of May 24, 2002, an aggregate of $15.9 million was authorized to be drawn by 58 partners under these arrangements. We do not intend to expand or otherwise modify this program.

Partner Tax Costs

We have informed our partners that if a partner reports for tax purposes the reorganization transactions described in this report in a manner satisfactory to us, we will provide a legal defense to that partner if his or her reporting position is challenged by the relevant tax authority. In the event such a defense is unsuccessful, and the partner is then subject to extraordinary financial disadvantage, we will review such circumstances for any individual partner and find an appropriate way to avoid severe financial damage to an individual partner.

Loan to Executive Officer

In September 2001, Harry L. You, our Chief Financial Officer, received a loan in the aggregate principal amount of $109,769 in connection with his initial employment. The loan bore interest at the rate of 6.5% per annum and has been repaid in full.

Relationship with Andersen Worldwide and Arthur Andersen Firms

Arbitration Award and Termination of Contracts

As a result of a restructuring in 1989, we and our “member firms,” which are now our subsidiaries, became legally separate and distinct from the Arthur Andersen firms. Thereafter, until August 7, 2000, we had contractual relationships with an administrative entity, Andersen Worldwide, and indirectly with the separate Arthur Andersen firms. Under these contracts, called member firm agreements, we and our member firms, on the one hand, and the Arthur Andersen firms, on the other hand, were two stand-alone business units linked through such agreements to Andersen Worldwide for administrative and other services. In addition, during this period our partners individually were members of the administrative entity, Andersen Worldwide. On December 17, 1997, the Accenture member firms began a binding arbitration seeking the termination of these contractual relationships and other relief.

On August 7, 2000, the parties to the arbitration were notified that the tribunal appointed by the International Chamber of Commerce in its final award, dated July 28, 2000, had terminated our contractual relationships with Andersen Worldwide and all the Arthur Andersen firms as of August 7, 2000. Under the terms of the final award, Accenture, and each of the member firms comprising it, was required to cease using the Andersen name or any derivative thereof, no later than December 31, 2000. On January 1, 2001, we began to conduct business under the name Accenture.

On December 19, 2000, Andersen Worldwide and Arthur Andersen LLP, on behalf of themselves and all other Arthur Andersen firms, partners, shareholders and others, and Accenture Partners, S.C. and Accenture LLP, on behalf of themselves and all other Accenture member firms, partners, shareholders and others, executed a binding memorandum of understanding agreement to settle and resolve all existing and potential disputes among the parties concerning the implementation of the final award and the termination of our contractual relationships with Andersen Worldwide and the Arthur Andersen firms, including the discharge and release of all obligations of the parties under the terminated member firm agreements between the Accenture member firms and Andersen Worldwide. The memorandum of understanding agreement provided for the parties to enter into a number of definitive agreements with respect to services, subleases, releases and indemnities and to finalize other contractual arrangements among the parties. It also contained provisions for specified uses by Accenture of its former name. On March 1, 2001, Andersen Worldwide, Arthur Andersen LLP and all other Arthur Andersen firms, on behalf of themselves and their respective affiliates and representatives, on the one hand, and Accenture Partners, S.C., Accenture LLP and all other Accenture firms, on behalf of themselves and their respective affiliates and representatives, on the other, completed implementation of the memorandum of understanding agreement by entering into a closing agreement, releases and indemnities, and by finalizing other contractual arrangements among the parties, including services agreements under which:

•	Arthur Andersen LLP and other Arthur Andersen firms that agree to provide services, including tax services, will provide such services to Accenture for six years for $60 million per year;

•
Arthur Andersen LLP will provide accommodations and related facility-use services to Accenture at its training facility in St. Charles, Illinois, for specified occupancy rates for five years for $60 million per year; and

•
Accenture will provide Arthur Andersen LLP and other Arthur Andersen firms that agree to receive consulting services with such services at no cost to Arthur Andersen for five years up to $22.5 million per year at our published billing rate.

Under the terms of the indemnities, Andersen Worldwide, Arthur Andersen LLP and all other Arthur Andersen firms have indemnified us against and in respect of, among other things, liability for claims brought against us and any damages or losses we incur which relate to the conduct of Andersen Worldwide, Arthur Andersen LLP or the other Arthur Andersen firms prior to March 1, 2001, and we have indemnified Andersen Worldwide, Arthur Andersen LLP and the other Arthur Andersen firms against and in respect of, among other things, liability for claims brought against these entities and any damages or losses such entities incur which relate to our conduct prior to March 1, 2001.

Tax Sharing Agreement

During our association with Andersen Worldwide and Arthur Andersen, we agreed to allocate specified responsibilities and obligations relating to the preparation and filing of tax returns, the payment of tax liabilities and the control and contest of administrative or legal proceedings relating to tax matters between our two groups. On March 1, 2001, in connection with the settlement described above, Accenture entered into a tax sharing agreement with Andersen Worldwide and Arthur Andersen which describes how any unresolved tax matters will be addressed following the termination of our contractual relationships. In general, liability for specified additional taxes relating to joint business returns of Accenture and Andersen Worldwide and Arthur Andersen for taxable periods ending on or before the termination of our contractual relationships will be allocated between us and Andersen Worldwide and Arthur Andersen as if we had no contractual relationships with one another at the time the taxes arose. Liability for all other taxes relating to taxable periods ending on or before the termination of our agreements will be allocated to the party responsible for preparing and filing the tax return with respect to those taxes. The contest of audits and administrative or court proceedings relating to these taxes will generally be controlled by the party responsible for filing the tax returns that are the subject of the audit or proceeding.

Annex C

BOARD OF DIRECTORS	Audit Committee Charter
I.    PURPOSE

The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders and the investment community relating to corporate accounting, reporting practices of the Company and the quality and integrity of the financial reports of the Company. The Audit Committee’s primary duties and responsibilities are to:

•	Review the performance of the independent accountants and make recommendations to the Board regarding the appointment or termination of the independent accountants.

•	Oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company.

•	Oversee that management has established and maintained procedures designed to assure that an adequate system of internal controls is functioning within the Company.

•	Oversee that management has established and maintained procedures designed to assure compliance by the Company with all applicable laws, regulations and corporate policy.

The Audit Committee will fulfill these responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter.

II.    COMPOSITION

Within three months after the listing of the Company on The New York Stock Exchange (the “NYSE”), the Audit Committee shall be comprised of at least two independent directors. Within twelve months of the listing of the Company on the NYSE, the Audit Committee shall be comprised of at least three independent directors. Thereafter, the Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

In addition to the characteristics described above, members of the Audit Committee should possess:

•	Integrity;

•	Recognition of the Audit Committee’s significant role;

•	Dedication of time and energy;

•	Understanding of the Company’s business, products and services;

•	Knowledge of the Company’s risks and controls;

•	Inquisitiveness and independent judgment; and

•	Ability to offer new and different perspectives and constructive suggestions.

The members of the Audit Committee shall be elected by the Board annually and shall serve on the Audit Committee until the next such organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chairperson is elected by the full Board, the members of the Audit Committee may designate a Chairperson by majority vote of the full Audit Committee membership.

III.    MEETINGS

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants separately to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee or at least its Chairperson should meet with the independent accountants and management quarterly to review the Company’s financials consistent with Section IV.4 below.

IV.    RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1.	Review and reassess, at least annually, the adequacy of this Charter. Make recommendations to the Board, as conditions dictate, to update this Charter.

2.
Review with management and the independent accountants the Company’s annual financial statements, including a discussion with the independent accountants of the matters required to be discussed by Statement of Auditing Standards No. 61 (“SAS No. 61”).

3.
Review with management and the independent accountants the 10–Q prior to its filing or prior to the release of earnings, including a discussion with the independent accountants of the matters required to be discussed by SAS No. 61. The Chairperson of the Audit Committee may represent the entire Audit Committee for purposes of this review.

Independent Accountants

4.
Review the performance of the independent accountants and make recommendations to the Board regarding the appointment or termination of the independent accountants. The Audit Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor. The independent accountants are ultimately accountable to the Audit Committee and the entire Board for such accountant’s review of the financial statements and controls of the Company. On an annual basis, the Audit Committee should review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountants’ independence.

5.	Oversee independence of the accountants by:

•
receiving from the accountants, on a periodic basis, a formal written statement delineating all relationships between the accountants and the Company consistent with Independence Standards Board Standard 1 (“ISB No. 1”);

•
reviewing, and actively discussing with the Board, if necessary, and the accountants, on a periodic basis, any disclosed relationships or services between the accountants and the Company or any other disclosed relationships or services that may impact the objectivity and independence of the accountants; and

•	recommending, if necessary, that the Board take certain action to satisfy itself of the auditor’s independence.

Financial Reporting Process

6.	In consultation with the independent accountants and the internal auditors, review the integrity of the Company’s financial reporting processes, both internal and external.

7.
Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent accountants, management or the internal auditing department.

8.
Establish regular systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of work or access to required information.

9.	Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

Legal Compliance/General

10.	Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

11.	Report, through its Chairperson, to the Board following meetings of the Audit Committee.

12.	Maintain minutes or other records of meetings and activities of the Audit Committee.

Accenture Ltd Cedar House 41 Cedar Avenue Hamilton HM12 Bermuda
SUBMIT YOUR PROXY BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Time, on July 10, 2002. Have your proxy card in hand when you access the website. You will be prompted to enter your 12-digit Control Number, which is located below, to obtain your records and to create an electronic proxy form.

SUBMIT YOUR PROXY BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Time, on July 10, 2002. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below, and then follow the simple instructions the Vote Voice provides you.

SUBMIT YOUR PROXY BY MAIL –
Mark, sign and date your proxy card and return in the postage-paid envelope we have provided or return it to Accenture, c/o ADP, 51 Mercedes Way, Edgewood, New York 11717 USA, by 5:00 P.M., Eastern Daylight Time, on July 10, 2002.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACCENTURE LTD

The Board of Directors recommends that you vote “FOR” Proposal 1 and “FOR” Proposal 2. Proposal on Appointment of Directors:
1.    Appointment and re-appointment of the following 9 nominees to the Board of Directors—01) Joe W. Forehand, 02) Joel P. Friedman, 03) Blythe J. McGarvie, 04) Sir Mark Moody-Stuart, 05) Masakatsu Mori, 06) Steven A. Ballmer, 07) Dina Dublon, 08) Robert I. Lipp and 09) Wulf von Schimmelmann
	For Withhold For All All All Except ☐ ☐ ☐	To withhold authority to vote for a particular nominee (or nominees), mark “For All Except” and write the number(s) of the exception(s) on the line below.

Proposal on Appointment of KPMG LLP:	For	Against	Abstain
2. Appointment of KPMG LLP as independent auditors for the 2002 fiscal year and authorization of the Board of Directors to determine KPMG LLP’s remuneration.	☐	☐	☐

Note: In their discretion, the proxies appointed by you are authorized to vote upon such other matters as may properly come before the Annual General Meeting and at any adjournment or postponement thereof (including the appointment of a person to serve as director if any of the above nominees are unable to serve).

The signer(s) hereby acknowledge(s) receipt of the Notice of the 2002 Annual General Meeting of Shareholders and accompanying proxy statement.

(Please sign this proxy card exactly as your name appears elsewhere on this card. Proxies should be dated when signed. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give your full title as such. If a corporation, a duly authorized officer of the corporation should sign on behalf of the corporation, or the seal of the corporation should be affixed. If a partnership, a partner should sign in partnership name.)

If you plan to attend the Annual General
Meeting, please check this box:    ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ACCENTURE LTD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2002 ANNUAL GENERAL MEETING OF SHAREHOLDERS
JULY 11, 2002

The undersigned hereby appoints Joe W. Forehand, Harry L. You and Douglas G. Scrivner as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all Class A common shares and Class X common shares of Accenture Ltd held of record by the undersigned on May 24, 2002, at the 2002 Annual General Meeting of Shareholders to be held on July 11, 2002 and at any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual General Meeting and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF YOU SIGN AND RETURN THIS PROXY BUT NO DIRECTIONS ARE GIVEN, THEN THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING.

Please mark, sign, date and return this proxy card in the enclosed reply envelope, or submit your proxy by telephone or via the Internet. In order for your proxy to be voted, your proxy must be received by mail no later than 5:00 p.m., Eastern Daylight Time, on July 10, 2002. If you submit your proxy by telephone or via the Internet, you may transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, on July 10, 2002. Telephone and Internet instructions are located on the reverse side of this proxy card. Submitting your proxy will not affect your right to vote in person if you decide to attend the Annual General Meeting.

NOTICE OF PRELIMINARY VOTE IN CONNECTION WITH
2002 ANNUAL GENERAL MEETING OF SHAREHOLDERS

June 4, 2002

In accordance with the terms of the Voting Agreement, dated as of April 18, 2001, among Accenture Ltd and the Covered Persons (partners and former partners who have signed the Voting Agreement), a preliminary vote concerning the matters to be voted upon at the 2002 Annual General Meeting of Shareholders of Accenture Ltd (the “Annual Meeting”) will be concluded on Friday, June 28, 2002.

The record date for determining the shareholders entitled to vote in the preliminary vote, or any adjournments or postponements thereof, was the close of business on May 24, 2002. Additional information regarding the matters to be acted upon at the Annual Meeting with respect to which this preliminary vote is being conducted can be found in the accompanying proxy statement.

As an Accenture partner who signed the Voting Agreement, you are a “Covered Person,” and certain of your Accenture Ltd shares are “Covered Shares,” under the Voting Agreement. For purposes of the preliminary vote, your Covered Shares include (1) any Class X common shares that you hold, (2) any Class A common shares that you beneficially owned as of the record date and as of or prior to the initial public offering of the Class A common shares, (3) any shares you received from Accenture while you were an employee or a partner, or that you received in connection with becoming a partner and (4) any Class A common shares that you were required to acquire by Accenture.

As a Covered Person and a shareholder of record, you will be submitting a ballot instead of a proxy card. You will be voting on the same matters as the other Accenture shareholders but as a Covered Person, you will be participating in the preliminary vote. Under the Voting Agreement, you gave an irrevocable proxy to the partners representatives to vote your covered shares at the Annual Meeting. At the Annual Meeting, the partners representatives will vote all of your Class A common shares and Class X common shares covered by the Voting Agreement in accordance with the results of the preliminary vote. In addition, you authorized the partners representatives to vote on any other matters that come before the Annual Meeting as the holders see fit in their discretion, so long as the discretionary vote is consistent with the preliminary vote and does not frustrate the intent of the preliminary vote.

You should note that only your Covered Shares will be voted in accordance with the preliminary vote. If you own any shares that are not Covered Shares (such as any Class A common shares that you have purchased on the open market), you will be receiving a proxy card for those shares, and you should submit a completed proxy in order to have those shares voted at the Annual Meeting.

You may submit your vote over the telephone by accessing the number indicated on the ballot, or via the Internet at www.proxyvote.com. You may submit your vote up until 11:59 p.m., Eastern Daylight Time, on June 28, 2002.

PLEASE SUBMIT YOUR VOTE BY JUNE 28, 2002

Accenture Ltd Cedar House 41 Cedar Avenue Hamilton HM12 Bermuda
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Time, on June 28, 2002. Have your ballot in hand when you access the website. You will be prompted to enter your 12-digit Control Number, which is located below, to obtain your records and to create an electronic ballot.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Time, on June 28, 2002. Have your ballot in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below, and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL –
Mark, sign and date your ballot and return in it to Accenture, c/o ADP, 51 Mercedes Way, Edgewood, New York 11717 USA, by 5:00 P.M., Eastern Daylight Time, on June 28, 2002.

THIS BALLOT IS VALID ONLY WHEN SIGNED AND DATED.

ACCENTURE LTD

The Board of Directors recommends that you vote “FOR” Proposal 1 and “FOR” Proposal 2. Proposal on Appointment of Directors:
1.    Appointment and re-appointment of the following 9 nominees to the Board of Directors—01) Joe W. Forehand, 02) Joel P. Friedman, 03) Blythe J. McGarvie, 04) Sir Mark Moody-Stuart, 05) Masakatsu Mori, 06) Steven A. Ballmer, 07) Dina Dublon, 08) Robert I. Lipp and 09) Wulf von Schimmelmann
	For Withhold For All All All Except ☐ ☐ ☐	To withhold authority to vote for a particular nominee (or nominees), mark “For All Except” and write the number(s) of the exception(s) on the line below.

Proposal on Appointment of KPMG LLP:	For	Against	Abstain
2. Appointment of KPMG LLP as independent auditors for the 2002 fiscal year and authorization of the Board of Directors to determine KPMG LLP’s remuneration.	☐	☐	☐

THE UNDERSIGNED HEREBY CASTS HIS OR HER VOTE IN THE PRELIMINARY VOTE OF CLASS A COMMON SHARES AND CLASS X COMMON SHARES OF ACCENTURE LTD BENEFICIALLY OWNED BY THE UNDERSIGNED AND SUBJECT TO THE VOTING AGREEMENT.

If you plan to attend the Annual General
Meeting, please check this box:    ☐

(Please sign this ballot exactly as your name appears elsewhere on this ballot. Ballots should be dated when signed.)

Signature [PLEASE SIGN WITHIN BOX]	Date

ACCENTURE LTD

BALLOT FOR THE PRELIMINARY VOTE OF COMMON SHARES
SUBJECT TO THE VOTING AGREEMENT, TO BE CAST IN CONNECTION WITH THE
2002 ANNUAL GENERAL MEETING OF SHAREHOLDERS
JULY 11, 2002

This ballot relates to the 2002 Annual General Meeting of Shareholders of Accenture Ltd and covers all Class A common shares and Class X common shares beneficially owned by you and subject to that certain Voting Agreement, dated as of April 18, 2001, to which you are a party.

THIS BALLOT, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF YOU SIGN AND RETURN THIS BALLOT BUT NO DIRECTIONS ARE GIVEN, THEN THIS BALLOT WILL BE VOTED “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.

Please mark, sign, date and return this ballot in the enclosed reply envelope, or submit your ballot by telephone or via the Internet. In order for your ballot to be voted, your ballot must be received by mail no later than 5:00 p.m., Eastern Daylight Time, on June 28, 2002. If you submit your ballot by telephone or via the Internet, you may transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, on June 28, 2002. Telephonic and Internet instructions are located on the reverse side of this ballot.